As Filed with the Securities and Exchange Commission on
                                January 21, 1998

                                      REGISTRATION NO. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                         -----------------------------
                                    FORM S-4


                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         -----------------------------
                              HIBERNIA CORPORATION
             (Exact name of registrant as specified in its charter)

Louisiana              6711                     72-0724532
(State or other        (Primary Standard        (I.R.S. Employer
jurisdiction of        Industrial               Identification No.)
incorporation or       Classification
organization)          Code Number)

                              313 Carondelet Street
                          New Orleans, Louisiana 70130
                                 (504) 533-5332
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          -----------------------------
                                  Gary L. Ryan
                   Senior Vice President and Corporate Counsel
                              Hibernia Corporation
                              313 Carondelet Street
                          New Orleans, Louisiana 70130
                                 (504) 533-5560
       (Name, address, including zip code, and telephone number, including area code of agent for service)

                                   COPIES TO:

Mark A. Fullmer, Esq.                 Joseph M. Ford, Esq.
Locke Purnell Rain Harrell            Ford & Ferraro, LLP
Pan American Life Center              Suite 2000
601 Poydras Street, Suite 2400        98 San Jacinto Boulevard
New Orleans, Louisiana  70130-6036    Austin, Texas  78701-4286
(504) 558-5148                        (512) 476-2020



                      ----------------------------



APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO
THE PUBLIC:

     As soon as practicable after this registration statement is declared effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ______
                                               /------/


CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------

Title of each   Amount to be   Proposed   Proposed   Amount of
class of        registered     maximum    maximum    registration
securities to                  offering   aggregate  fee (1)
be registered                  price per  offering
                               share (1)  price (1)
-----------------------------------------------------------------

Class A
Common Stock,
no par value   3,690,616       $6.73      $24,843,262   $7,329
               shares
-----------------------------------------------------------------

(1) Based upon the book value of the securities to be received by the registrant or cancelled in the exchange or transaction as of September 30, 1997 of $24,843,262 pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                OF
                      FIRSTSHARES OF TEXAS, INC.
                       ________ __, 1998

     NOTICE IS HEREBY GIVEN that, pursuant to the call of the Board of Directors of Firstshares of Texas, Inc. ("Firstshares"), a Special Meeting of the shareholders of Firstshares will be held at the main office of Firstshares of Texas, Inc., 100 North Bolivar, Marshall, Texas 75670 on ________ __, 1998 at 3:00 P.M., for the purpose of considering and voting upon the following matters:

     1. A proposal to approve (a) the Agreement and Plan of Merger effective as of October 24, 1997 (the "Agreement") between Firstshares and Hibernia Corporation ("Hibernia") pursuant to which (i) Firstshares will be merged (the "Merger") into Hibernia (which will survive the Merger) and (ii) each outstanding share of common stock, $4.00 per share par value, of Firstshares ("Firstshares Common Stock") will be converted into 7.15 shares of Class A common stock, no par value, of Hibernia as described more fully in the accompanying Proxy Statement - Prospectus) and (b) the Merger.

     2. The transaction of such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on _______ __, 1998 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting.

     Each share of Firstshares Common Stock will entitle the holder thereof to one vote on all matters that come before the Special Meeting. Approval of the Merger will require the affirmative vote of two-thirds of the issued and outstanding shares of Firstshares Common Stock, in person or by proxy, at the Special Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF FIRSTSHARES COMMON STOCK VOTE "FOR" THE APPROVAL OF THE AGREEMENT AND THE MERGER.

     Whether you intend to attend the Special Meeting, and regardless of the number of shares you own, your vote is important. Please take a moment to complete, date and sign the enclosed proxy card. Your proxy may be revoked by notice to the Secretary of Firstshares prior to the date of the Special Meeting, by attending the Special Meeting or by executing and delivering a later dated proxy to the Secretary prior to the Special Meeting.

                                        By Order of the Board of Directors,


                                        Norman S. Bynum
                                        Secretary



                                PROXY STATEMENT


                           FIRSTSHARES OF TEXAS, INC.
                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON ________ __, 1998


                                   PROSPECTUS

                              HIBERNIA CORPORATION

                              3,690,616 SHARES OF
                              CLASS A COMMON STOCK
                                 (NO PAR VALUE)


        This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $4.00 per share (the "Firstshares Common Stock"), of Firstshares of Texas, Inc., a Texas corporation ("Firstshares"), in connection with the solicitation of proxies by the Board of Directors of Firstshares for use at a special meeting of shareholders (the "Special Meeting") to be held at 3:00 P.M., local time, on ________ __, 1998, at the office of Firstshares, 100 North Bolivar, Marshall, Texas 75670, and at any adjournments or postponements thereof.

        At the Special Meeting, the holders of record of Firstshares Common Stock as of the close of business on _______ __, 1998 (the "Record Date") will consider and vote upon a proposal to approve (a) the Agreement and Plan of Merger effective as of October 24, 1997 (the "Agreement") between Firstshares and Hibernia Corporation ("Hibernia") pursuant to which (i) Firstshares will be merged (the "Merger") into Hibernia and Hibernia will be the corporation surviving the Merger and (ii) each outstanding share of Firstshares Common Stock, except for shares of Firstshares Common Stock owned by Hibernia or its subsidiaries and shares as to which dissenters' rights have been exercised and perfected under Texas law, will be converted into 7.15 shares of common stock, no par value, of Hibernia ("Hibernia Common Stock") and (b) the Merger. Cash will be paid in lieu of issuing fractional shares. For a description of the Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "PROPOSED MERGER."

        This Proxy Statement-Prospectus also constitutes a prospectus of Hibernia with respect to the shares of Hibernia Common Stock to be issued pursuant to the Agreement if the Merger is consummated. The actual number of shares of Hibernia Common Stock to be issued will be determined in accordance with the terms of the Agreement.
See "PROPOSED MERGER -- Terms of the Merger."

        The outstanding shares of Hibernia Common Stock are listed on the New York Stock Exchange, Inc. (the "NYSE"). The reported last sale price of Hibernia Common Stock on the NYSE Composite Transactions Reporting System on January __, 1998 was $______ per share.

        This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of Firstshares on or about January __, 1998.

        No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement- Prospectus, and, if given or made, such information or representation may not be relied upon as having been made by Hibernia or Firstshares.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE SHARES OF HIBERNIA COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this Proxy Statement-Prospectus is January 21, 1998.



                               TABLE OF CONTENTS


                                                                 Page
INTRODUCTION                                                        9
AVAILABLE INFORMATION                                               9
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                    10
THE PARTIES TO THE MERGER                                          11
Hibernia                                                           11
Results for the Year Ended December 31, 1997                       13
Selected Financial Data                                            14
Firstshares                                                        17
Firstshares Selected Financial Information                         18
Pro Forma Combined Selected Financial Information (Unaudited)      21
Comparative Per Share Information (Unaudited)                      23
SUMMARY                                                            25
The Proposed Merger                                                25
Management and Operations After the Merger                         25
Recommendation of the Board of Directors                           25
Basis for the Terms of the Merger                                  26
Advice and Opinion of Financial Advisor                            26
Votes Required                                                     26
Conditions; Abandonment; Amendment                                 28
Interests of Certain Persons in the Merger                         28
Employee Benefits                                                  28
Material Tax Consequences                                          29
Dissenters' Rights                                                 30
Differences in Shareholders' Rights                                30
Accounting Treatment                                               30
Merger Activity                                                    30
MEETING INFORMATION                                                31
Solicitation and Revocation of Proxies                             31
Vote Required                                                      32
Recommendation                                                     33
PROPOSED MERGER                                                    33
General                                                            33
Background of and Reasons for the Merger                           34
Terms of the Merger                                                35
Opinion of Financial Advisor                                       36
Closing Date and Effective Date of the Merger                      38
Employee Benefits                                                  38
Surrender and Exchange of Stock Certificates                       39
Expenses                                                           40
Representations and Warranties; Conditions to the Merger; Waiver   40
Regulatory and Other Approvals                                     41
Business Pending the Merger                                        42
Termination                                                        43
Management and Operations After the Merger                         44
Certain Differences in Rights of Shareholders                      44
Interests of Certain Persons in the Merger                         48
Material Tax Consequences                                          49
Resale of Hibernia Common Stock                                    50
Rights of Dissenting Shareholders                                  51
Accounting Treatment                                               54
CERTAIN REGULATORY CONSIDERATIONS                                  54
General                                                            54
Payment of Dividends                                               55
Restrictions on Extensions of Credit                               55
PRO FORMA FINANCIAL INFORMATION                                    57
CERTAIN INFORMATION CONCERNING FIRSTSHARES                         68
Description of Business                                            68
Supervision and Regulation                                         69
Competition                                                        70
Employees                                                          70
Properties                                                         71
Legal Proceedings                                                  71
Market Prices and Dividends                                        72
Security Ownership of Principal Shareholders and Management        73
FIRSTSHARES CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS
ENDED AS OF AND FOR SEPTEMBER 30, 1997 AND 1996 (Unaudited)        76
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRSTSHARES OF TEXAS, INC. FOR THE
NINE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996        84
FIRSTSHARES CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
AS OF AND FOR DECEMBER 31, 1996 AND DECEMBER 31, 1995
(Audited)                                                          90
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRSTSHARES OF TEXAS, INC. FOR THE
TWELVE MONTHS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995       111
RELATIONSHIP WITH INDEPENDENT AUDITORS                            122
VALIDITY OF SHARES                                                122
EXPERTS                                                           122
APPENDICES                                                        123
APPENDIX A                                                        123
APPENDIX B                                                        148
APPENDIX C                                                        149
APPENDIX D                                                        155
PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS                  156
     Item 20 Indemnification of Directors and Officers            156
     Item 21 Exhibits and Financial Statement Schedules           158
Item 22 Undertakings                                              162



                                  INTRODUCTION

        If the shareholders of Firstshares approve the Agreement and the Merger, Firstshares will be merged into Hibernia and Hibernia will be the corporation surviving the Merger. If the Merger is completed, shareholders of Firstshares (except for shareholders who exercise and perfect their dissenters' rights under Texas law) will receive 7.15 shares of Hibernia Common Stock for each share of Firstshares Common Stock they own at the time the Merger is effective. Shareholders of Firstshares will be paid cash in lieu of any fractional shares of Hibernia Common Stock to which they may otherwise be entitled. See "PROPOSED MERGER - Terms of the Merger." This Registration Statement relates to 3,690,616 shares of Hibernia Common Stock, which is the maximum number of shares of Hibernia Common Stock that Hibernia will issue to the shareholders of Firstshares in connection with the Merger.

        Shareholders of Firstshares will be asked to approve the Agreement and Merger at a Special Meeting to be held on ________ __, 1998. The proxy statement relating to such Special Meeting is included in this Proxy Statement-Prospectus.

        The terms of the Merger are described in this Proxy Statement-Prospectus (see "Proposed Merger"), and a copy of the Agreement is attached hereto as Appendix A for reference.

                              AVAILABLE INFORMATION

        Hibernia is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web Site that contains reports, proxy and information statements and other information and the address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning Hibernia may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the shares of Hibernia Common Stock are listed.

        In addition to the above, Hibernia news releases, product and service information and other useful data can be accessed through Hibernia's internet Web Site at http:/www.hiberniabank.com.

        Hibernia has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Hibernia Common Stock offered hereby. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Hibernia and the Hibernia Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement-Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission and the NYSE, as set forth above.

        All information contained in this Proxy Statement-Prospectus relating to Hibernia and its subsidiaries has been supplied by Hibernia, and all information relating to Firstshares and its subsidiaries has been supplied by Firstshares.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        Incorporated by reference in this Proxy Statement-Prospectus are the following documents filed by Hibernia with the Commission pursuant to the Exchange Act: Hibernia's (1) Annual Report on Form 10-K for the year ended December 31, 1996, (2) definitive Proxy Statement dated March 19, 1997 relating to its 1997 Annual Meeting of Shareholders held on April 29, 1997 except for the information contained therein under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "Executive Compensation -- Stock Performance Graph", which are expressly excluded from incorporation in this Registration Statement, (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, (4) the Description of Capital Stock included in its Current Report on Form 8-K dated November 2, 1994, and (5) Current Reports on Form 8-K dated May 12, May 28, July 1, July 28, September 22, October 27, 1997 and January 12, 1998.

        All documents subsequently filed by Hibernia with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the termination of the offering of Hibernia Common Stock made hereby will be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date such documents are filed, except that any and all information included in any proxy statement filed by Hibernia under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "Executive Compensation -- Stock Performance Graph" are hereby expressly excluded from such incorporation by reference. No statement made herein will be deemed to modify or supercede any statement contained in a document incorporated or deemed to be incorporated by reference. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

        Hibernia will provide, without charge, to each person, including any beneficial owner, to whom this Proxy Statement- Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Written or oral requests should be directed to Hibernia Corporation, 313 Carondelet Street, New Orleans, Louisiana 70130, Attention:
Assistant Secretary, Telephone (504) 533-3411. To ensure timely delivery, any request should be made before __________, 1998.

                            THE PARTIES TO THE MERGER

Hibernia

        Hibernia is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). As of September 30, 1997, Hibernia had total consolidated assets of approximately $10.1 billion and shareholders' equity of approximately $1 billion. As of September 30, 1997, Hibernia was ranked, on the basis of total assets, as the largest bank holding company headquartered in Louisiana.

        As of September 30, 1997, Hibernia had two banking subsidiaries, Hibernia National Bank ("HNB"), that provides retail and commercial banking services through approximately 202 banking offices throughout Louisiana, and Hibernia National Bank of Texas ("HNBT"), that provides retail and commercial banking services through approximately 12 banking offices in four Texas counties. As of September 30, 1997, HNB was the largest bank headquartered in Louisiana.

        From time to time, Hibernia investigates and holds discussions and negotiations in connection with possible mergers or similar transactions with other financial institutions. On August 31, 1997, Hibernia consummated the acquisition of Executive Bancshares, Inc. in northeast Texas. On November 7, 1997, Hibernia consummated the acquisition of Unicorp Bancshares-Texas, Inc. in southeast Texas. On January 1, 1998, Hibernia consummated the acquisition of Northwest Bancshares of Louisiana, Inc. in northwest Louisiana. At the date hereof, Hibernia has entered into a definitive merger agreement with ArgentBank. The proposed transaction with ArgentBank is subject to various conditions, including approval by the shareholders of ArgentBank. See "Summary -- Merger Activity".

        Hibernia expects to pursue other possible acquisition opportunities and intends to continue to pursue such opportunities in the near future when available and feasible in the light of Hibernia's business and strategic plans. Although it is anticipated that such transactions may be entered into both before and after the Merger, there can be no assurance as to when or if, or the terms upon which, such transactions may be pursued or consummated. If required under applicable law, any such transactions would be subject to regulatory approval and the approval of shareholders of the acquired institution.

     The principal executive offices of Hibernia are located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is (504) 533-5532. For additional information concerning the business and financial condition of Hibernia, reference is made to the Hibernia reports incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."




Results for the Year Ended December 31, 1997

        On January 14, 1998, Hibernia reported 1997 net income of $137.4 million ($1.00 per common share), up 22% from $112.8 million ($.85 per common share) in 1996. In addition, loans and deposits continued to grow, and profitability measures improved.

        For the fourth quarter, net income rose to $38.3 million ($.28 per common share), up 21% from $31.8 million ($.23 per common share) during the same period in 1996.



EARNINGS SNAPSHOT
(000s, except per common share)

FULL YEAR           `97            `96            Chg

Net income          $137,389       $112,818       22%


Net income
per common
share                  $1.00           $.85       18%


Avg common
shares*              130,795        130,161        -%

FOURTH QUARTER      `97            `96            Chg

Net income           $38,348        $31,791       21%


Net income
per common
share                   $.28           $.23       22%


Avg common
Shares*              131,103        130,475        -%

* Net of uncommitted ESOP shares



     Returns on assets (ROA) and common equity (ROCE) grew to 1.38% and 14.63%, respectively, for 1997, up from 1.34% and 13.83% in 1996. For the fourth quarter, ROA and ROCE were 1.44% and 15.70%, respectively, strong improvements from 1.37% and 14.37% for the same period in 1996.

     Total loans were $7.6 billion at December 31, 1997, up 23% from $6.2 billion at December 31, 1996. Consumer loans at the end of 1997 were $3.1 billion, an 18% increase from a year earlier; small-business banking loans grew 15% to $1.4 billion; and commercial loans were up 32% to $3.1 billion.

     Nonperforming assets totaled $25.2 million at December 31, 1997, virtually unchanged from $25.0 million a year earlier and down 15.4% from $29.7 million at September 30, 1997. Delinquencies at year-end 1997 declined in all categories compared to year-end 1996. Loans delinquent 30 days or more were 0.79% of total loans at December 31, 1997, down from 1.23% a year earlier. Consumer delinquencies at the end of 1997 were 1.30%, an improvement from 1.55%. Commercial and small-business delinquencies declined to 0.18% and 1.00%, respectively, from .84% and 1.31%. The nonperforming-asset ratio was 0.33% at the end of 1997, down from 0.40% a year earlier. Reserve coverage of nonperforming loans totaled 528% at December 31, 1997, compared to 802% at the end of 1996.

     Total deposits at December 31, 1997, increased 7% to $8.6 billion, compared to $8.1 billion a year earlier. Contributing to the growth was Tower Super Savings, introduced in early 1997 and featuring competitive interest rates, liquidity and safety.

     Additional 1997 results were as follows:

          Total assets were $11.0 billion at the end of 1997, up 15% from $9.6 billion a year earlier.

          An 18% increase in average earning assets in 1997 resulted in a 14% increase in net interest income to $427.8 million from $375.6 million in 1996. The net interest margin was 4.75%, compared to 4.89% in 1996. The margin change resulted from the increased use of market-rate funds to support Hibernia's growing loan volume.

          Excluding gains and losses on securities transactions, noninterest income grew 21% to $142.7 million from $117.9 million in 1996.

          Noninterest expense totaled $361.9 million, up 11% from $327.0 million in 1996. Excluding certain merger-related expenses for both years and nonrecurring items in 1996, noninterest expense would have been $358.6 million, up 14% compared to $315.3 million in 1996.

          The efficiency ratio was 62.45%, improved from 65.40% in 1996. Excluding the effect of the amortization of intangibles related to purchase transactions, the tangible efficiency ratio was 60.31%, an improvement from 64.07% for 1996.

          Shareholders' equity grew 10% to $1,050.3 million at December 31, 1997, from $951.9 million a year earlier. Market capitalization grew 43% to $2.5 billion, an all-time high, from $1.8 billion at the end of 1996.

Selected Financial Data

        The closing market price per share of Hibernia Common Stock on the NYSE on October 23, 1997, the business day prior to the announcement of the proposed Merger was $17.9375. There can be no assurance of the market price of Hibernia Common Stock on the Closing Date.

Selected Fianacial Data of Hibernia

        The  following   table  sets  forth  certain   consolidated   financial
information for Hibernia. This information is based on the consolidated financial statements and related notes of Hibernia contained in (i) its Annual Report on Form 10-K for the year ended December 31, 1996 after giving effect for the merger with Executive Bancshares, Inc. consummated on August 31, 1997, which was accounted for as a pooling of interests, and (ii) its Quarterly Report on Form 10-Q for September 30, 1997. See "Incorporation by Reference."

HIBERNIA CORPORATION
SELECTED FINANCIAL INFORMATION

                                                              Year Ended December 31                     9 Months Ended September 30
------------------------------------------------------------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)
                                            1996          1995          1994          1993          1992          1997          1996
------------------------------------------------------------------------------------------------------------------------------------

Net interest income ................  $  370,326    $  324,309    $  304,397    $  299,337    $  296,654    $  313,185    $  268,585
Income from continuing operations ..     110,717       129,698       102,335        73,543        13,395        97,823        79,583
Per common share:
   Income from continuing operations        0.85          1.01          0.79          0.57          0.18          0.72          0.62
   Cash dividends ..................        0.29          0.25          0.19          0.03             -          0.24          0.21
   Book value ......................        6.58          6.06          4.98          4.66          4.01          7.08          6.34


SELECTED PERIOD-END BALANCES

Debt ...............................      53,881        36,069        23,395        41,921        42,544       106,777        20,863
Total assets .......................   9,443,127     7,855,631     7,388,374     7,211,785     7,063,099    10,081,093     8,932,304



Firstshares

        Firstshares is a Texas corporation and a registered bank holding company under the BHCA which owns all of the issued and outstanding shares of stock of Firstshares Intermediate Holding Company, Inc., a Delaware corporation and a registered bank holding company under the BHCA ("Firstshares - Delaware"). Firstshares - Delaware owns all of the outstanding stock of First National Bank, a national banking association (the "Bank"). As of September 30, 1997, Firstshares had total consolidated assets of $289 million and shareholders' equity of $25 million. The Bank has five offices in five counties in Texas. The Bank engages in retail and commercial banking services, including taking deposits and extending secured and unsecured credit.

        The principal offices of Firstshares are located at 100 North Bolivar, Marshall, Texas 75670 and its telephone number is (903) 935-9331. For additional information concerning the business of Firstshares and its financial condition, see "CERTAIN INFORMATION CONCERNING FIRSTSHARES", "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FIRSTSHARES" and "FIRSTSHARES CONSOLIDATED FINANCIAL INFORMATION."

Selected Financial Data of Firstshares of Texas, Inc.

         The following selected financial information of Firstshares with respect to each year in the three-year period ended December 31, 1996 and the nine-month periods ended September 30, 1997 and 1996 has been derived from the financial statements of Firstshares. The information set forth below should be read in conjunction with Firstshares' financial statements, the notes thereto, and Firstshares' Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1996 and 1995 and the nine-month periods ended September 30, 1997 and 1996 appearing elsewhere in this Proxy Statement/Prospectus.


FIRSTSHARES OF TEXAS, INC.
SELECTED FINANCIAL INFORMATION
                                                                                     (Unaudited)
                                                  Year Ended December 31       9 Months Ended September 30
-------------------------------------------------------------------------------------------------------------
($ in thousands, except per share amounts)
                                            1996        1995        1994             1997          1996
-------------------------------------------------------------------------------------------------------------
Net interest income ................    $ 10,204    $  9,238    $  8,834         $  8,559       $  7,561
Income from continuing operations ..       2,739       2,132       1,901            2,539          1,882
Per common share:
   Income from continuing operations        5.33        4.20        3.48             4.92           3.65
   Cash dividends ..................        0.73        0.58        0.50             0.54           0.48
   Book value ......................       41.70       39.37       31.87            48.13          39.61


SELECTED PERIOD-END BALANCES

Debt ...............................           -         675           -                -              -
Total assets .......................     253,927     245,826     214,963          288,813        247,318

FIRSTSHARES OF TEXAS, INC.

QUARTERLY INCOME RESULTS
--------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)

--------------------------------------------------------------------------------
                           3/31/97       6/30/97       9/30/97
--------------------------------------------------------------------------------
Interest income ....        $4,375        $4,820        $5,070
Net interest income          2,652         2,853         3,054
Net income .........           753           967           819
Net income per share          1.46          1.87          1.59



--------------------------------------------------------------------------------
                           3/31/96       6/30/96       9/30/96      12/31/96
--------------------------------------------------------------------------------
Interest income ....        $4,234        $4,218        $4,359        $4,393
Net interest income          2,490         2,480         2,591         2,643
Net income .........           587           653           642           857
Net income per share          1.14          1.27          1.25          1.66


--------------------------------------------------------------------------------
                           3/31/95       6/30/95       9/30/95      12/31/95
--------------------------------------------------------------------------------
Interest income ....        $3,593        $3,750        $4,087        $4,210
Net interest income          2,302         2,275         2,275         2,386
Net income .........           539           497           518           578
Net income per share          1.06          0.98          1.02          1.14

Pro Forma Combined Selected Financial Data (Unaudited)

         The following table sets forth certain unaudited pro forma combined selected financial information for Hibernia, after giving effect to the merger with Executive Bancshares, Inc. (Executive), consummated on August 31, 1997 as discussed in Note A to the Pro Forma Combined Income Statements, and Firstshares. The pro forma information, which reflects the Merger and the consummated merger with Executive using the pooling-of-interests method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the mergers been consummated at the beginning of the periods indicated or that may be obtained in the future. See "Pro Forma Financial Information" contained elsewhere herein.

PRO FORMA HIBERNIA CORPORATION*
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION


                                                       Year Ended December 31            9 Months Ended September 30
------------------------------------------------------------------------------------------------------------------------
Unaudited ($ in thousands, except per share amounts)
                                                1996            1995            1994            1997           1996
------------------------------------------------------------------------------------------------------------------------
Net interest income ................     $   380,530     $   333,547     $   313,231     $   321,744     $   276,146
Income from continuing operations ..         113,456         131,830         104,236         100,362          81,465
Per common share:
   Income from continuing operations            0.85            1.00            0.79            0.72            0.62
   Cash dividends ..................            0.29            0.25            0.19            0.24            0.21
   Book value ......................            6.56            6.04            4.97            7.07            6.32


SELECTED PERIOD-END BALANCES

Debt ...............................          53,881          36,744          23,395         106,777          20,863
Total assets .......................       9,697,054       8,101,457       7,603,337      10,369,906       9,179,622
---------------
*  Includes Hibernia Corporation and Firstshares of Texas, Inc.

Comparative Per Share Information (Unaudited)

         The following table sets forth for Hibernia Common Stock and Firstshares Common Stock certain unaudited pro forma combined and unaudited pro forma equivalent per share financial information for the nine-month periods ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994. Information under the column titled "Hibernia Corporation" is based on (i) Hibernia's Annual Report on Form 10-K for the year ended December 31, 1996, after giving effect for the merger with Executive Bancshares, Inc. (Executive) consummated on August 31, 1997, which was accounted for as a pooling of interests, and (ii) Hibernia's Quarterly Report on Form 10-Q for the nine-month period ended September 30, 1997. Information under the column titled "Firstshares of Texas, Inc." is based on, and should be read in conjunction with, the historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations of Firstshares contained elsewhere in this Proxy Statement/Prospectus.

     Information under the column entitled "Pro Forma Hibernia Corporation (with Firstshares of Texas, Inc.)" is based upon the pro forma financial statements and related notes contained elsewhere herein. Such pro forma combined information, which reflects the Merger and the consummated merger with Executive, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the mergers been consummated at the beginning of the periods indicated or that may be obtained in the future. The pro forma combined information gives effect to the issuance, in each of the periods presented, of 1,161,680 shares of Hibernia Common Stock for all of the outstanding shares of Executive Common Stock and of 7.15 shares of Hibernia Common Stock for each outstanding share of Firstshares Common Stock. The pro forma combined information assumes the Average Market Price of Hibernia Common Stock will be $18.50 per share. See "THE PROPOSED MERGER - Terms of the Merger."

         The information under the column entitled "Firstshares of Texas, Inc. Pro Forma Equivalent" is derived by multiplying the amounts contained in the column titled "Pro Forma Hibernia Corporation (with Firstshares of Texas, Inc.)" by the Exchange Ratio (as defined in the Merger Agreement) of 7.15. See "THE PROPOSED MERGER - Terms of the Merger."


HIBERNIA CORPORATION AND FIRSTSHARES OF TEXAS, INC.

COMPARATIVE PER SHARE INFORMATION
-------------------------------------------------------------------------------------------
Unaudited
                                                                              PRO FORMA
                                                              HIBERNIA      FIRSTSHARES
                                                           CORPORATION    OF TEXAS, INC.
                          HIBERNIA     FIRSTSHARES   (WITH FIRSTSHARES        PRO FORMA
                       CORPORATION   OF TEXAS, INC.    OF TEXAS, INC.)       EQUIVALENT
-------------------------------------------------------------------------------------------
Per Common Share:
Income from continuing operations:
  For the nine months ended September 30,
       1997                 $ 0.72          $ 4.92            $ 0.72            $ 5.15
       1996                   0.62            3.65              0.62              4.43
  For the year ended December 31,
       1996                 $ 0.85          $ 5.33            $ 0.85            $ 6.08
       1995                   1.01            4.20              1.00              7.15
       1994                   0.79            3.48              0.79              5.65

Cash dividends:
  For the nine months ended September 30,
       1997                 $ 0.24          $ 0.54            $ 0.24            $ 1.72
       1996                   0.21            0.48              0.21              1.50

 For the year ended December 31,
       1996                 $ 0.29          $ 0.73            $ 0.29            $ 2.07
       1995                   0.25            0.58              0.25              1.79
       1994                   0.19            0.50              0.19              1.36

Book Value:
  At September 30, 1997     $ 7.08          $48.13            $ 7.07            $50.55
  At December 31, 1996        6.58           41.70              6.56             46.90




                                     SUMMARY

        This summary is necessarily general and abbreviated and has been prepared to assist shareholders of Firstshares in their review of this Proxy Statement-Prospectus. This summary is not intended to be a complete explanation of the matters covered in this Proxy Statement-Prospectus and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the Appendices hereto and the documents incorporated herein by reference. Shareholders of Firstshares are urged to read all of those documents in their entirety prior to the Special Meeting.

The Proposed Merger

        The shareholders of Firstshares will consider and vote upon the Agreement and the Merger at the Special Meeting. If the shareholders of Firstshares approve the Agreement and the Merger and the other conditions to the consummation of the Merger are satisfied (see "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver"), the Merger will be consummated on a date thereafter chosen by the parties (the "Effective Date").

        Shareholders of Firstshares, other than shareholders of Firstshares who exercise and perfect dissenters' rights under Texas law, will receive 7.15 shares of Hibernia Common Stock in exchange of each share of Firstshares Common Stock they own (the "Exchange Rate"). Firstshares shareholders will also be paid cash in lieu of any fractional share of Hibernia Common Stock to which they may otherwise be entitled.

Management and Operations After the Merger

        Firstshares, Firstshares - Delaware and the Bank will cease to exist after Merger. The business of the Bank will be conducted through HNBT after the merger. The Boards of Directors of Hibernia and HNBT following the Merger shall consist of those persons serving as directors immediately prior to the Merger.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS OF FIRSTSHARES HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE MERGER, BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF FIRSTSHARES AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE MERGER AND THE RELATED AGREEMENT. (See "MEETING INFORMATION.") The Board of Directors has received from Keefe, Bruyette & Woods, Inc. ("Keefe, Bruyette") an opinion that the terms of the Merger are fair, from a financial point of view, to the shareholders of Firstshares. See "PROPOSED MERGER -- Opinion of Financial Advisor." Firstshares Board believes that the Merger will provide significant value to all Firstshares shareholders. In recommending the Merger to the shareholders, Firstshares Board of Directors considered, among other factors, the financial terms of the Merger, the liquidity it will afford Firstshares shareholders and the business earnings and potential for future growth of Firstshares and Hibernia. See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Basis for the Terms of the Merger

        A number of factors were considered by the Board of Directors of Firstshares in approving the terms of the Merger, including, without limitation, information concerning the financial condition, results of operations and prospects of Hibernia, Firstshares, HNB, HNBT, and the Bank; the ability of Firstshares to compete in its relevant banking markets and to face additional competitive pressures due to changes in the regulatory environment; the market price of Hibernia Common Stock; the absence of an active trading market for Firstshares Common Stock; the consideration to be received by Firstshares shareholders in relation to Firstshares earnings and book value; the anticipated tax-free nature of the Merger to Firstshares shareholders for federal income tax purposes; and the financial terms of other recent business combinations in the banking industry. See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Advice and Opinion of Financial Advisor

        Keefe, Bruyette has rendered an opinion to Firstshares that, based on and subject to the procedures, matters and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the terms of the Merger are fair, from a financial point of view, to the shareholders of Firstshares. Keefe, Bruyette's opinion is attached as Appendix B to this Proxy Statement - Prospectus. Shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "PROPOSED MERGER - - Opinion of Financial Advisor."

Votes Required

     Approval of the Merger requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Firstshares Common Stock, in person or by proxy, at the Special Meeting. (See "MEETING INFORMATION.") The Board of Directors has fixed the close of business on _______ __, 1998 as the record date (the "Record Date") for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting. Directors and executive officers of Firstshares own 273,085 shares of Firstshares Common Stock, representing 52.90% of the Firstshares Common Stock issued and outstanding as of the Record Date. See "CERTAIN INFORMATION CONCERNING FIRSTSHARES -- Security Ownership of Principal Shareholders and Management." Subject to the fairness opinion from Keefe, Bruyette having not been withdrawn, the directors of Firstshares have agreed to vote the stock for which they have voting power in favor of approval of the Merger and the related Agreement at any meeting of Firstshares shareholders held before June 30, 1998 at which the Merger is considered, unless they are legally required to abstain from voting or to vote against the Merger in the opinion of their counsel. See "MEETING INFORMATION" and "CERTAIN INFORMATION CONCERNING FIRSTSHARES -- Ownership of Management." In the absence of those circumstances, approval of the Merger and related Agreement by the shareholders of Firstshares is assured. Approval of the Merger by shareholders of Hibernia is not required under the laws of the State of Louisiana.

Conditions; Abandonment; Amendment

        Consummation of the Merger is subject to the satisfaction of a number of conditions, including, among others, approval of the Agreement by the required vote of the shareholders of Firstshares, approval of the proposed transactions by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and the Office of the Comptroller of the Currency ("OCC") and exercise and perfection of dissenters' rights pursuant to Texas law by shareholders of Firstshares holding in the aggregate no more than 10% of the Firstshares Common Stock outstanding on the Closing Date. Applicable law provides that the Merger may not be consummated until at least 15, and the Federal Reserve Board requires that the Merger be consummated no more than 90, days after approval of the Federal Reserve Board is obtained. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver" and "PROPOSED MERGER -- Regulatory and Other Approvals."

     Substantially all of the conditions to consummation of the Merger (except for required shareholder and regulatory approvals) may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Firstshares shareholders may reduce the ratio of Hibernia Common Stock to Firstshares Common Stock to be issued in the Merger. Any other material change to the Agreement after the date of the Special Meeting would require, however, a resolicitation of Firstshares shareholders for the purpose of voting on the transaction as amended. In addition, the Agreement may be terminated, either before or after shareholder approval, under certain circumstances. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver" and "PROPOSED MERGER -- Closing Date and Effective Date of the Merger; Termination."

Interests of Certain Persons in the Merger

        The executive officers and members of the Board of Directors of Firstshares have interests in the Merger that are in addition to their interests as shareholders of Firstshares. These benefits include, among others, the continuation of certain employee benefits generally, provisions in the Agreement relating to the indemnification of officers, directors and employees of Firstshares for certain liabilities up to certain aggregate limitations, and payments to be received by executive officers pursuant to agreements with the Bank. See "PROPOSED MERGER -- Employee Benefits" and -- "Interests of Certain Persons in the Merger."

Employee Benefits

        Hibernia has agreed as part of the Agreement that it will offer to all former employees of Firstshares and/or the Bank who become employees of Hibernia or its subsidiaries the same employee benefits as those offered by Hibernia, HNB, and HNBT to their employees, except that former employees of Firstshares and/or the Bank will not be required to wait for any period in order to be eligible to participate in Hibernia's Flex Plan (including its medical and dental coverage). Hibernia will also give Firstshares employees full credit for their years of service (for both eligibility and vesting) with Firstshares for purposes of Hibernia's 401(k) plan, the Retirement Security Plan and Hibernia's Employee Stock Ownership Plan ("ESOP") to the extent permitted under the terms of those plans.

        Hibernia has agreed to assume Firstshares and the Bank's obligations under the Firstshares' severance plan. Hibernia has also agreed to assume the Bank's employment agreements with certain of the Bank's employees, including executive officers of Firstshares. Each of those employment agreements provides for a severance payment equal to the employees annual base salary for the remainder of the term of the agreement if the employee's employment is terminated by the Bank without cause. Certain of the employment agreements also provide that for a 30 day period commencing on the first anniversary of the Effective Date, the employee may terminate his or her employment and receive a cash payment in an amount equal to the sum of all or a part of such employee's annual base salary and all or part of the amount of the last bonus paid to the employee. Finally, certain of the employment agreement provide that the employee shall receive a specified payment if the employee remains in the employ of Hibernia until the earlier to occur of (i) the date on which all of the Bank's computer systems are converted to Hibernia's systems or (ii) 120 days after the Effective Date. See "PROPOSED MERGER---Employee Benefits."

Material Tax Consequences

        It is a condition to consummation of the Merger that, the parties receive an opinion of a nationally recognized public accounting firm to the effect that (i) the Merger when consummated in accordance with the terms of the Agreement will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) the exchange of Firstshares Common Stock to the extent exchanged for Hibernia Common Stock will not give rise to gain or loss to the shareholders of Firstshares with respect to such exchange, (iii) the basis of Hibernia Common Stock to be received by the holders of Firstshares Common Stock will be, in each instance, the same as the basis in their stock surrendered in exchange therefore, decreased by the amount of cash received, if any, and increased by the amount of gain, if any, recognized in the exchange, and (iv) the holding period of the Hibernia Common Stock to be received by the holders of Firstshares Common Stock in the transaction will include in each instance the period during which the Firstshares Common Stock surrendered in exchange therefore is held as a capital asset on the date of surrender. The parties have received an opinion from Ernst & Young LLP, certified public accountants, who serve as independent auditors for Hibernia, to these effects. A copy of such opinion is attached hereto as Appendix D. See "PROPOSED MERGER -- Material Tax Consequences."

        Because of the complexities of the tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each shareholder of Firstshares consult his or her tax advisor concerning the federal (and any applicable state, local or other) tax consequences of the Merger to him, her or it.

Dissenters' Rights

        Each holder of Firstshares Common Stock who objects to the Merger and perfects his or her rights to dissent from the Merger in accordance with the Texas Business Corporation Act is entitled to the rights and remedies of dissenting shareholders provided in the Texas Business Corporation Act, Articles 5.11, 5.12, and 5.13, copies of which are attached hereto as Appendix C. However, if dissenters' rights are exercised and perfected with respect to 10% or more of the outstanding shares of Firstshares Common Stock, Hibernia may abandon the Merger. In addition, dissenting shareholders may receive value for their shares that is more or less than, or equal to, the value received by other shareholders in the Merger. See "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Differences in Shareholders' Rights

        Shareholders of Firstshares, to the extent they receive shares of Hibernia Common Stock in the Merger, will become shareholders of Hibernia and their rights as such will be governed by Hibernia's Articles of Incorporation and Bylaws and the laws of the State of Louisiana. The rights of shareholders of Hibernia are different in certain respects from the rights of shareholders of Firstshares. See "PROPOSED MERGER -- Certain Differences in Rights of Shareholders."

Accounting Treatment

        The parties intend the Merger to be treated as a pooling of interests for financial accounting purposes. If, among other things, holders of more than 10% of the outstanding shares of Firstshares Common Stock exercise and perfect dissenters' rights, the Merger will not qualify for pooling-of-interests accounting treatment, and Hibernia will not be obligated to complete the Merger. See "PROPOSED MERGER -- Accounting Treatment."

Merger Activity

        On August 31, 1997, Hibernia consummated the acquisition of Executive Bancshares, Inc. ("Executive") in a transaction accounted for as a pooling of interest. Executive operates three banking offices in northeast Texas and had $138 million in consolidated assets and $8 million in shareholders' equity as of June 30, 1997. On November 7, 1997, Hibernia consummated the acquisition of Unicorp Bancshares-Texas, Inc. ("Unicorp") which was accounted for as a pooling of interest. Unicorp operates three banking offices in southeast Texas and had $119 million in consolidated assets and $7 million in shareholders' equity as of September 30, 1997. On January 1, 1998, Hibernia consummated the acquisition of Northwest Bancshares of Louisiana, Inc. ("Northwest") which was also accounted for as a pooling of interest. Northwest operates five banking offices in northwest Louisiana and had $105 million in consolidated assets and $12 million in shareholders' equity as of September 30, 1997.

        On July 16, 1997, Hibernia announced the definitive agreement to merge with ArgentBank. As of September 30, 1997, ArgentBank reported total consolidated assets of $758 million and shareholders' equity of $86 million. Hibernia expects to issue a maximum of approximately 13 million shares of its Common Stock in the merger with ArgentBank which Hibernia expects to account for as a pooling of interests. Shareholders of Firstshares will not be entitled to vote on the merger with ArgentBank. The merger with ArgentBank, if completed, will not have a material impact on Hibernia's assets, liabilities, financial condition or results of operations. The merger with ArgentBank is subject to terms and conditions similar or identical to those applicable to the Merger and may be completed or abandoned before or after completion of the Merger.

                               MEETING INFORMATION

     This Proxy Statement-Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Firstshares for use at the Special Meeting. Each copy of this Proxy Statement-Prospectus mailed to holders of Firstshares Common Stock is accompanied by a proxy card furnished in connection with the Firstshares Board's solicitation of proxies for use at the Special Meeting and at any adjournment thereof. The Special Meeting is scheduled to be held at 3:00 P.M., local time, on _________, ________ __, 1998, at the main office of Firstshares, 100 North Bolivar, Marshall, Texas. Only holders of record of Firstshares Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting. At the Special Meeting, shareholders will consider and vote upon (a) a proposal to approve the Agreement and Merger, and (b) such other matters as may properly be brought before the Special Meeting or any adjournment thereof.

HOLDERS OF FIRSTSHARES COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

Solicitation and Revocation of Proxies

     Any holder of Firstshares Common Stock who has delivered a proxy may revoke it any time before it is voted by attending the Special Meeting and voting in person, or by giving notice of revocation in writing to the Secretary of Firstshares prior to the date of the Special Meeting or submitting a signed proxy card bearing a later date before the Special Meeting. The shares of Firstshares Common Stock represented by properly executed proxy cards received at or prior to the Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such proxies. If instructions are not given, executed proxy cards received by Firstshares will be voted FOR approval of the Agreement and Merger. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the proxy card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment. The Firstshares Board is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Merger and the related Agreement.

     The cost of soliciting proxies from shareholders of Firstshares, including expenses incurred in preparing, assembling and mailing this Proxy Statement-Prospectus, will be borne by Firstshares, except that Hibernia will bear all expenses incurred in printing this Proxy Statement-Prospectus. Such solicitation will be made by mail but also may be made by telephone or other means of telecommunications or in person by the directors, officers and employees of Firstshares (who will receive no additional compensation for doing so).

     FIRSTSHARES SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS APPROVED, SHAREHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR STOCK CERTIFICATES AFTER THE MERGER HAS BEEN CONSUMMATED.

Vote Required

     Approval of the Agreement requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Firstshares Common Stock, in person or by proxy, at the Special Meeting. The Firstshares Board has fixed the close of business on _______ __, 1998, as the Record Date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 516,170 shares of Firstshares Common Stock outstanding and entitled to vote at the Special Meeting, with each share being entitled to one vote.

     A majority of the outstanding shares of Firstshares Common Stock constitutes a quorum for purposes of the Special Meeting. An abstention will be considered present for quorum purposes, but will have the same effect as a vote against the proposal to be considered at the Special Meeting. Because a quorum is determined based on the total number of shares outstanding, a broker non-vote would make it more difficult to obtain a quorum, because the shares would not be present for quorum purposes. In addition, because approval requires a two-thirds vote of the total shares outstanding, a broker non-vote would count the same as a vote against the Agreement and Merger.

     As of the Record Date, the directors and executive officers of Firstshares beneficially owned a total of 273,085 shares, or approximately 52.90% of the outstanding shares, of Firstshares Common Stock. Such directors and executive officers have agreed to vote their stock, in favor of the Merger and the related Agreement, unless the fairness opinion from Keefe, Bruyette is withdrawn or they are legally required to abstain from voting or to vote against the Merger and the related Agreement in the opinion of their counsel. Consequently, in the absence of such circumstances, approval of the Merger and the related Agreement by the shareholders of Firstshares is assured.

Recommendation

     For the reasons described below, the Board of Directors of Firstshares has unanimously approved the Agreement, believes the Merger is in the best interests of Firstshares and its shareholders and recommends that holders of Firstshares Common Stock vote FOR approval of the Agreement and Merger. In making its recommendation to shareholders, the Firstshares Board considered, among other things, the opinion of Firstshares financial advisor, Keefe, Bruyette, that the consideration to be received by the holders of Firstshares Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view. See "Background of and Reasons for the Merger" and "Opinion of Financial Advisor" under "PROPOSED MERGER", below.

                                 PROPOSED MERGER

        This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All shareholders are urged to read the Agreement carefully and in its entirety.

General

        If the shareholders of Firstshares approve the Agreement and the Merger and the other conditions to the consummation of the Merger are satisfied, Firstshares will be merged with and into Hibernia, whereupon the separate existence of Firstshares will cease. Firstshares - Delaware will also be merged with and into Hibernia and its separate existence will cease at that time. Simultaneously with the Merger and the merger of Firstshares - Delaware into Hibernia, the Bank will be merged into HNBT, and the separate existence of the Bank will also cease. As soon as practicable following the Effective Date, the operations previously conducted by the Bank will be conducted under the name of HNBT.

        In the Merger, Hibernia will exchange 7.15 shares of Hibernia Common Stock, plus cash in lieu of any fractional shares, for each outstanding share of Firstshares Common Stock as to which dissenters' rights have not been perfected and exercised. Each share of Hibernia Common Stock outstanding immediately prior to the effective date of the Merger will remain outstanding and unchanged as a result of the Merger.

Background of and Reasons for the Merger

     Background. In July, 1997, after discussion, the Board of Firstshares concluded that it should explore the potential sale of Firstshares or the potential merger of Firstshares with another financial institution. The Board engaged Keefe, Bruyette to assist in locating potential parties interested in acquiring Firstshares and evaluating expressions of interest and proposals from such parties. The result of this process was the negotiation and execution of the Agreement on October 24, 1997.

     Reasons for the Merger. The terms of the Agreement, including the Exchange Rate, are the result of arms-length negotiations between Hibernia and Firstshares and their respective representatives. Firstshares Board of Directors believes that the Merger is fair and in the best interests of its shareholders. In reaching that decision, the Firstshares Board consulted with its financial and other advisors, as well as with Firstshares management, and considered a number of factors, including, but not limited to, the following:

     (a) the financial condition and results of operations of, and prospects for, each of Hibernia and Firstshares;

     (b) the financial terms of the Merger, including the amount and type of the Merger Consideration to be received by Firstshares shareholders pursuant to the Agreement;

     (c) the Hibernia Common Stock to be received by holders of Firstshares Common Stock pursuant to the Agreement will be listed for trading on the NYSE and will provide liquidity that is unavailable to holders of Firstshares Common Stock, for which an active trading market does not exist;

     (d) the Agreement will allow holders of Firstshares Common Stock to become shareholders of Hibernia, an institution which was, as of September 30, 1997, the second largest bank holding company headquartered in Louisiana;

     (e) the Firstshares Board believes that recent changes in the regulatory environment will result in Firstshares facing additional competitive pressures in its market area from other financial institutions with greater financial resources capable of offering a broad array of financial services;

     (f) the Merger is expected to qualify as a tax-free reorganization so that neither Firstshares nor the holders of Firstshares Common Stock (except to the extent that cash is received in lieu of a fractional share of Hibernia Common Stock) will recognize any gain in the transaction (see "Material Tax Consequences"); and

     (g) the opinion received from Keefe, Bruyette that the terms of the Merger are fair, from a financial point of view, to the shareholders of Firstshares as of the date of such opinion (see "Opinion of Financial Advisor").

     The Firstshares Board did not assign any specific or relative weight to the foregoing factors in its considerations. The Firstshares Board believes that the Agreement and the Merger will provide significant value to all Firstshares shareholders.

     Based on the foregoing, the Firstshares Board has unanimously approved the Agreement and the Merger, believes that the Agreement and the Merger are in the best interests of Firstshares shareholders, and recommends that all holders of Firstshares Common Stock vote "FOR" the approval of the Agreement and the Merger.

Terms of the Merger

        If the shareholders of Firstshares approve the Agreement and the Merger and the other conditions to the consummation of the Merger are satisfied (see "PROPOSED MERGER--Representations and Warranties; Conditions to the Merger; Waiver"), the Merger will be consummated on the Effective Date. Firstshares shareholders who do not exercise and perfect dissenters' rights will receive
7.15 shares of Hibernia Common Stock for each share of Firstshares Common Stock they own. Also, each shareholder of Firstshares who would be entitled to receive a fraction of a share of Hibernia Common Stock will receive (without interest) an amount in cash equal to such part of a fractional share multiplied by the Average Market Price of Hibernia Common Stock instead of a fractional share. For this purpose, the Average Market Price of Hibernia Common Stock is the average of the closing price of one share of Hibernia Common Stock for the 10 business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

        On the Closing Date each share of Firstshares Common Stock, other than shares held by shareholders who exercise and perfect dissenters' rights in accordance with Texas law and shares owned beneficially by Hibernia or its subsidiaries, will automatically convert to the number of shares of Hibernia Common Stock described above. Firstshares shareholders will automatically be entitled to all of the rights and privileges afforded to Hibernia shareholders as of such date. However, the exchange of Firstshares stock certificates for certificates representing Hibernia Common Stock will occur after the Closing Date.

     SHAREHOLDERS OF FIRSTSHARES SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO FIRSTSHARES OR HIBERNIA AT THIS TIME. IF THE MERGER IS CONSUMMATED, FIRSTSHARES SHAREHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR CERTIFICATES FOR HIBERNIA COMMON STOCK.

        For a discussion of the rights of dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Opinion of Financial Advisor

     Keefe, Bruyette was retained by Firstshares to act as its financial advisor in connection with its ongoing consideration of a merger partner. Keefe, Bruyette, as part of its investment banking business, is continuously engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, and distributions of listed and unlisted securities. Keefe, Bruyette is familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies. The Board of Directors of Firstshares selected Keefe, Bruyette on the basis of the firm's reputation and its experience and expertise in transactions similar to the Merger. Except as described herein, Keefe, Bruyette is not affiliated with Firstshares, Hibernia, or their respective affiliates.

     Pursuant to this engagement, Keefe, Bruyette was asked to render an opinion as to the fairness from a financial point of view of the terms of the Merger to the stockholders of Firstshares. Keefe, Bruyette delivered a verbal fairness opinion dated as of October 14, 1997 to the Board of Directors of Firstshares that the terms of the Merger are fair to the stockholders of Firstshares from a financial point of view. No limitations were imposed by Firstshares upon Keefe, Bruyette in rendering its opinion. Keefe, Bruyette has consented to the inclusion herein of the summary of its opinion to the Board of Firstshares and to the entire opinion being attached hereto as Appendix B.

     The full text of the opinion of Keefe, Bruyette, updated as of the date of this Proxy Statement-Prospectus which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to the Proxy Statement-Prospectus and should be read in its entirety. The summary of the opinion set forth in this Proxy Statement- Prospectus is qualified in its entirety by reference to the opinion. Such opinion does not constitute a recommendation by Keefe, Bruyette to any Firstshares shareholder as to how such stockholder should vote with respect to the Agreement and Merger.

     In rendering its opinion, Keefe, Bruyette reviewed (i) the financial and business data supplied to it by Firstshares including the Agreement; (ii) Annual Reports to Stockholders for the three years ended December 31, 1996, 1995 and 1994 for Firstshares and Hibernia; (iii) certain interim reports to holders of Firstshares Common Stock and Hibernia Common Stock and quarterly reports on Form 10-Q of Hibernia and certain other communications from Firstshares and Hibernia to their respective shareholders; (iv) other financial information concerning the businesses and operations of Firstshares and Hibernia furnished to Keefe, Bruyette from Firstshares and Hibernia for the purpose of Keefe, Bruyette's analysis including certain internal financial analyses and forecasts prepared by senior management; (v) certain publicly available information concerning the trading of, and the trading market for, the Hibernia Common Stock; (vi) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that Keefe, Bruyette considered relevant to its inquiry. Additionally, in connection with its written opinion attached as Appendix B to this Proxy Statement-Prospectus, Keefe, Bruyette also held discussions with senior management of Firstshares and Hibernia concerning their past and current operations, financial condition and prospects. Keefe, Bruyette also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and securities valuation and its knowledge of banks, bank holding companies and thrift institutions generally. Keefe, Bruyette's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Keefe, Bruyette through the date thereof.

     In rendering its opinion, Keefe, Bruyette assumed and relied upon the accuracy and completeness of the information provided to it by Hibernia and Firstshares and obtained by it from public sources. In its review, with the consent of the Firstshares' Board, Keefe, Bruyette did not undertake any independent appraisal or evaluation of the assets or liabilities of Firstshares, or of potential or contingent liabilities of Hibernia or Firstshares. With respect to the financial information including forecasts and asset valuations received from Firstshares, Keefe, Bruyette assumed (with Firstshares' consent) that such information had been reasonably prepared.

     Keefe, Bruyette also calculated the imputed value of the Hibernia offer to holders of Firstshares Common Stock. Based on a Hibernia stock price at October 14, 1997 of $18.25, the exchange ratio which the offer represents of 7.15 yields a value to holders of Firstshares Common Stock as of October 14, 1997 equivalent to $130.49 per share of Firstshares Common Stock. The offer represents the following multiples: 2.85 times June 30, 1997 book value, 3.45 times June 30, 1997 tangible book value, 19.81 times estimated 1997 earnings and 17.27 times estimated 1998 earnings. In Keefe, Bruyette's experience, these are acquisition multiples which compare favorably to other acquisitions of comparable size in Texas and throughout the nation.

     In preparing its analysis, Keefe, Bruyette made numerous assumptions with respect to industry performance, business conditions and other matters, many of which are beyond the control of Keefe, Bruyette and Firstshares. The analyses performed by Keefe, Bruyette are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

     On July 30, 1997, Firstshares engaged Keefe, Bruyette to, among other things, assist Firstshares in evaluating and advising Firstshares relative to potential merger offers, to prepare a summary of recent merger acquisition trends in the financial service industry, advise Firstshares as to the structure of the proposed merger, and render an opinion as to the fairness of the consideration to be paid in any proposed merger. Firstshares agreed to pay Keefe, Bruyette for such services a fee of $25,000 upon execution of the engagement letter, $50,000 upon the delivery of the fairness opinion, 1.0% of the amount of all consideration paid to shareholders (any prior fees to be credited against the amount) upon consummation of the Merger. Firstshares has also agreed to reimburse Keefe, Bruyette for its reasonable out-of-pocket expenses up to $10,000. Keefe, Bruyette's compensation, including the success fee which is contingent upon completion of the Merger, was determined by arm's-length negotiations between Firstshares and Keefe, Bruyette. Firstshares has further agreed to indemnify Keefe, Bruyette and its affiliates, and their respective directors, officers and employees and each such other person controlling Keefe, Bruyette or any of its affiliates from and against any and all losses, claims, damages, and liabilities, joint and several, to which such indemnified parties may become subject under any applicable federal or state law, or otherwise, and related to or arising out of the Merger or the engagement of Keefe, Bruyette pursuant to, and the performance by Keefe, Bruyette of the services contemplated by Firstshares with Keefe, Bruyette.

Closing Date and Effective Date of the Merger

        Unless otherwise agreed upon by Hibernia and Firstshares, and subject to the conditions to the obligations of the parties to effect the Merger, the Closing Date will occur on the first business day occurring after the last to occur of: (i) the date that falls 15 days after the later to occur of (a) the date of the order of the Federal Reserve Board approving the Merger pursuant to the Bank Holding Company Act or (b) the date of approval of the Merger of the Bank with and into HNBT by the Office of the Comptroller of the Currency; and
(ii) the date that falls five days after the date on which the last meeting of shareholders called to approve the Agreement is held; or such later date within 60 days of such date as may be agreed upon between Hibernia and Firstshares. After all conditions to consummation of the Merger have been satisfied or waived, the effective date of the Merger (the "Effective Date") will be the date and time of the consummation of the Merger evidenced by the issuance by the Louisiana Secretary of State and Texas Secretary of State of certificates of merger relating to the Merger. It is expected that the Effective Date will occur shortly after the Closing Date, on a date chosen by the parties to the Merger.

        No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or the other conditions precedent to the Merger can or will be satisfied. Hibernia and Firstshares anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated in the first quarter of 1998. However, delays in the consummation of the Merger could occur.

        The Board of Directors of either Hibernia or Firstshares may terminate the Agreement if the Merger is not consummated by June 30, 1998 or any condition to the consummation of the Merger cannot be satisfied by June 30, 1998 and will not be waived by the party or parties entitled to waive it. See "PROPOSED MERGER -- Conditions to Consummation of the Merger" and "PROPOSED MERGER -- Waiver, Amendment, and Termination of the Agreement."

Employee Benefits

        Hibernia has agreed as part of the Agreement that it will offer to all former employees of Firstshares and the Bank who become employed by Hibernia or its subsidiaries as of the Effective Date the same employee benefits as those offered by Hibernia, HNB, and HNBT to their employees, except that employees of Firstshares and the Bank will not be required to wait for any period in order to be eligible to participate in Hibernia's Flex Plan (including its medical and dental coverage). Hibernia will also give Firstshares employees full credit for their years of service (for both eligibility and vesting) with Firstshares for purposes of Hibernia's 401(k) plan, the Retirement Security Plan, and its ESOP (to the extent permitted under the terms of those plans). If, however, Hibernia decides that it cannot merge any benefit plan of Firstshares into a comparable benefit plan of Hibernia or HNB without creating material potential liability for Hibernia's or HNB's plans, then Hibernia shall be entitled to freeze the existing benefit plan of Firstshares and prohibit participation by former employees of Firstshares in Hibernia's or HNB's plans for the period of time required by applicable law to ensure that Hibernia's and HNB's plans are not deemed to be successor plans of the Firstshares plan in question.

        Firstshares and the Bank have adopted a severance plan that permits severance payments to employees. Hibernia has agreed to assume Firstshares and the Bank's obligations under such severance plan with respect to Firstshares or the Bank's employees who continue as employees of Hibernia or its subsidiaries. Hibernia has also agreed to assume the Bank's employment agreements with certain of the Bank's employees, including executive officers of Firstshares. Each of those employment agreements provides for a severance payment equal to the employee's annual base salary for the remainder of the term of the agreement if the employee's employment is terminated by the Bank without cause. Certain of the employment agreements also provide that for a 30 day period commencing on the first anniversary of the Effective Date, the employee may terminate his or her employment and receive a cash payment in an amount equal to the sum of all or a portion of such employee's annual base salary and all or a portion of the amount of the last bonus paid to the employee. Finally, certain of the employment agreement provide that the employee shall receive a specified payment if the employee remains in the employ of Hibernia until the earlier to occur of
(i) the date on which all of the Bank's computer systems are converted to Hibernia's systems or (ii) 120 days after the Effective Date.

Surrender and Exchange of Stock Certificates

        As soon as practicable after the Effective Date, Hibernia will cause Chase Mellon Shareholder Services, acting in its capacity as Exchange Agent, to mail all non-dissenting shareholders of Firstshares a letter of transmittal, together with instructions for the exchange of their Firstshares Common Stock certificates for certificates representing Hibernia Common Stock. Until so exchanged, each certificate representing Firstshares Common Stock outstanding immediately prior to the Effective Date will be deemed for all purposes to evidence ownership of the number of shares of Hibernia Common Stock into which such shares have been converted on the Effective Date.

        FIRSTSHARES SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Firstshares Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Firstshares Common Stock surrendering such items a certificate representing the number of shares of Hibernia Common Stock to which such holder is entitled as a result of the Merger and a check representing cash paid in lieu of a fractional share. After the Effective Date, to the extent permitted by law, holders of record of Firstshares Common Stock as of the Effective Date will be entitled to vote at any meeting of Hibernia shareholders the number of shares of Hibernia Common Stock into which their Firstshares Common Stock has been converted regardless of whether such shareholders have surrendered their stock certificates. No dividend or other distribution payable after the Effective Date with respect to Hibernia common stock, however, will be paid to the holder of any unsurrendered Firstshares stock certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions will be delivered to such shareholder, in each case without interest and less the amount of taxes, if any, that may have been withheld, imposed or paid thereon.

        Firstshares shareholders who cannot locate their Firstshares stock certificates are encouraged to contact Suzanne H. Turner, Treasurer, 100 North Bolivar, Marshall, Texas 75670, telephone: (903) 935-9331 prior to the Special Meeting. New certificates will be issued to Firstshares shareholders who have misplaced their certificates only if the shareholder executes an affidavit certifying that the certificate cannot be located and agreeing to indemnify Firstshares and Hibernia (as its successor), against any claim that may be made against either of them by the owner of the lost certificate(s). Firstshares or Hibernia (as its successor) may require a shareholder to post a bond in an amount sufficient to support the shareholder's indemnification obligation. Shareholders who have misplaced their stock certificates and shareholders who hold certificates in names other than their own are encouraged to resolve those matters prior to the Effective Date of the Merger in order to avoid delays in receiving their Hibernia Common Stock, if the Merger is approved and consummated.

Expenses

        The Agreement provides that all expenses incurred in connection with the negotiation and execution of the Agreement and the consummation of the Merger will be borne by the party that incurred them, regardless whether the Merger is consummated, provided that printing expenses will be borne by Hibernia.

Representations and Warranties; Conditions to the Merger; Waiver

        The Agreement contains representations and warranties by Firstshares regarding, among other things, its organization, authority to enter into the Agreement, capitalization, properties, financial statements, pending and threatened litigation, contractual obligations and contingent liabilities. The Agreement also contains representations and warranties by Hibernia regarding, among other things, its organization and authority to enter into the Agreement, capitalization, financial statements and public reports. Except as otherwise provided in the Agreement, these representations and warranties will not survive the Effective Date.

        The obligations of Hibernia and Firstshares to consummate the Merger are conditioned upon, among other things, approval of the Agreement and Merger by Firstshares shareholders; the receipt of necessary regulatory approvals, including the approval of the Federal Reserve Board and the Office of the Comptroller of the Currency; the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code and that, to the extent Firstshares Common Stock is exchanged for Hibernia Common Stock, Firstshares shareholders will recognize no gain or loss for federal income tax purposes with respect to such exchange; the effectiveness under the Securities Act of a registration statement relating to the Hibernia Common Stock to be issued in connection with the Merger and the absence of a stop order suspending such effectiveness; the absence of an order, decree or injunction enjoining or prohibiting the consummation of the Merger; the accuracy of the representations and warranties set forth in the Agreement as of the Closing Date; the listing of the Hibernia Common Stock to be issued in the Merger on the NYSE; the receipt of certain opinions of counsel; Hibernia and/or HNBT shall have entered into an employment agreement with George E. Grobowsky (Chairman of the Board and Chief Executive Officer of Firstshares) and Joseph A. Wood (President of Firstshares), each agreement having a term of at least two years and other provisions mutually acceptable to Hibernia and Mr. Grobowsky and Hibernia and Mr. Wood, as applicable; and in the case of Firstshares, the receipt of updated fairness opinions of Keefe, Bruyette within five days of the scheduled mailing of the proxy statement to Firstshares shareholders and within five days of the Closing Date. Hibernia may abandon the Merger if Firstshares shareholders holding more than 10% of the outstanding Firstshares Common Stock exercise and perfect dissenters' rights.

        Except with respect to any required shareholder or regulatory approval, substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Firstshares shareholders may reduce the Exchange Rate. In addition, any material change in the terms of the Merger after the Special Meeting would require a resolicitation of votes from Firstshares shareholders.

Regulatory and Other Approvals

        Hibernia is a registered bank holding company and as such is regulated by the Federal Reserve Board. The approval of the Federal Reserve Board of the Merger is required in order to consummate the Merger, and the Merger must be consummated within 90 calendar days after such approval is obtained.

        HNBT is regulated by the OCC, and consequently the merger of the Bank with and into HNBT must be approved by the OCC before it may be effected.

        Firstshares and Hibernia must wait at least 15 days after the date of the Federal Reserve Board approval before they may consummate the Merger. During this 15-day period, the Department of Justice may object to the Merger on antitrust grounds.

        The shares of Hibernia Common Stock offered pursuant to the Proxy Statement-Prospectus have been registered with the Commission. The shares, however, will not be registered in any state due to the enactment on October 11, 1996 of the National Securities Markets Improvements Act of 1996 which exempts from state regulation, among other things, securities listed on the NYSE such as the shares of Hibernia Common Stock offered pursuant to this Proxy Statement - Prospectus.

        The regulatory approvals sought in connection with the Merger may be obtained or denied prior to or after the Special Meeting. The vote on the Merger at the Special Meeting is not dependent or conditioned upon receipt of any such approvals prior to the Special Meeting. Even if the Merger is approved at the Special Meeting, there is a possibility that it will not be consummated. Failure to receive the requisite regulatory approvals will result in a termination of the Agreement.

Business Pending the Merger

        Under the terms of the Agreement, neither Firstshares nor the Bank, among other things, may, without the prior written consent of Hibernia or as otherwise provided in the Agreement: (i) create or issue any additional shares of capital stock or any options or other rights to purchase or acquire shares of capital stock; (ii) enter into employment contracts with directors, officers or employees or otherwise agree to increase the compensation of or pay or agree to pay any bonus or severance payment to such persons except in accordance with existing agreements or past practices during the preceding three years; (iii) enter into or substantially modify any employee benefits plans, except that Firstshares may amend its employee pension plan to award additional benefits to participants in the plan to the extent the plan is overfunded; (iv) amend their Articles of Incorporation or Association or Bylaws; (v) establish or add additional automatic teller machines or branch or other banking offices; (vi) make any capital expenditure(s) in excess of $50,000, except in the ordinary course of business consistent with past practices; (vii) except in certain limited circumstances, merge with any other company or bank or liquidate or otherwise dispose of its assets; (vii) acquire another company or bank (except in connection with foreclosures of bona fide loan transactions); (viii) in the case of Firstshares, and not the Bank, make, declare, set aside or pay any dividend or make any distribution on, or directly or indirectly combine, redeem, purchase or otherwise acquire, any shares of Firstshares Common Stock (other than in a fiduciary capacity), except that Firstshares may make, declare, set aside and pay regular dividends not to exceed $.18 per share of Firstshares Common Stock per calendar quarter for each quarter completed prior to the Effective Date, consistent in timing with past practices during the preceding three years; or (ix) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as previously conducted or as provided in the Agreement. In addition, Firstshares may not solicit bids or other transactions that would result in a merger of Firstshares, Firstshares - Delaware or the Bank with an entity other than Hibernia or HNBT except in certain very limited circumstances. The Bank may pay normal and customary dividends prior to the Closing Date.

Termination

        Prior to the Effective Date, the Agreement may be terminated by either party, whether before or after approval of the Agreement and the Merger by Firstshares shareholders, for the following reasons, among others: (i) in the event of a breach by the other party of any covenant or agreement set forth in the Agreement or of any representation or warranty in the Agreement, if the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business or prospects taken as a whole, of the breaching party, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the party committing such breach, or in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching party's performance of the Agreement; (ii) if any application for any required federal or state regulatory approval has been denied, and the time for all appeals of such denial has expired; (iii) if the shareholders of Firstshares fail to approve the Merger at the Special Meeting; or (iv) in the event that the Merger is not consummated by June 30, 1998 or any condition to consummation of the Merger cannot be satisfied by June 30, 1998 and will not be waived by the party or parties entitled to waive it. The Agreement also may be terminated (i) at any time by the mutual consent of the parties; (ii) by Hibernia, if the holders of more than 10% of the outstanding Firstshares Common Stock exercise statutory rights of dissent and appraisal pursuant to Texas law; (iii) by Firstshares, if after June 30, 1997 a material adverse change occurs in the financial condition, results of operations, business or prospects of Hibernia, HNB or HNBT (excluding changes in laws or regulations affecting banking institutions generally); (iv) by Hibernia, if after June 30, 1997 a material adverse change occurs in the financial condition, results of operations, business or prospects of Firstshares and the Bank (excluding changes in laws or regulations affecting banking institutions generally); (v) by Hibernia, if it shall determine in good faith that the Merger does not qualify as a pooling-of-interests for accounting purposes; or (vi) by Firstshares, if Firstshares does not receive an updated fairness opinion from Keefe, Bruyette dated within five days of the date of scheduled mailing of this Proxy Statement-Prospectus to its shareholders, and updated to within five days of the Closing Date, to the effect that the terms of the Merger are fair to Firstshares from a financial point of view. Certain provisions of the Agreement, including provisions relating to indemnification and confidentiality, survive both the Merger and a termination of the Agreement without the Merger having been completed.

Management and Operations After the Merger

        On the Effective Date, Firstshares will be merged with and into Hibernia and will cease to exist after the Merger. Firstshares - Delaware will also be merged with and into Hibernia, and its separate existence will cease at that time. Simultaneously with the Merger and the merger of Firstshares - Delaware with and into Hibernia, the Bank will be merged into HNBT and the separate existence of the Bank will also cease. HNBT will continue to operate as a wholly owned subsidiary of Hibernia and will offer banking services similar to those offered prior to the Merger.

        The Boards of Directors of Hibernia and HNBT following the Merger will consist of those persons serving as directors immediately prior to the Merger. Certain information regarding the directors of Hibernia elected at its annual meeting of shareholders on April 29, 1997 is contained in documents incorporated herein by reference. See "AVAILABLE INFORMATION."

Certain Differences in Rights of Shareholders

        If the shareholders of Firstshares approve the Merger and the Merger is subsequently consummated, all shareholders of Firstshares, other than any shareholders who exercise and perfect dissenters' rights, will become shareholders of Hibernia. As shareholders of Hibernia, their rights will be governed by and subject to Hibernia's Articles of Incorporation and Bylaws rather than Firstshares' Articles of Incorporation and Bylaws, and the laws of the State of Louisiana rather than the laws of the State of Texas. The following is a summary of the principal differences between the rights of shareholders of Firstshares and Hibernia not described elsewhere in this Proxy Statement-Prospectus which are due to differences in Hibernia's Articles of Incorporation and ByLaws and Firstshares' Articles of Incorporation and By-Laws and the fact that Hibernia Common Stock is listed on the NYSE.

        Stock. The total number of shares of all classes of stock which Hibernia will have authority to issue is three hundred million, of which two hundred million shares will be designated as Class A Common Stock of no par value and one hundred million shares will be designated as Preferred Stock, without par value. The rights, preferences and privileges with respect to shares of preferred stock may be determined by the Hibernia Board of Directors. Consequently, shares of preferred stock could be issued in circumstances in which it would make an attempted acquisition of Hibernia more difficult. Hibernia currently has 2,000,000 shares of preferred stock outstanding. The holders of those preferred shares are entitled to receive dividends on a quarterly basis and would have limited voting rights if the dividends on their stock were not paid for a certain period of time. If those voting rights were triggered, the preferred shareholders may be able to elect a director to the board of directors of Hibernia. Firstshares is authorized to issue two classes of shares of stock. The total number of shares of stock which Firstshares is authorized to issue consists of 1,000,000 shares of Series A preferred stock, par value $10.00 per share, and 1,500,000 shares of common stock, par value $4.00 per share.

        Liquidity of Stock. There currently is no ready market for the shares of Firstshares Common Stock, and such a market is not likely to develop in the future. The shares of Hibernia Common Stock, if issued in the Merger, will be registered under applicable securities laws and may therefore be freely resold by persons who are not "affiliates" of Firstshares or Hibernia. See "Resale of Hibernia Stock." In addition, the Hibernia Common Stock is listed on the NYSE and actively traded on that exchange. Current quotes of the market price of Hibernia Common Stock are available from brokerage firms and other securities professionals, as well as other sources, and are published in major newspapers on a daily basis.

        Directors' Qualifications. No individual will be elected a director of Hibernia unless such individual owns, in his or her own right, at the time of such election, not less than 100 shares of Hibernia voting stock. No individual will be eligible for election as a director of Hibernia who has attained the age of 71 prior to the date of such election. No individual who is or becomes a business competitor or who is or becomes affiliated with, employed by or a representative of any individual, corporation, association, partnership, firm, business enterprise or other entity or organization which the Hibernia Board determines to be in competition with Hibernia will be eligible for election as a director of Hibernia. Any financial institution having branches or affiliates within any state in which Hibernia or any of its subsidiaries operates or having (together with its affiliates) total assets or total deposits exceeding $500 million will be presumed to be a business competitor of Hibernia, unless the Hibernia Board determines otherwise. Firstshares does not have similar qualification limitations for its directors. Firstshares directors need not be residents of Texas or shareholders of the corporation.

        Number of Directors. The number of Hibernia directors will be as determined, from time to time, by resolution of the Board of Directors. The number of Firstshares directors is set at 20 persons in the By-Laws, provided that the number of directors may be increased or decreased by resolution of the Board of Directors to a number of directors not less than one nor more than 30.

        Removal of Directors. Shareholders of Hibernia may remove a director for cause (defined as gross negligence or willful misconduct) by the vote of a majority of the total voting power and may remove a director without cause by a vote of two-thirds of the total voting power. One or more directors of Firstshares may be removed at any time, with or without cause, at any special or annual meeting of the shareholders, by the affirmative vote of a majority of the shares of the shareholders present, in person or by proxy, at such meeting and entitled to vote for the election of directors, if notice of intention to act upon such matter will have been given in the notice calling such meeting.

        Amendment of Articles and Bylaws. Hibernia's Articles of Incorporation may be amended by a vote of a majority of the voting power present at any meeting called for that purpose. Firstshares' Articles of Incorporation do not have similar provisions; however, Texas law requires the affirmative vote of two-thirds of the issued and outstanding shares of Firstshares Common Stock.

        The Bylaws of Hibernia may be amended or repealed by a vote of two-thirds of the total voting power outstanding or by a vote of two-thirds of the "continuing directors" of the company, as defined in the Bylaws. A "continuing director" for this purpose is generally a director who was nominated for election by a majority of the existing directors. Firstshares' Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by the Board, at any meeting of the Board at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting (provided notice of the proposed alteration, amendment or repeal is contained in the notice of the meeting) but Bylaws adopted by the Board will be subject to repeal or change by action of the shareholders at any meeting of the shareholders at which a quorum is present, by the affirmative vote of a majority of the shareholders present at such meeting (provided notice of the proposed alteration, amendment or repeal is contained in the notice of the meeting).

        Special Meetings of Shareholders. Special meetings of the shareholders of Hibernia may be called by the Chairman of the Board, the President, the Chief Executive Officer, the Treasurer, or the Board of Directors. In addition, shareholders holding one-fifth or more of the total voting power of Hibernia may request a special meeting of shareholders and, upon receipt of such request, the Secretary of Hibernia is required to call a special meeting of the shareholders. A special meeting of shareholders of Firstshares may be called at any time by the President, the Board of Directors, or the holders of not less than ten percent (10%) of all shares entitled to vote at such meeting.

        Shareholder Proposals. Hibernia's Bylaws contain certain provisions expressly allowing shareholders to submit shareholder proposals and to nominate individuals for election as directors, under certain circumstances and provided the shareholder complies with all of the conditions set forth in those provisions. Firstshares' Bylaws provide that all proposals of shareholders intended to be presented at an annual meeting of shareholders must be received by Firstshares no later than 120 days in advance of the date Firstshares' proxy statement was released to shareholders of Firstshares in connection with the previous year's annual meeting of shareholders.

        Inspection Rights. The Bylaws of Firstshares provide that at least ten days before each meeting of Firstshares shareholders, the officer or agent having charge of the stock transfer books will prepare a complete list of Firstshares shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, including the address of each shareholder and the number of voting shares held by each shareholder. For a period of ten days prior to such meeting, such list will be kept on file at the registered office of Firstshares and will be subject to inspection by any shareholder during usual business hours. Such list will be produced at such meeting, and at all times during such meeting will be subject to inspection by any shareholder. Hibernia's Articles of Incorporation and By-Laws contain no specific provision relating to inspection rights; however, Louisiana law requires that a list of shareholders entitled to vote, arranged alphabetically and certified by the Secretary or by the agent in charge of share transfers, showing the number and class of shares held by each shareholder on the record date for the meeting shall be made available at a shareholder meeting and produced at the request of any shareholder.

        Shareholders' Meetings - Telephone Conference. The Bylaws of Firstshares permit shareholders to participate in and hold a meeting by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting constitutes presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground the meeting is not lawfully called or convened. Telephonic shareholder meetings are not permitted under Louisiana law.

        Vacancy on Board of Directors. Any vacancy occurring in the Firstshares board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors, except that any vacancy in the board of directors resulting from the removal of a director by the shareholders shall be filled only by the shareholders entitled to vote at an annual meeting or a special meeting called for that purpose. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors either may be filled by the Board of Directors for a term of office continuing only until the next election of directors by shareholders or may be filled by election at an annual meeting or at a special meeting of the shareholders entitled to vote called for that purpose. Hibernia's Bylaws permit the Board to fill any vacancy, however created.

        Merger or Consolidation. Hibernia's Articles allow an agreement of merger or consolidation to be approved by a majority vote of the voting shares issued and outstanding, taken at a meeting called for the purpose of such approval. Firstshares' Articles contain no similar provision; however, under Texas law, an agreement of merger or consolidation, such as the Agreement, may be approved by a vote of two-thirds of the Firstshares Common Stock.

        Dissenting   Shareholder's  Rights.  Each  Firstshares  shareholder  who objects to the Merger is entitled to the rights and remedies of dissenting shareholders provided by Texas law. See "PROPOSED MERGER -- Rights of Dissenting Shareholders." Louisiana law provides that a shareholder's right to dissent does not exist in the case of shareholders holding shares of any class of stock that are listed on a national securities exchange, such as Hibernia Common Stock, unless the articles of incorporation of the issuing corporation provide otherwise or the shares of such shareholders are not converted by the merger or consolidation solely into shares of the surviving or new corporation. In such event, a shareholder who votes against the merger shall have the right to dissent only if the shareholders authorize the merger by less than 80% of the total voting power.

Interests of Certain Persons in the Merger

        The terms of the Agreement include certain provisions that protect the officers and directors of Firstshares and the Bank from and against liability for actions arising while they served in those capacities for Firstshares. The Agreement provides for indemnification of such persons to the same extent as they would have been indemnified under the Articles of Incorporation and Bylaws of Hibernia in effect on October 24, 1997, except that the Agreement limits Hibernia's aggregate liability for such indemnification to $5 million and requires each officer and director eligible for such indemnification to execute a joinder agreement in which such persons agree to cooperate with Hibernia in any litigation or proceeding giving rise to a claim of indemnification.

        The Agreement also provides for indemnification of Firstshares and the Bank's officers, directors and certain affiliates from and against liability arising under the Securities Act or otherwise insofar as such liability arises out of or is based on an untrue statement or alleged untrue statement of a material fact contained in this Proxy Statement-Prospectus or arises out of or is based upon the omission or alleged omission to state herein a material fact required to be stated herein or necessary to make the statements made herein not misleading. This indemnification does not apply to statements made in reliance on information furnished to Hibernia by Firstshares for use in the Registration Statement, including this Proxy Statement-Prospectus.

        The Agreement also requires Hibernia to enter into mutually satisfactory employment agreements with George E. Grobowsky (Chairman of the Board and Chief Executive Officer of Firstshares) and Joseph A. Wood (President of Firstshares). These agreements will provide for a term of employment of at least two years and salary, bonus and other provisions mutually acceptable to Mr. Grobowsky and Hibernia and Mr. Wood and Hibernia, as applicable.

Material Tax Consequences

        The following summary description of the material income tax consequences of the Merger is not intended to be a complete description of the federal income tax consequences of the Merger. Tax laws are complex, and each shareholder's individual circumstances may affect the tax consequences to such shareholder. In addition, no information is provided with respect to the tax consequences of the Merger under applicable state, local or other tax laws. Each shareholder is therefore urged to consult a tax advisor regarding the tax consequences of the Merger to him, her or it.

        Consummation of the Merger is conditioned upon the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368 of the Code, and that the exchange of Firstshares Common Stock for Hibernia Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to Firstshares shareholders with respect to such exchange. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver."

        If the Merger constitutes a reorganization within the meaning of Section 368 of the Code: (i) no gain or loss will be recognized by Firstshares, the Bank, Hibernia, HNB or HNBT by reason of the Merger; (ii) a shareholder of Firstshares will not recognize any gain or loss for federal income tax purposes to the extent Hibernia Common Stock is received in the Merger in exchange for Firstshares Common Stock; (iii) the tax basis in the Hibernia Common Stock received by a shareholder of Firstshares will be the same as the tax basis in the Firstshares Common Stock surrendered in exchange therefor; and (iv) the holding period, for federal income tax purposes, for Hibernia Common Stock received in exchange for Firstshares Common Stock will include the period during which the shareholder held the Firstshares Common Stock surrendered in the exchange, provided that the Firstshares Common Stock was held as a capital asset at the Effective Date.

        The parties have received the opinion of Ernst & Young LLP, certified public accountants, to the effect that the Merger, if consummated in accordance with the terms of the Agreement, will constitute a reorganization for purposes of Section 368 of the Code and will have the tax effects described in this section. A copy of the opinion of Ernst & Young LLP in this regard is attached hereto as Appendix D. As noted in the opinion, the opinion is based upon certain representations and assumptions described therein. Shareholders of Firstshares are urged to review the full text of the opinion of Ernst & Young LLP attached hereto as Appendix D with regard to the tax consequences of the Merger to them.

        Because of the complexities of the tax laws, and because the tax consequences to a particular shareholder may be affected by matters not discussed herein, it is recommended that each shareholder consult his or her own tax advisor concerning the applicable federal, state and local tax consequences of the Merger.

        For information regarding the federal income tax consequences of cash payments received by dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Resale of Hibernia Common Stock

        The shares of Hibernia Common Stock issuable to shareholders of Firstshares upon consummation of the Merger have been registered under the Securities Act. It is a condition to closing of the Merger that all shares of Hibernia Common Stock issued in connection with the Merger be approved for listing, upon official notice of issuance, on the NYSE. Such shares may be traded freely by those shareholders not deemed to be affiliates of Firstshares as that term is defined under the Securities Act. The term "affiliate" generally means each person who controls, or is a member of a group that controls, or who is under common control with, Firstshares, and for purposes hereof could be deemed to include all executive officers, directors and 10% shareholders of Firstshares.

        Hibernia Common Stock received and beneficially owned by those shareholders who are deemed to be affiliates of Firstshares may be resold without registration as provided by Rule 145, or as otherwise permitted, under the Securities Act. Such affiliates, provided they are not affiliates of Hibernia, may publicly resell Hibernia Common Stock received by them in the Merger if they register the resale of those shares or they comply with the restrictions of Rule 145. Anyone who is or may be an affiliate of Firstshares should carefully consider the resale restrictions imposed by Rule 145 prior to attempting to transfer any shares of Hibernia Common Stock after the Merger. In addition, shares of Hibernia Common Stock issued to affiliates of Firstshares in the Merger will not be transferable until financial statements pertaining to at least 30 days of post-Merger combined operations of Hibernia and Firstshares have been published, in order to satisfy certain requirements of the Commission relating to pooling-of-interests accounting treatment.

        The Agreement requires Firstshares to use its best efforts to identify those persons who may be deemed to be affiliates of Firstshares and to cause each person so identified to deliver to Hibernia a written agreement providing that such person will not dispose of Firstshares Common Stock or Hibernia Common Stock received in the Merger except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling-of-interests accounting treatment. In addition, Hibernia intends to place stop transfer instructions with its transfer agent regarding Hibernia Common Stock issued to affiliates of Firstshares to ensure that transfers by those persons comply with Rule 145 and the terms of any applicable affiliate resale agreement with Hibernia.

Rights of Dissenting Shareholders

        Holders of shares of Firstshares Common Stock have a statutory right to dissent from the Merger by following the specific procedures set forth below. If the Merger is approved and consummated, holders of shares of Firstshares Common Stock who properly perfect their dissenters' rights will be entitled to receive an amount of cash equal to the fair value of their shares of Firstshares Common Stock rather than being required to accept the consideration therefor provided in the Agreement. The following summary is not a complete statement of the statutory dissenters' rights of appraisal, and such summary is qualified in its entirety by reference to the applicable provisions of the Texas Business Corporation Act ("TBCA"), which are reproduced in full at Appendix C hereto. A Firstshares shareholder must follow the exact procedure required by the TBCA in order to properly exercise his dissenter's rights of appraisal and avoid waiver of those rights.

        Holders of shares of Firstshares Common Stock who desire to dissent from the Merger must file a written objection to the Merger with the Secretary of Firstshares, Mr. Norman S. Bynum, 100 North Bolivar, Marshall, Texas 75670, prior to the Special Meeting at which a vote on the Merger will be taken. The written notice must state that the shareholder will exercise his right to dissent if the Merger is consummated and give the shareholder's address to which notice of effectiveness of the Merger will be sent. A vote against the Merger is not sufficient to perfect a shareholder's statutory right to dissent from the Merger. If the Merger is consummated, each shareholder who sent notice to Firstshares as described above and who did not vote in favor of the Merger will be deemed to have dissented from the Merger ("Dissenting Shareholder"). Failure to vote against the Merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the Merger will constitute such a waiver.

        Hibernia will be liable for any payments to Dissenting Shareholders and will, within ten (10) days of the Effective Date, notify the Dissenting Shareholders in writing that the Merger has been effected. Each Dissenting Shareholder so notified must, within ten (10) days of the delivery or mailing of such notice, make a written demand on Hibernia at 313 Carondelet Street, New Orleans, Louisiana 70130, Attention: Patricia C. Meringer, Secretary, for payment of the fair value of the Dissenting Shareholder's shares of Firstshares Common Stock as estimated by the Dissenting Shareholder. Failure to follow this procedure will constitute a waiver of his dissenter's rights of appraisal by such Dissenting Shareholder. The demand will state the number of shares of Firstshares Common Stock owned by the Dissenting Shareholder and the fair value of the shares as estimated by the Dissenting Shareholder. The fair value of the shares will be the value thereof as of the date immediately preceding the Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger. Dissenting Shareholders who fail to make a written demand within the ten (10) day period will be bound by the Merger and lose their rights to dissent. Within twenty (20) days after making a demand, the Dissenting Shareholder must submit certificates representing his shares of Firstshares Common Stock to Hibernia for notation thereon that such demand has been made. Dissenting Shareholders who have made a demand for payment of their shares will not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for their shares pursuant to the provisions of the TBCA and the right to maintain an appropriate action to obtain relief on the basis of fraud.

        Within twenty (20) days after receipt of a Dissenting Shareholder's demand letter as described above, Hibernia will deliver or mail to the Dissenting Shareholder written notice (i) stating that Hibernia accepts the amount claimed in the demand letter and agrees to pay that amount, within ninety
(90) days after the Effective Date, upon surrender of the relevant certificates of Firstshares Common Stock duly endorsed by the Dissenting Shareholder, or (ii) containing Hibernia's written estimate of the fair value of the shares of Firstshares Common Stock together with an offer to pay such amount within ninety
(90) days after the Effective  Date if Hibernia  receives  notice,  within sixty
(60) days after the Effective Date, stating that the Dissenting Shareholder agrees to accept that amount and upon surrender of the relevant certificates of Firstshares Common Stock duly endorsed by the Dissenting Shareholder. In either case, the Dissenting Shareholder will cease to have any ownership interest in Hibernia or Firstshares following payment of the agreed value.

        If the Dissenting Shareholder and Hibernia cannot agree on the fair value of the shares within sixty (60) days after the Effective Date, the Dissenting Shareholder or Hibernia may, within sixty (60) days of the expiration of such sixty (60) day period, file a petition ("Petition") in any court of competent jurisdiction in Harrison County, Texas, requesting a finding and determination of the fair value of the Dissenting Shareholder's shares. Each Dissenting Shareholder is not required to file a separate Petition.
 If one Dissenting Shareholder files a Petition, Hibernia must file, with the clerk of the court in which the Petition was filed, a list containing the names and addresses of the Dissenting Shareholders with whom agreements as to the value of their shares have not been reached. The court will give notice of the time and place of the hearing on the Petition to the Dissenting Shareholders named on the list. Dissenting Shareholders so notified by the court will be bound by the final judgment of the court regarding fair value of the shares. If no petition is filed within the appropriate time period, then all Dissenting Shareholders who have not reached an agreement with Hibernia on the value of their shares will be bound by the Merger and lose their right to dissent.

        After a hearing concerning the petition, the court will determine which Dissenting Shareholders have complied with the provisions of the TBCA and have become entitled to the valuation of, and payment for, their shares, and will appoint one or more qualified appraisers to determine the value of the shares of Firstshares Common Stock in question. The appraisers will determine such value and file a report with the court. The court will then in its judgment determine the fair value of the shares of Firstshares Common Stock, which judgment will be binding on Hibernia and on all Dissenting Shareholders receiving notice of the hearing. The court will direct Hibernia to pay such amount, together with interest thereon, beginning 91 days after the Effective Date of the Merger to the date of judgment, to the Dissenting Shareholders entitled thereto. The judgment will be payable upon the surrender to Hibernia of certificates representing shares of Firstshares Common Stock duly endorsed by the Dissenting Shareholder. Upon payment of the judgment, the Dissenting Shareholders will cease to have any interest in Hibernia. The court will allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between the parties in the manner that the court determines to be fair and equitable.

        Any Dissenting Shareholder who has made a written demand on Hibernia for payment of the value of his Firstshares Common Stock may withdraw such demand at any time before payment for his shares has been made or before a petition has been filed with an appropriate court for determination of the fair value of such shares but no such demand may be withdrawn after such payment has been made or, unless Hibernia will consent thereto, after such petition has been filed. If a Dissenting Shareholder withdraws his demand, or if he is otherwise unsuccessful in asserting his dissenters' rights of appraisal, such Dissenting Shareholder will be bound by the Merger and his status as a former shareholder of Firstshares will be restored without prejudice to any corporate proceedings, dividends, or distributions which may have occurred during the interim.

        In the absence of fraud in the transaction, a Dissenting Shareholder's statutory right of appraisal is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the Merger.

        Cash received by a Dissenting Shareholder of Firstshares in exchange for his or her Firstshares Common Stock will generally be subject to state and federal income tax and should be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no stock either directly or through the application of Section 318(a) of the Code, the redemption should be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her stock, as provided by Section 302(a) of the Code. In that case, the shareholder would recognize ordinary income or capital gain, as the case may be, in an amount equal to the difference between the amount of cash received in redemption of his shares and his basis in his Firstshares Common Stock.

Accounting Treatment

        It is anticipated that the Merger will be accounted for as a pooling of interests. In order for the Merger to qualify for pooling-of-interests accounting treatment, among other things, 90% or more of the outstanding Firstshares Common Stock must be exchanged for Hibernia Common Stock. If holders of more than 10% of the outstanding Firstshares Common Stock exercise and perfect dissenters' rights, the Merger will not qualify as a pooling of interests. Also, in order for the pooling-of-interests accounting method to apply, "affiliates" of Firstshares cannot, directly or indirectly, sell, transfer, pledge or otherwise alienate or encumber any shares of Hibernia Common Stock received in the Merger until such time as at least 30 days of post-Merger combined operations of Firstshares and Hibernia have been published. Persons believed by Firstshares to be "affiliates" have agreed to comply with these restrictions.

        Firstshares has agreed to use its best efforts to permit the transaction to be accounted for as a pooling of interests. Hibernia is not obligated to consummate the Merger if the Merger does not qualify for pooling-of-interests accounting treatment under these circumstances.


                       CERTAIN REGULATORY CONSIDERATIONS

General

        As a bank holding company, Hibernia is subject to the regulation and supervision of the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited from engaging under the BHCA in nonbanking activities, subject to certain exceptions.

        Hibernia's banking subsidiaries, HNB and HNBT, are subject to supervision and examination by applicable federal and state banking agencies. HNB and HNBT are national banking associations subject to the regulation and supervision of the Comptroller of the Currency (the "Comptroller"). HNB and HNBT are also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of HNB and HNBT. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

Payment of Dividends

        Hibernia generally depends upon payment of dividends by HNB and HNBT in order to pay dividends to its shareholders and to meet its other needs for cash to pay expenses. Hibernia derives substantially all of its income from the payment of dividends by HNB and HNBT, and its ability to pay dividends is affected by the ability of HNB and HNBT to pay dividends. HNB and HNBT are subject to various statutory restrictions on their ability to pay dividends to Hibernia. Under such restrictions, the amount available for payment of dividends to Hibernia by HNB was approximately $221 million and by HNBT was approximately $5 million at September 30, 1997. In addition, the Comptroller has the authority to prohibit any national bank from engaging in an unsafe or unsound practice, and the Comptroller has indicated its view that it generally would be an unsafe and unsound practice to pay dividends if the payment of the dividend would deplete a bank's capital to an adequate level. The ability of HNB and HNBT to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies or agreements and by capital guidelines. Additional information in this regard is contained in documents incorporated by reference herein. See "AVAILABLE INFORMATION."

        In addition, consistent with its policy regarding bank holding companies serving as a source of strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

Restrictions on Extensions of Credit

        HNB and HNBT are subject to restrictions imposed by federal law on the ability of any national bank to extend credit to affiliates, including Hibernia, to purchase the assets thereof, to issue a guarantee, acceptance or letter of credit on their behalf (including an endorsement or standby letter of credit) or to purchase or invest in the stock or securities thereof or to take such stock or securities as collateral for loans to any borrower. Such extensions of credit and issuances generally must be secured by eligible collateral. In addition, all such transactions with a single affiliate are generally limited to 10% of HNB's and HNBT's capital and surplus and all such transactions with affiliates may not exceed 20% of HNB's and HNBT's capital and surplus.

        Hibernia's banking subsidiaries are also limited in the aggregate amount that may be loaned to a single borrower or a group of borrowers that are deemed to be affiliated with each other for purposes of these rules. These loans are limited to 15% of HNB's and HNBT's capital and surplus.

                         PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma combined balance sheet of Hibernia as of September 30, 1997 and income statements of Hibernia for the nine-month periods ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 give effect to the pending merger with Firstshares, assuming the Merger is accounted for using the pooling-of-interests method of accounting, and as if the Merger had been consummated on January 1, 1994.

         The information at September 30, 1997 and for the nine-month periods ended September 30, 1997 and 1996 in the column titled "Hibernia Corporation" is summarized from the unaudited consolidated financial statements of Hibernia contained in Hibernia's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

         For the years ended December 31, 1996, 1995 and 1994, information in the column titled "Hibernia Corporation" is summarized from the consolidated financial statements of Hibernia contained in Hibernia's Annual Report on Form 10-K for the year ended December 31, 1996. Information in the column titled "Restated Hibernia Corporation" reflects the impact of the merger with Executive Bancshares, Inc. on August 31, 1997, which was accounted for as a pooling of interests.

         The information contained in the column titled "Firstshares of Texas, Inc." is based on, and should be read in conjunction with the financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations of Firstshares contained elsewhere in this Proxy Statement/Prospectus.

         The Pro Forma Financial Statements are presented for information purposes only and are not necessarily indicative of the combined financial position or results of operations which would actually have occurred if the mergers had been consummated in the past or which may be obtained in the future.

Pro Forma Combined Balance Sheet (Unaudited)

         The following unaudited pro forma combined balance sheet combines the balance sheets of Hibernia and Firstshares as if the Merger had been effective on September 30, 1997. This unaudited pro forma combined balance sheet should be read in conjunction with the financial statements and related notes of Hibernia contained in Hibernia's Quarterly Report on Form 10-Q for the quarter ended
September    30,   1997    incorporated    by   reference    into   this   Proxy
Statement/Prospectus, and the September 30, 1997 financial statements and related notes of Firstshares included elsewhere herein.

PRO FORMA COMBINED BALANCE SHEET
Hibernia Corporation and Subsidiaries
September 30, 1997

---------------------------------------------------------------------------------------------------------------------------
                                                                                                   PRO        PRO FORMA
                                                             HIBERNIA     FIRSTSHARES            FORMA         HIBERNIA
Unaudited ($ in thousands)                                CORPORATION   OF TEXAS, INC.     ADJUSTMENTS      CORPORATION
---------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks ..........................     $    415,518      $  11,785                       $    427,303
  Short-term investments ...........................          240,555          4,018                            244,573
  Securities available for sale ....................        2,010,247        129,618                          2,139,865
  Securities held to maturity ......................                -              -                                  -
  Loans, net of unearned income ....................        7,041,630        132,445                          7,174,075
      Reserve for possible loan losses .............         (113,796)        (1,425)                          (115,221)
---------------------------------------------------------------------------------------------------------------------------
          Loans, net ...............................        6,927,834        131,020                -         7,058,854
---------------------------------------------------------------------------------------------------------------------------
  Bank premises and equipment ......................          172,620          5,382                            178,002
  Customers' acceptance liability ..................              821              -                                821
  Goodwill .........................................          129,297          3,942                            133,239
  Other intangibles assets .........................           22,931              -                             22,931
  Other assets .....................................          161,270          3,048                            164,318
---------------------------------------------------------------------------------------------------------------------------
          TOTAL ASSETS .............................     $ 10,081,093      $ 288,813      $         0      $ 10,369,906
===========================================================================================================================

LIABILITIES
  Deposits:
      Demand, noninterest-bearing ..................     $  1,465,049      $  60,029                       $  1,525,078
      Interest-bearing .............................        6,636,694        183,518                          6,820,212
---------------------------------------------------------------------------------------------------------------------------
          Total Deposits ...........................        8,101,743        243,547                          8,345,290
---------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings ............................          718,499         17,000                            735,499
  Liability on acceptances .........................              821              -                                821
  Other liabilities ................................          142,969          3,423                            146,392
  Debt .............................................          106,777              -                            106,777
---------------------------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES ........................        9,070,809        263,970                -         9,334,779
---------------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
  Preferred Stock ..................................          100,000              -                            100,000
  Common Stock .....................................          250,919          2,404      $     4,682           258,005
  Surplus ..........................................          381,879          4,374           (7,044)          379,209
  Retained earnings ................................          285,596         19,346                            304,942
  Treasury stock ...................................             (643)        (2,362)           2,362              (643)
  Unrealized gains (losses) on securities
      available for sale ...........................                         l10,808            1,081            11,889
  Unearned compensation ............................          (18,275)             -                            (18,275)
---------------------------------------------------------------------------------------------------------------------------
          TOTAL SHAREHOLDERS' EQUITY ...............        1,010,284         24,843                -         1,035,127
---------------------------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $ 10,081,093      $ 288,813      $         0      $ 10,369,906
===========================================================================================================================
---------------
See notes to Pro Forma Combined Balance Sheet.

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED BALANCE SHEET
September 30, 1997

A. Hibernia plans to issue approximately 3,690,616 shares of Hibernia Common Stock, with an aggregate market value at the date of the Merger of $68,276,396 based upon an assumed market value of $18.50 per share, in exchange for all the outstanding shares of Firstshares Common Stock at September 30, 1997 to effect the Merger with Firstshares resulting in an exchange rate of 7.15. The stated value of the Hibernia Common Stock is $1.92 per share.

         In accordance with the pooling-of-interests method of accounting, the historical equities of the merged companies are combined for the purposes of this pro forma combined balance sheet.

Pro Forma Combined Income Statements (Unaudited)

         The following unaudited pro forma combined income statements for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995, and 1994 combine the income statements of Hibernia and Firstshares as if the Merger had been effective on January 1, 1994 and reflect the impact of the merger with Executive Bancshares, Inc. consummated in the third quarter of 1997 as discussed in Note A to the Pro Forma Combined Income Statements. The unaudited pro forma combined income statements should be read in conjunction with the consolidated financial statements and notes of Hibernia contained in Hibernia's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 and Hibernia's Annual Report on Form 10-K for the year ended December 31, 1996, each incorporated by reference into this Proxy Statement/Prospectus, and the financial statements and notes for the years ended December 31, 1996 and 1995 and the nine-month periods ended September 30, 1997 and 1996 of Firstshares contained elsewhere herein. The cost associated with the Merger, estimated to be approximately $XXX,XXX, will be accounted for as a current period expense when incurred.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Nine months ended September 30, 1997

                                                                                             PRO FORMA
                                                            HIBERNIA       FIRSTSHARES        HIBERNIA
Unaudited ($ in thousands, except per share data)        CORPORATION     OF TEXAS, INC.    CORPORATION
-----------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans ...................     $     428,469      $    8,439     $     436,908
    Interest on securities available for sale ....           106,313           5,668           111,981
    Interest on securities held to maturity ......                 -               -                 -
    Interest on short-term investments ...........             9,651             158             9,809
-----------------------------------------------------------------------------------------------------------
        Total interest income ....................           544,433          14,265           558,698
-----------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits .........................           210,770           5,213           215,983
    Interest on short-term borrowings ............            18,786             493            19,279
    Interest on debt .............................             1,692               -             1,692
-----------------------------------------------------------------------------------------------------------
        Total interest expense ...................           231,248           5,706           236,954
-----------------------------------------------------------------------------------------------------------
Net interest income ..............................           313,185           8,559           321,744
    Provision for possible loan losses ...........                64             189               253
-----------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses ......................           313,121           8,370           321,491
-----------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ..................            51,828           1,474            53,302
    Trust fees ...................................            10,878             545            11,423
    Other service, collection and exchange charges            31,707             277            31,984
    Other operating income .......................             9,064             104             9,168
    Securities gains (losses), net ...............               372               -               372
-----------------------------------------------------------------------------------------------------------
        Total noninterest income .................           103,849           2,400           106,249
-----------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ...............           130,761           3,886           134,647
    Occupancy expense, net .......................            22,863             582            23,445
    Equipment expense ............................            21,098             687            21,785
    Data processing expense ......................            16,270              49            16,319
    Foreclosed property expense, net .............              (498)              -              (498)
    Amortization of intangibles ..................            10,261             128            10,389
    Other operating expense ......................            65,828           1,999            67,827
-----------------------------------------------------------------------------------------------------------
        Total noninterest expense ................           266,583           7,331           273,914
-----------------------------------------------------------------------------------------------------------
Income before income taxes .......................           150,387           3,439           153,826
Income tax expense ...............................            52,564             900            53,464
-----------------------------------------------------------------------------------------------------------
Income from continuing operations ................     $      97,823      $    2,539     $     100,362
===========================================================================================================

Income from  continuing operations
    applicable to common shareholders ............     $      92,648      $    2,539     $      95,187
===========================================================================================================

Pro forma weighted average common shares .........       128,458,086       3,690,616       132,148,702
===========================================================================================================

Pro forma income per common share from
    continuing operations  (B) ...................     $        0.72                     $        0.72
===========================================================================================================
-------------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Nine months ended September 30, 1996

                                                                                               PRO FORMA
                                                            HIBERNIA       FIRSTSHARES          HIBERNIA
Unaudited ($ in thousands, except per share data)        CORPORATION     OF TEXAS, INC.      CORPORATION
-------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans ...................     $     348,196      $     7,242      $     355,438
    Interest on securities available for sale ....           104,309            5,450            109,759
    Interest on securities held to maturity ......                 -                -                  -
    Interest on short-term investments ...........             7,618              119              7,737
-------------------------------------------------------------------------------------------------------------
        Total interest income ....................           460,123           12,811            472,934
-------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits .........................           179,351            4,921            184,272
    Interest on short-term borrowings ............            10,939              286             11,225
    Interest on debt .............................             1,248               43              1,291
-------------------------------------------------------------------------------------------------------------
        Total interest expense ...................           191,538            5,250            196,788
-------------------------------------------------------------------------------------------------------------
Net interest income ..............................           268,585            7,561            276,146
    Provision for possible loan losses ...........           (12,490)             349            (12,141)
-------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses ......................           281,075            7,212            288,287
-------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ..................            42,161            1,188             43,349
    Trust fees ...................................             9,820              406             10,226
    Other service, collection and exchange charges            25,048              181             25,229
    Other operating income .......................             7,585              114              7,699
    Securities gains (losses), net ...............            (5,470)              (2)            (5,472)
-------------------------------------------------------------------------------------------------------------
        Total noninterest income .................            79,144            1,887             81,031
-------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ...............           119,694            3,583            123,277
    Occupancy expense, net .......................            20,163              518             20,681
    Equipment expense ............................            22,112              592             22,704
    Data processing expense ......................            16,088               44             16,132
    Foreclosed property expense, net .............            (1,901)              (3)            (1,904)
    Amortization of intangibles ..................             3,653               94              3,747
    Other operating expense ......................            58,253            1,727             59,980
-------------------------------------------------------------------------------------------------------------
        Total noninterest expense ................           238,062            6,555            244,617
-------------------------------------------------------------------------------------------------------------
Income before income taxes .......................           122,157            2,544            124,701
Income tax expense ...............................            42,574              662             43,236
-------------------------------------------------------------------------------------------------------------
Income from continuing operations ................     $      79,583      $     1,882      $      81,465
=============================================================================================================

Income from  continuing operations
    applicable to common shareholders ............     $      79,583      $     1,882      $      81,465
=============================================================================================================

Pro forma weighted average common shares .........       127,821,487        3,690,616        131,512,103
=============================================================================================================

Pro forma income per common share from
    continuing operations  (B) ...................     $        0.62                       $        0.62
=============================================================================================================
-------------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year ended December 31, 1996
                                                                                 (A)
                                                                               RESTATED                           PRO FORMA
                                                            HIBERNIA           HIBERNIA       FIRSTSHARES          HIBERNIA
Unaudited ($ in thousands, except per share data)        CORPORATION        CORPORATION     OF TEXAS, INC.      CORPORATION
-------------------------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans ...................     $     477,299      $     482,488      $     9,934      $     492,422
    Interest on securities available for sale ....           138,549            140,723            7,127            147,850
    Interest on securities held to maturity ......                 -                  -                -                  -
    Interest on short-term investments ...........             9,780             10,550              143             10,693
-------------------------------------------------------------------------------------------------------------------------------
        Total interest income ....................           625,628            633,761           17,204            650,965
-------------------------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits .........................           242,570            246,374            6,576            252,950
    Interest on short-term borrowings ............            15,288             15,287              381             15,668
    Interest on debt .............................             1,553              1,774               43              1,817
-------------------------------------------------------------------------------------------------------------------------------
        Total interest expense ...................           259,411            263,435            7,000            270,435
-------------------------------------------------------------------------------------------------------------------------------
Net interest income ..............................           366,217            370,326           10,204            380,530
    Provision for possible loan losses ...........           (12,625)           (12,460)             582            (11,878)
-------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses ......................           378,842            382,786            9,622            392,408
-------------------------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ..................            58,330             58,733            1,633             60,366
    Trust fees ...................................            13,397             13,397              554             13,951
    Other service, collection and exchange charges            33,985             34,045              273             34,318
    Gain on sale of business lines ...............               517                517                -                517
    Other operating income .......................             9,436              9,664              246              9,910
    Securities gains (losses), net ...............            (5,306)            (5,306)              (2)            (5,308)
-------------------------------------------------------------------------------------------------------------------------------
        Total noninterest income .................           110,359            111,050            2,704            113,754
-------------------------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ...............           161,170            162,882            4,767            167,649
    Occupancy expense, net .......................            26,959             27,232              705             27,937
    Equipment expense ............................            28,735             29,052              825             29,877
    Data processing expense ......................            20,234             20,426               59             20,485
    Foreclosed property expense, net .............            (1,743)            (1,736)              (3)            (1,739)
    Amortization of intangibles ..................             7,290              7,334              126              7,460
    Other operating expense ......................            77,088             78,064            2,241             80,305
-------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense ................           319,733            323,254            8,720            331,974
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .......................           169,468            170,582            3,606            174,188
Income tax expense ...............................            59,518             59,865              867             60,732
-------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations ................     $     109,950      $     110,717      $     2,739      $     113,456
===============================================================================================================================

Income from  continuing operations
    applicable to common shareholders ............     $     108,210      $     108,977      $     2,739      $     111,716
===============================================================================================================================

Pro forma weighted average common shares .........       126,765,513        127,927,193        3,690,616        131,617,809
===============================================================================================================================

Pro forma income per common share from
    continuing operations  (B) ...................                        $        0.85      $      0.85      $        0.85
===============================================================================================================================
---------------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year ended December 31, 1995
                                                                                  (A)
                                                                               RESTATED                          PRO FORMA
                                                            HIBERNIA           HIBERNIA      FIRSTSHARES          HIBERNIA
Unaudited ($ in thousands, except per share data)        CORPORATION        CORPORATION    OF TEXAS, INC.      CORPORATION
-------------------------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans ...................     $     389,609      $     394,278      $     8,404      $     402,682
    Interest on securities available for sale ....            49,632             50,546            6,471             57,017
    Interest on securities held to maturity ......           116,237            117,110                -            117,110
    Interest on short-term investments ...........             7,368              7,603              765              8,368
-------------------------------------------------------------------------------------------------------------------------------
        Total interest income ....................           562,846            569,537           15,640            585,177
-------------------------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits .........................           226,669            229,592            5,999            235,591
    Interest on short-term borrowings ............            13,791             13,809              337             14,146
    Interest on debt .............................             1,630              1,827               66              1,893
-------------------------------------------------------------------------------------------------------------------------------
        Total interest expense ...................           242,090            245,228            6,402            251,630
-------------------------------------------------------------------------------------------------------------------------------
Net interest income ..............................           320,756            324,309            9,238            333,547
    Provision for possible loan losses ...........             1,140              1,260              124              1,384
-------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses ......................           319,616            323,049            9,114            332,163
-------------------------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ..................            48,715             49,063            1,030             50,093
    Trust fees ...................................            12,498             12,498              549             13,047
    Other service, collection and exchange charges            28,673             28,818              236             29,054
    Gain on divestiture of banking offices .......             2,361              2,361                -              2,361
    Gain on sale of business lines ...............             3,402              3,402                -              3,402
    Other operating income .......................             8,317              8,450              273              8,723
    Securities gains (losses), net ...............               248                227                -                227
-------------------------------------------------------------------------------------------------------------------------------
        Total noninterest income .................           104,214            104,819            2,088            106,907
-------------------------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ...............           136,804            138,077            4,447            142,524
    Occupancy expense, net .......................            26,501             26,761              746             27,507
    Equipment expense ............................            21,648             21,968              690             22,658
    Data processing expense ......................            19,373             19,493               49             19,542
    Foreclosed property expense, net .............              (699)              (693)             (12)              (705)
    Amortization of intangibles ..................             3,709              3,709               98              3,807
    Other operating expense ......................            76,742             77,522            2,240             79,762
-------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense ................           284,078            286,837            8,258            295,095
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .......................           139,752            141,031            2,944            143,975
Income tax expense ...............................            10,867             11,333              812             12,145
-------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations ................     $     128,885      $     129,698      $     2,132      $     131,830
===============================================================================================================================

Income from  continuing operations
    applicable to common shareholders ............     $     128,885      $     129,698      $     2,132      $     131,830
===============================================================================================================================

Pro forma weighted average common shares .........       126,880,767        128,042,447        3,690,616        131,733,063
===============================================================================================================================

Pro forma income per common share from
    continuing operations  (B) ...................                        $        1.02      $      1.01      $        1.00
===============================================================================================================================
---------------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year ended December 31, 1994
                                                                                   (A)
                                                                               RESTATED                          PRO FORMA
                                                            HIBERNIA           HIBERNIA       FIRSTSHARES         HIBERNIA
Unaudited ($ in thousands, except per share data)        CORPORATION        CORPORATION     OF TEXAS, INC.     CORPORATION
-------------------------------------------------------------------------------------------------------------------------------
Interest income
    Interest and fees on loans ...................     $     307,545      $     311,134      $     6,558      $     317,692
    Interest on securities available for sale ....            53,134             55,107            6,023             61,130
    Interest on securities held to maturity ......           111,325            111,325                -            111,325
    Interest on short-term investments ...........             7,941              8,105              609              8,714
-------------------------------------------------------------------------------------------------------------------------------
        Total interest income ....................           479,945            485,671           13,190            498,861
-------------------------------------------------------------------------------------------------------------------------------
Interest expense
    Interest on deposits .........................           169,633            171,887            4,216            176,103
    Interest on short-term borrowings ............             6,225              6,226              140              6,366
    Interest on debt .............................             2,971              3,161                -              3,161
-------------------------------------------------------------------------------------------------------------------------------
        Total interest expense ...................           178,829            181,274            4,356            185,630
-------------------------------------------------------------------------------------------------------------------------------
Net interest income ..............................           301,116            304,397            8,834            313,231
    Provision for possible loan losses ...........           (17,869)           (17,826)              40            (17,786)
-------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses ......................           318,985            322,223            8,794            331,017
-------------------------------------------------------------------------------------------------------------------------------
Noninterest income
    Service charges on deposits ..................            47,139             47,499              889             48,388
    Trust fees ...................................            13,092             13,092              523             13,615
    Other service, collection and exchange charges            22,487             22,503              239             22,742
    Other operating income .......................            12,129             12,329              150             12,479
    Securities gains (losses), net ...............            (1,669)            (1,672)               -             (1,672)
-------------------------------------------------------------------------------------------------------------------------------
        Total noninterest income .................            93,178             93,751            1,801             95,552
-------------------------------------------------------------------------------------------------------------------------------
Noninterest expense
    Salaries and employee benefits ...............           133,002            134,111            4,122            138,233
    Occupancy expense, net .......................            28,338             28,537              652             29,189
    Equipment expense ............................            17,871             18,108              698             18,806
    Data processing expense ......................            21,231             21,331               36             21,367
    Foreclosed property expense, net .............            (7,064)            (7,034)             (31)            (7,065)
    Amortization of intangibles ..................            23,231             23,231               78             23,309
    Other operating expense ......................            86,309             87,128            2,368             89,496
-------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense ................           302,918            305,412            7,923            313,335
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes .......................           109,245            110,562            2,672            113,234
Income tax expense ...............................             7,785              8,227              771              8,998
-------------------------------------------------------------------------------------------------------------------------------
Income from continuing operations ................     $     101,460      $     102,335      $     1,901      $     104,236
===============================================================================================================================

Income from  continuing operations
    applicable to common shareholders ............     $     101,460      $     102,335      $     1,901      $     104,236
===============================================================================================================================

Pro forma weighted average common shares .........       127,595,944        128,757,624        3,690,616        132,448,240
===============================================================================================================================

Pro forma income per common share from
    continuing operations  (B) ...................                        $        0.80      $      0.79      $        0.79
===============================================================================================================================
---------------
See notes to Pro Forma Combined Income Statements.

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED INCOME STATEMENTS

A. On August 31, 1997, Hibernia Corporation merged with Executive Bancshares, Inc. in a transaction accounted for as a pooling of interests. Hibernia issued 1,161,680 shares of Hibernia Common Stock in such transaction, with a market value of $16,837,390.

B. Hibernia expects to achieve savings through reductions in operating costs in connection with the Merger. The majority of savings will be achieved through consolidation of certain operations. The extent to which the savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and certain external factors. Therefore, there can be no assurance that such savings will be realized. No adjustment has been included in the unaudited pro forma financial statements for the anticipated savings.



                   CERTAIN INFORMATION CONCERNING FIRSTSHARES


Description of Business

        Firstshares was organized in 1982 as a Texas corporation for the purpose of becoming a bank holding company through the acquisition of all the issued and outstanding common stock of the Bank. The Company was inactive until it consummated its acquisition of the Bank on January 1, 1989. Organized in the state of Delaware in 1994, Firstshares-Delaware, a wholly-owned subsidiary of Firstshares, acquired all of the issued and outstanding common stock of the Bank and of The First National Company of Marshall ("FNCO"), a non-active company, from Firstshares on March 21, 1995. Unless the context otherwise requires, references to Firstshares include all subsidiaries.

        Firstshares' primary activity is to provide assistance to the subsidiaries in the management and coordination of its financial resources and to provide capital. The subsidiaries operate under the management of their own officers and formulate their own policies with respect to banking matters. Firstshares presently conducts no activity other than the operation of its subsidiaries and the investment of its own funds and derives all of its operating revenues from the Bank.

        The Bank services a large portion of the East Texas area with offices in Marshall, serving Harrison County, in Longview, serving Gregg County, in Tyler, serving Smith County, in Texarkana, serving Bowie County, and in Jacksonville, serving Cherokee County. The Bank is the largest Marshall-based bank in the Marshall area. The Bank was established in 1877, making it the oldest bank in Harrison County.

        Firstshares conducts substantially all of its business through the Bank. The principal services provided by the Bank are as follows:

        Commercial Services. The Bank provides a full range of banking services for its commercial, industrial and financial customers. Commercial lending activities include short-term and medium-term loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing and leasing, and interim, medium-term and permanent real estate lending, which includes home equity lending beginning January 1, 1998. Other services include cash management programs, federal tax depository and night depository services.

        Consumer Services. The Bank also provides a wide range of consumer banking services, including savings and checking accounts, various savings programs, and installment and other personal loans. It makes automobile and other installment loans directly to customers, as well as through dealers to whom the Bank may also provide various forms of "floor plan" financing.
 The Bank makes home improvement and real estate loans, provides safe deposit services, and provides 24-hour routine banking service through six automated teller machines. The Bank also provides 24-hour banking service through telebanking through which customers can make account transfers, retrieve account balances, verify deposits, make loan payments and conduct other transactions.

        Trust Services. The Bank provides trust and agency services to individuals, partnerships and corporations. The Bank's trust division also provides investment management, administration and advisory services for agency and trust accounts, and acts as trustee for pension and profit sharing funds.

        The business of the Bank is not seasonal, and neither the loans nor deposits of the Bank are concentrated in any individual or group that, if lost, would have a material adverse effect on the business of the Bank.

Supervision and Regulation

        [As a bank holding company, Firstshares is subject to the supervision of and regulations adopted by the Federal Reserve Board pursuant to the BHCA. Firstshares is required under the BHCA to file quarterly and annual reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of Firstshares and the Bank. Under the BHCA, Firstshares also is generally prohibited, with certain exceptions, from engaging in or acquiring control of any company that is engaged in non-banking activities or from engaging in certain tie-in arrangements in connection with any extension of credit or provision of any property or services.

        The Bank is chartered under the National Bank Act and is subject to the supervision and regulation of, and is examined by, the Comptroller of the Currency. The Bank is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation ("FDIC"). Both of those agencies further regulate and examine their respective member banks. The supervision and regulation of the Bank by all these authorities is intended to protect the interests of depositors rather than shareholders.

        The Bank's deposits are insured by the Bank Insurance Fund ("BIF") of the FDIC, which insures up to $100,000 per each insured deposit account. As of January 1, 1993, the FDIC implemented a traditional risk-related insurance assessment system whereby the FDIC places each insured bank in one of nine risk categories based on its level of capital and other relevant information. Under the system, there is a twenty-seven basis point spread between the highest and lowest assessment, with the strongest banks (including the Bank) paying an insurance premium equal to 0.00% of deposits and the weakest banks paying a premium of 0.27% of deposits. The FDIC Board of Directors has the flexibility to adjust the entire BIF assessment rate schedule twice a year without seeking public comment first, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule will be made by the FDIC Board of Directors only after a full rule making with opportunity for public comment. The Bank is not currently paying any deposit insurance premium. Congress recently adopted, and the President signed into law, an act requiring BIF-insured institutions, such as the Bank, to pay a portion of the interest due on bonds that were issued by the Financing Corporation ("FICO") to help shore up the ailing Federal Savings and Loan Insurance Corporation. The amount of FICO debt service to be paid by all BIF-insured institutions, in the aggregate, is approximately $320,343,000 per year, or .0128 per $100.00 of domestic deposits, from 1997 until the year 2000 when the obligation of BIF-insured institutions increases to approximately $600,000,000 per year, or $.0240 per $100.00 of domestic deposits, through the year 2019.

        The operations of the Bank, and therefore Firstshares, is affected significantly by the actions of the Federal Reserve Board intended to control the money supply and credit availability in order to influence the national economy.

Competition

        The Bank is engaged in a highly competitive business. All financial activities and the geographic markets served involve competition with other banks as well as with non-bank financial institutions and non-financial enterprises. The Bank actively competes with other banks in efforts to obtain deposits and make loans, in the scope and type of services offered, in interest rates paid on time deposits and charged on loans and in other aspects of banking. In addition to competing with other commercial banks within and outside its primary service areas, the Bank competes with other financial institutions engaged in the business of making loans and accepting deposits, such as savings and loan associations, credit unions, insurance companies, small loan companies, finance companies, investment brokers, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Additional competition for deposits comes from government and private issuers of debt obligations and other investment alternatives for depositors such as money market funds. The Bank also competes with suppliers of equipment in providing equipment financing.

Employees

        Firstshares and the Bank had in the aggregate approximately 168 full and part time employees as of November 30, 1997. None of such employees are subject to a collective bargaining agreement.

Properties

        The Bank's main office is located in a three-story, 40,900 square foot building owned by the Bank and located at 100 North Bolivar, Marshall, Texas. The Bank owns and operates a one-story, 4,250 square foot drive-in facility located two city blocks from the main banking building at 100 North Columbus. The Bank also owns a 22,257 square foot parking lot immediately east of the main banking building for use by employees of the Bank. The Bank owns and operates an automated teller machine on the parking lot of the main building. All facilities owned by the Bank in Marshall, Texas are unencumbered.

        The Bank's Longview, Texas office is located in a 17,500 square foot, two-story building owned by the Bank and located at 1111 Judson Road. The Bank also owns a facility adjacent to 1100 Judson Road which has eight drive-in lanes and an automated teller machine. Also in Longview, the Bank owns but does not currently occupy a two-story, 5,355 square foot building located at 1302 Judson Road. In addition, the Bank owns the one-story, four-station drive-in facility adjacent to this property and an automated teller machine is located in the parking lot. All facilities owned by the Bank in Longview, Texas are unencumbered.

        The Bank's Tyler, Texas office is located on leased property at 909 ESE Loop 323. The lease commenced on January 1, 1989 and ends on December 31, 2003 with an option to renew for an additional five years. The Bank owns and operates a 1,995 square foot, one-story, seven-station drive-in facility and an automated teller machine, both located adjacent to the leased branch facility. All facilities owned by the Bank in Tyler, Texas are unencumbered.

        The Bank's Texarkana, Texas office is located in a one-story, 6,457 square foot facility, with two drive-in lanes and one automated teller machine, owned by the Bank and located at 4605 Texas Boulevard. The Bank owns these facilities which are unencumbered.

        The Bank's Jacksonville, Texas office is located in a 37,375 square foot, four-story building owned by the Bank and located at 222 South Ragsdale. The automated teller machine is located in the parking lot of this facility. The Bank also leases a drive-in facility in Jacksonville, Texas with five drive-in lanes. The lease commenced on June 20, 1997 and ends on June 20, 1999.

Legal Proceedings

        In the normal course of its business, Firstshares from time to time is involved in legal proceedings. Other than such legal proceedings incidental to its business, Firstshares management is not aware of any pending or threatened legal proceedings, which upon resolution, would have a material adverse effect upon Firstshares financial condition or results of operations.

Market Prices and Dividends

        Firstshares' authorized capital stock consists of 1,500,000 shares of common stock, par value $4.00 per share, of which 516,170 shares were issued and outstanding on the Record Date, and 1,000,000 shares of Series A preferred stock, par value $10.00 per share, none of which were issued and outstanding on the Record Date. There are 215 shareholders of record of Firstshares. There is no established public market for Firstshares Common Stock, nor are there any published quotations for such shares. Firstshares acts as its own transfer agent and registrar.

        Firstshares declared and paid cash dividends of $0.72 per share and $0.64 per share in 1997 and 1996, respectively. The amount of dividends that may be paid by Firstshares is restricted under the terms of the Agreement, which provides that the amount of such dividends may not exceed $0.18 per fiscal quarter for each quarter completed prior to the Effective Date of the Merger, consistent in timing with past practices during the preceding three years. As a bank holding company that does not, as an entity, engage in separate business activities, Firstshares' ability to pay cash dividends depends upon the income it receives from the Bank. Firstshares' only sources of income are (i) dividends paid to it indirectly by the Bank and (ii) tax savings, if any, that result from the filing of consolidated tax returns for Firstshares and the Bank. Firstshares must pay all of its operating expenses from the funds received by Firstshares from the Bank.

        The ability of the Bank, as a national banking association, to pay dividends is restricted under applicable law and regulations. [Ask Gary Ryan for a description of restrictions].



Security Ownership of Principal Shareholders and Management

Ownership of Principal Shareholders

        The following table sets forth information concerning all persons known to Firstshares to be beneficial owners, directly or indirectly, of more than 5% of the outstanding shares of Firstshares Common Stock, Firstshares only class of voting securities, as of the Record Date. Unless otherwise indicated, the named persons have direct beneficial ownership of the shares with sole voting and investment power.

Name and Address              Amount and Nature             Percent of Class
of Beneficial Owner           of Beneficial
                              Ownership


George E. Grobowsky                44,254                        8.57%
816 Shadowood Drive
Marshall, Texas  75672


Thomas L. Whaley (*)              167,488                       32.45%
217 Pitts Avenue
Marshall, Texas  75672


* Includes 19,658 shares of Common Stock owned jointly by Mr. Whaley and his wife, with respect to which he has shared investment and shared voting authority. Mr. Whaley serves as sole trustee and has sole investment and sole voting authority with respect to 32,691 shares of Common Stock held by Thomas L. Whaley, Jr. Trust; 32,689 shares of Common Stock held by Benjamin P. Whaley Trust; 37,689 shares of Common Stock held by George P. Whaley Trust; 13,474 shares of Common Stock held by Laura Street Pope Trust #1; and 31,287 shares of Common Stock held Under the Will of Ben S. Pope.


Ownership of Management

        The following table sets forth information concerning the shares of Firstshares Common Stock beneficially owned, directly or indirectly, by each director and executive officer of Firstshares, and all directors and executive officers as a group as of the Record Date. Unless otherwise indicated, the named persons have direct beneficial ownership of the shares with sole voting and investment power.

     Name of                  Amount and Nature
Beneficial Owner                of Beneficial               Percent of Class
                                  Iwbersguo


H.A. (Tony) Bridge,Jr. (1)         1,706                           *
Rex Brown (2)                      2,419                           *
Harvey R. Clanton (3)              6,447                         1.25%
George E. Grobowsky (4)           44,254                         8.57%
James H. Harris, Jr. (5)           1,470                           *
Ray B.  Nesbitt (6)               24,619                         4.77%
James A.  Pedison (7)                250                           *
Larry Slone (8)                    2,088                           *
Bill  Sullivan (9)                 2,991                           *
George P. Whaley (10)             21,608                         4.19%
Thomas L.  Whaley (11)           167,488                        32.45%
Louis A.  Williams (12)            1,814                           *
Joseph A. Wood (13)               17,420                         3.37%
Michael L. Wood (14)               5,608                         1.09%

Directors and Officers
of Firstshares as a
group (14 people)                300,182                        58.16%


* Represents less than 1% of the issued and outstanding shares of Firstshares Common Stock.

(1) Mr. Bridge serves as a Director of Firstshares.

(2) Mr. Brown serves as a Director of Firstshares.

(3) Mr. Clanton serves as a Director of Firstshares. Includes 4,962 shares owned of record by Mr. Clanton, with respect to which he has sole investment and voting authority, and 1,485 shares owned by Harvey R. Clanton IRA, with respect to which he has sole investment and voting authority.

(4) Mr. Grobowsky serves as the Chairman of the Board and Chief Executive Officer of Firstshares.

(5) Mr. Harris serves as a Director of Firstshares.

(6) Mr. Nesbitt serves as a Director of Firstshares. Includes 22,788 shares owned of record by Mr. Nesbitt, with respect to which he has sole investment and sole voting authority, and 1,831 shares held of record individually by his wife over which she exercises sole investment and sole voting authority.

(7) Mr. Pedison serves as a Director of Firstshares.

(8) Mr. Slone serves as a Director of Firstshares.

(9) Mr. Sullivan serves as a Director of Firstshares. Includes 1,109 shares owned of record by Mr. Sullivan, with respect to which he has sole investment and sole voting authority, and 350 shares owned of record by Sullivan Funeral Home and Colonial Chapel, Inc. and 1,532 shares owned of record by Sullivan Life Insurance Co., Inc., with respect to which he has sole investment and sole voting authority.

(10) Mr. Whaley serves as a Director and a Vice President of Firstshares.

(11) Mr. Whaley serves as a Director of Firstshares. Includes 19,658 shares owned jointly by Mr. Whaley and his wife, with respect to which he has shared investment and shared voting authority. Mr. Whaley serves as sole trustee and has sole investment and sole voting authority with respect to 32,691 shares held by Thomas L. Whaley, Jr. Trust; 32,689 shares held by Benjamin P. Whaley Trust; 37,689 shares held by George P. Whaley Trust; 13,474 shares held by Laura Street Pope Trust #1; and 31,287 shares held Under the Will of Ben S. Pope.

(12) Mr. Williams serves as a Director of Firstshares. Includes 350 shares owned of record by Mr. Williams, with respect to which he has sole investment and sole voting authority and 1,464 shares owned of record by Louis A. Williams and Associates, Inc. with respect to which he has sole voting and sole investment authority.

(13) Mr. Wood serves as a Director and the President of Firstshares.

(14) Mr. Wood serves as a Director of Firstshares. Includes 5,608 shares owned of record jointly by Mr. Wood and his wife, with respect to which he shares investment and shares voting authority with his wife.


                   FIRSTSHARES OF TEXAS, INC. AND SUBSIDIARIES
                     Consolidated Balance Sheets (Unaudited)
                           September 30, 1997 and 1996



A S S E T S                                                Sept 30, 1997     Sept 30, 1996
-------------------------------------------------------------------------------------------
Cash and due from banks ...................................    11,784,735    11,639,490
Federal funds sold ........................................     3,935,000             0
-------------------------------------------------------------------------------------------
     Cash and cash equivalents ............................    15,719,735    11,639,490
-------------------------------------------------------------------------------------------
Interest-bearing deposits with other financial institutions        83,041        98,770
Securities - available-for-sale ...........................   129,617,603   118,561,407
Loans, net ................................................   131,019,354   108,578,811
Bank premises and equipment, net ..........................     5,382,425     4,931,598
Accrued interest receivable ...............................     2,097,712     1,670,186
Other assets ..............................................     4,892,468     1,838,129
===========================================================================================
  TOTAL ASSETS ............................................   288,812,338   247,318,391
===========================================================================================


L I A B I L I T I E S
Deposits:
  Demand ..................................................    60,029,104    39,566,964
  NOW accounts ............................................    44,706,828    51,729,204
  Money market and savings ................................    40,959,601    38,380,830
  Certificates of deposit and other time ..................    97,851,535    85,822,779
-------------------------------------------------------------------------------------------
     Total deposits .......................................   243,547,068   215,499,777
-------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase ............    12,000,000     8,000,000
Federal funds purchased ...................................     5,000,000       730,000
Accrued interest payable and other liabilities ............     3,422,603     2,682,713
Note payable to a bank ....................................             0             1
-------------------------------------------------------------------------------------------
  TOTAL LIABILITIES .......................................   263,969,671   226,912,491
-------------------------------------------------------------------------------------------

S T O C K H O L D E R S' E Q U I T Y
Preferred stock ...........................................             0             0
Common stock ..............................................     2,403,516     2,403,516
Capital surplus ...........................................     4,374,285     4,359,147
Net unrealized gains on securities available-for-sale,
  net of income tax .......................................     1,080,677      (324,418)
Retained earnings .........................................    19,346,368    16,357,696
Treasury stock ............................................    (2,362,179)   (2,390,041)
-------------------------------------------------------------------------------------------
  TOTAL STOCKHOLDERS' EQUITY ..............................    24,842,667    20,405,900
-------------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND
         STOCKHOLDERS' EQUITY .............................   288,812,338   247,318,391
===========================================================================================


                   FIRSTSHARES OF TEXAS, INC. AND SUBSIDIARIES
                  Consolidated Statements of Income (Unaudited)
              For the Nine Months Ended September 30, 1997 and 1996

                                                               Sept 30, 1997   Sept 30, 1996
---------------------------------------------------------------------------------------------
Interest income:
  Loans .....................................................   $ 8,439,047     7,241,562
  Securities:
    Taxable .................................................     4,684,182     4,748,890
    Tax-exempt ..............................................       920,979       651,651
  Dividend income ...........................................        62,953        49,356
  Federal funds sold ........................................       153,437       114,486
  Interest-bearing deposits with other financial institutions         4,473         4,867
---------------------------------------------------------------------------------------------
        Total interest income ..............................    14,265,071    12,810,812
---------------------------------------------------------------------------------------------

Interest expense:
  Deposits:
    NOW accounts ............................................       848,697       729,771
    Money market and savings ................................       772,478       850,460
    Certificates of deposit and other time ..................     3,591,941     3,340,591
  Securities sold under agreements to repurchase ............       218,588       227,357
  Federal funds purchased ...................................       274,172        58,620
  Other borrowings ..........................................             0        43,488
---------------------------------------------------------------------------------------------
         Total interest expense .............................     5,705,876     5,250,287
---------------------------------------------------------------------------------------------
         Net interest income ................................     8,559,195     7,560,525
Provision for loan losses ...................................       188,528       349,067
---------------------------------------------------------------------------------------------
          Net interest income after provision for loan losses     8,370,667     7,211,458

Other income:
  Gains/(losses) on available-for-sale securities sold ......             0        (1,905)
  Income from Fiduciary activities ..........................       544,761       405,970
  Service charges on deposit accounts .......................     1,473,629     1,187,590
  Other service charges, commissions, and fees ..............       276,887       180,941
  Other .....................................................       103,798       114,662
---------------------------------------------------------------------------------------------
          Total other income ................................     2,399,075     1,887,258
---------------------------------------------------------------------------------------------
Other expenses:
  Salaries and benefits .....................................     3,885,505     3,583,333
  Occupancy and equipment ...................................     1,269,070     1,110,285
  Other .....................................................     2,176,056     1,861,912
---------------------------------------------------------------------------------------------
           Total other expense ..............................     7,330,631     6,555,530
---------------------------------------------------------------------------------------------
           Income before income taxes .......................     3,439,111     2,543,186
Income tax expense ..........................................       899,905       661,595
---------------------------------------------------------------------------------------------
           Net income .......................................   $ 2,539,206     1,881,591
=============================================================================================
Net income per common share .................................   $      4.92          3.65
=============================================================================================


                   FIRSTSHARES OF TEXAS, INC. AND SUBSIDIARIES
           Consolidated Statements of Stockholders' Equity (Unaudited)
              For the Nine Months Ended September 30, 1997 and 1996

                                                                                          Net Unrealized
                                                                                                (Losses)
                                                                                                Gains on                     Total
                                          Preferred        Common     Capital  Available-For-   Retained    Treasury  Stockholders'
                                              Stock         Stock     Surplus  Sale Securities  Earnings       Stock        Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995 ...........   $     ---    2,402,916    4,439,125    1,002,002   14,723,042   -2,604,060   19,963,025
  Net income ...........................         ---          ---          ---          ---    1,881,591          ---    1,881,591
  Cash dividends--common stock
    ($0.48 per share) ..................                      ---          ---          ---     -246,937          ---     -246,937
  Stock options exercised (7,500 shares)         ---          600      -85,005          ---          ---      204,405      120,000
  Net change in unrealized gains on
    available-for-sale securities, net
    of taxes ...........................         ---          ---          ---   -1,326,420          ---          ---   -1,326,420
  Purchase of treasury stock
    (684 shares) .......................         ---          ---        5,027          ---          ---   -23,758         -18,731
  Issuance of treasury stock
    (1,200 shares for stock award) .....         ---          ---          ---          ---          ---       33,372       33,372
------------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996 ..........         ---    2,403,516    4,359,147     -324,418   16,357,696   -2,390,041   20,405,900
====================================================================================================================================


Balance at December 31, 1996 ...........         ---    2,403,516    4,374,285       22,246   17,085,895   -2,362,179   21,523,763
  Net income ...........................         ---          ---          ---          ---    2,539,206          ---    2,539,206
  Cash dividends--common stock
    ($0.54 per share) ..................         ---          ---          ---          ---     -278,733          ---     -278,733
  Net change in unrealized gains on
    available-for-sale securities, net
    of taxes ...........................         ---          ---          ---    1,058,431          ---          ---    1,058,431
------------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997 ..........   $     ---    2,403,516    4,374,285    1,080,677   19,346,368   -2,362,179   24,842,667
====================================================================================================================================

                   FIRSTSHARES OF TEXAS, INC. AND SUBSIDIARIES
                Consolidated Statements of Cash Flows (Unaudited)
              For the Nine Months Ended September 30, 1997 and 1996

                                                                           Sept 30, 1997   Sept 30, 1996
------------------------------------------------------------------------------------------------------------
Operating activities:
   Net income ............................................................     2,539,206      1,881,591
   Adjustments to reconcile net income to net cash provided by operating activities:
        Net accretion of discounts and premiums on securities
           available-for-sale ............................................      (343,863)      (630,965)
        Provision for loan losses ........................................       188,528        349,067
        (Gains) losses on sale of other real estate ......................             -          1,838
        Depreciation and amortization ....................................       684,515        560,123
        Gains on sale of assets ..........................................          (263)        (5,500)
        Stock award expense ..............................................             -         33,372
        (Increase) decrease in accrued interest receivable and other assets      (272,610)     (181,599)
        Increase in accrued interest payable and other liabilities ........       182,411       271,268
------------------------------------------------------------------------------------------------------------
                Net cash provided by operating activities ................     2,977,924      2,279,194
------------------------------------------------------------------------------------------------------------
Investing activities:
   Proceeds from maturities and paydowns of securities
      available-for-sale .................................................    18,703,577     19,665,265
   Proceeds from sale of securities available-for-sale ...................     1,277,300      3,987,225
   Purchases of securities available-for-sale ............................   (37,974,432)   (17,421,736)
   Net (increase) decrease in interest-bearing deposits with
      other financial institutions .......................................        15,989        (73,247)
   Net increase in loans .................................................   (17,011,040)   (13,426,022)
   Proceeds from sales of other real estate ..............................             -         60,107
   Proceeds from sales of bank premises and other assets .................         1,137          9,140
   Purchases of bank premises and equipment ..............................    (1,005,205)      (616,515)
   Net cash received from acquisition ....................................    38,368,075              -
------------------------------------------------------------------------------------------------------------
                Net cash used (provided) by investing activities .........     2,375,401     (7,815,783)
------------------------------------------------------------------------------------------------------------
Financing activities:
   Net increase (decrease) in deposits ...................................   (20,539,853)     5,604,884
   Net increase (decrease) in securities sold under
      agreements to repurchase ...........................................     4,500,000     (4,200,000)
   Net increase in federal funds purchased ...............................     5,000,000        730,000
   Cash dividends paid ...................................................      (314,551)      (245,652)
   Payments on notes payable to a bank ...................................             -       (674,999)
   Proceeds from stock options exercised .................................             -        120,000
   Purchase of treasury stock ............................................             -        (18,731)
------------------------------------------------------------------------------------------------------------
                Net cash provided (used) by financing activities .........   (11,354,404)     1,315,502
------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents .........................    (6,001,078)    (4,221,087)
Cash and cash equivalents at beginning of year ...........................    21,720,813     15,860,577
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year .................................    15,719,735     11,639,490
------------------------------------------------------------------------------------------------------------

                   FIRSTSHARES OF TEXAS, INC. AND SUBSIDIARIES
             Notes of Consolidated Financial Statements (Unaudited)
              For the Nine Months Ended September 30, 1997 and 1996

Note A - Basis of Presentation

The accompanying unaudited consolidated financial statements for Firstshares have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in Firstshares financial statements for the year ended December 31, 1996 and 1995, contained elsewhere in the Proxy Statement - Prospectus.


Note B - Merger Agreement

On October 24, 1997, Firstshares and Hibernia entered into an Agreement and Plan of Merger pursuant to which Firstshares would merge with and into Hibernia. The Merger, to be accounted for as a pooling of interest, will be affected with the exchange of approximately $67 million in Hibernia Common Stock for all of the outstanding Firstshares Common Stock. Each outstanding share of Firstshares Common Stock (516,170 shares outstanding) would be exchanged for 7.15 shares of Hibernia Common Stock. The Merger is subject, among other things, to receipt of regulatory and shareholder approval. It is anticipated that the Merger will be consummated during the first quarter of 1998.

Note C - Acquisitions

On June 20, 1997, the Bank purchased certain assets and assumed certain liabilities of the Jacksonville, Texas branch of Wells Fargo, N.A. Assets purchased included $38,368,075 of cash and due from banks, $392,172 of bank premises, furniture and fixtures, and $10,650 of other assets. Liabilities assumed included $41,914,072 of deposits and $77,203 of accrued interest payable and other liabilities. In connection with the acquisition, the Company recorded goodwill of approximately $3,220,378 which is being amortized on a straight-line basis over twenty-five years. The purchase method of accounting was used to record the acquisition. Operations of the Jacksonville, Texas branch prior to the acquisition are not included in these consolidated financial statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
              FIRSTSHARES OF TEXAS, INC., FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

The following discussion provides certain information concerning the financial condition and results of operations of Firstshares for the nine months ended September 30, 1997 and 1996. The financial position and results of operations of Firstshares resulted primarily from operations of Firstshares-Delaware. The financial position and results of operations of Firstshares-Delaware resulted primarily from operations at the Bank. Firstshares-Delaware also owns an inactive, nonbank subsidiary The First National Company of Marshall.

Overview

Firstshares reported net income for the nine months ended September 30, 1997 of $2,539,206 or $4.92 per share, an increase of 34.95% from the same period during 1996. Annualized returns of average assets and average equity for the nine months ended September 30, 1997 were 1.25% and 14.84%, respectively, compared with 1.02% and 12.61% for the same period in 1996.

Firstshares' total assets at September 30, 1997 were $288,812,338, an increase of 41,493,947 or 16.78% from September 30, 1996. Loans grew to $132,444,542 at
September 30, 1997 from $109,904,342 at September 30, 1996, an increase of $22,540,200 or 20.51%. Interest bearing deposits increased $19,747,391 to $183,517,964 at September 30, 1997, and non-interest bearing deposits increased by $8,299,900 to $60,029,104 at September 30, 1997. The increases in deposits were primarily the result of the June 20, 1997 acquisition of the Jacksonville, Texas branch of Wells Fargo, Texas, N.A. The increase in loans is primarily from large commercial customers.

Results of Operations

Net Interest Income. The major source of Firstshares' revenue is net interest income. Net interest income is the difference between gross interest on earning assets (primarily loans and investment securities) and interest paid on deposits and borrowed funds. Net interest income for the nine months ended September 30, 1997 was $8,559,195, an increase of $998,672 or 13.21% from the same period in 1996, primarily as a result of growth in loans and investment securities.

The following table sets forth certain information concerning the average balances, interest income (on a fully taxable equivalent basis), interest expense, and average rates on Firstshares' interest-earning assets and interest-bearing liabilities for the periods indicated. (Dollars in Thousands):


                                                                         September 30,
----------------------------------------------------------------------------------------------------
                                                    1997                          1996
----------------------------------------------------------------------------------------------------
                                                          Average                        Average
                                                 Interest   Rates               Interest  Rates
                                     Average      Income/  Earned/    Average    Income/ Earned/
                                     Balance      Expense    Paid     Balance    Expense   Paid
----------------------------------------------------------------------------------------------------
Earning Assets:
  Loans (before allowance for
   loan losses) ..................   $121,215    $  8,439    9.28%   $102,025   $  7,242   9.46%
----------------------------------------------------------------------------------------------------
  Investment Securities:
   Taxable securities ............     98,724       4,684    6.33%    103,554      4,749   6.11%
   Tax exempt securities*.........     23,771       1,395    7.82%     16,805        987   7.83%
----------------------------------------------------------------------------------------------------
    Total Investment securities ..    122,495       6,079    6.62%    120,358      5,736   6.35%

  Other corporate stocks .........      1,514          63    5.55%      1,191         49   5.49%

  Federal funds sold & due froms .      3,754         155    5.50%      2,875        119   5.52%
----------------------------------------------------------------------------------------------------

Total earning assets .............   $248,978    $ 14,736    7.89%   $226,449   $ 13,146   7.74%

*Taxable equivalent
====================================================================================================


Interest-bearing liabilities:
   Deposits ......................   $231,973    $  5,213    3.00%   $213,303   $  4,920   3.08%
   Securities sold under
     agreement to repurchase .....      6,300         219    4.63%      6,815        227   4.44%
   Federal funds purchased .......      6,523         274    5.60%      1,388         59   5.67%
   Notes payable .................          0           0    0.00%        654         43   8.77%
----------------------------------------------------------------------------------------------------
Total interest bearing liabilities   $244,796    $  5,706    3.11%   $222,160   $  5,249   3.15%
====================================================================================================

Net interest income ..............                  9,030                          7,897
====================================================================================================

Net interest margin ..............                  4.84%                          4.65%




Net interest income is affected both by the interest rate earned and paid and by changes in volume, principally in loans, investment securities, deposits and borrowed funds. The following table sets forth for the periods indicated changes in taxable equivalent net interest income between the nine months ended September 30, 1997 and September 30, 1996 for each major category of earning assets and interest bearing liabilities attributable to changes in average volumes and rates.


                          CHANGES IN TAXABLE EQUIVALENT NET INTEREST INCOME
                                        (Dollars in Thousands)
                          Nine Months Ended September 30, 1997 Compared with
                                 Nine Months Ended September 30, 1996

                                           Increase (Decrease) Due to Change In:
                                                   Volume       Rate      Total
----------------------------------------------------------------------------------
Interest earning assets:
  Loans .......................................   $ 1,349    ($  152)   $ 1,197
  Securities
    Taxable ...................................      (225)       160        (65)
    Tax-exempt ................................       409         (1)       408
  Dividend income .............................        14          -         14
  Federal funds sold ..........................        36          -         36
  Time deposits with banks ....................        (1)         1          -
----------------------------------------------------------------------------------
      Total Interest Income ...................     1,582          8      1,590
----------------------------------------------------------------------------------
Interest bearing funds:
  Interest-bearing demand .....................       110         10        120
  Money market & savings ......................       470       (548)       (78)
  Certificate of deposit and other time .......       254         (3)       251
  Federal funds purchased .....................       216         (1)       215
  Securities sold under agreement to repurchase       (17)         9         (8)
  Notes payable ...............................       (22)       (22)       (43)
----------------------------------------------------------------------------------
      Total Interest Expense ..................   $ 1,012    ($  555)   $   457
----------------------------------------------------------------------------------
      Net Interest Income .....................   $   570    $   563    $ 1,133
==================================================================================
----------
Variances  attributable  to  changes  in  rate/volume  (change in rate times the change in volume) have been allocated equally between the change attributable to rate and the change attributable to volume, on a consistent basis.


Interest Rate Sensitivity. Interest rate risk is the potential impact on net interest income due to changes in interest rates in any given time frame and the opportunity to reprice interest earning assets and interest bearing liabilities. Management uses simulation models to estimate the effect of significant interest rate changes on net interest income and the fair market value of securities available for sale. Management may alter the mix of floating and fixed-rate assets and liabilities, change loan and deposit pricing schedules and adjust maturities through sales and purchases of securities available for sale as a means of limiting interest rate risk to an acceptable level.

Provision for Loan Losses. The provision for possible loan losses is the amount that is added to Firstshares' allowance for loan losses, by a charge against earnings, in order to maintain a balance in the allowance for loan losses that is deemed by management to be adequate to absorb the inherent risk of future loan losses in Firstshares' loan portfolio. The amount of the provision is dependent upon many factors, including managements evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance, reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers, their ability to repay the loan and the value and liquidity of collateral.

Non-Interest Income. Income other than from interest-earning assets is derived primarily from services to customers for which fees are charged. These services are chiefly deposit services such as account service charges, overdraft and insufficient funds charges, issuance of cashier's checks and similar services and trust fees. Non-interest income for nine months ended September 30, 1997 increased to $2,339,075 from $1,887,258 at September 30, 1996, an increase of 23.94%. This increase was primarily due to an increase in service charge income and an increase in trust fees.

Non-Interest Expense. Expenses other than those incurred in connection with interest-bearing liabilities include, among others, those associated with personnel, facilities, equipment and supplies, advertising and professional services. Total non-interest expense for the nine months ended September 30, 1997 increased to $7,330,632 from $6,555,532 at September 30, 1996, an increase of 11.82%. Salaries and benefits, net occupancy expenses, and other expenses increase due primarily to the acquisition of the Jacksonville, Texas branch in June, 1997.

Income Taxes. Firstshares' effective tax rate for the nine months ended September 30, 1997 was 26.17% compared to 26.01% for the same period in 1996. The effective income tax rate is directly affected by holdings of tax-exempt securities and tax-exempt loans.


Financial Condition

Investment Securities. On September 30, 1997, the estimated fair value of Firstshares' total securities portfolio amounted to $129.6 million, as compared to $118.6 million at September 30, 1996. The securities portfolio represented 44.8% of total assets and 49.2% of earning assets as of September 30, 1997. The increase in the securities portfolio at September 30, 1997 was a result of the investment of cash acquired from the Jacksonville, Texas branch purchase in June, 1997. The following table reflects the breakdown of the investment portfolio for September 30, 1997 and September 30, 1996.


                                                                         September 30,
------------------------------------------------------------------------------------------------------
(in thousands)                                                  1997                  1996
------------------------------------------------------------------------------------------------------
                                                       Amortized   Estimated Amortized   Estimated
                                                            Cost  Fair Value      Cost  Fair Value
------------------------------------------------------------------------------------------------------
U. S. Treasury securities ............................   $ 18,365   $ 18,461   $ 34,101   $ 34,080
U.S. Government agency obligations:
    Issued by FNMA ...................................     30,245     30,443     28,181     28,069
    Issued by government-sponsored agencies ..........     22,033     22,387     14,187     14,201
    Guaranteed by GNMA ...............................      7,221      7,341      6,121      6,034
    Collateralized mortgage  obligations .............     20,848     20,980     17,693     17,366
Securities issued by states and political subdivision:
    General obligations ..............................     24,360     25,061     14,558     14,577
    Revenue obligations ..............................      3,636      3,673      2,997      3,019
Equity securities ....................................      1,272      1,272      1,215      1,215
------------------------------------------------------------------------------------------------------
Total securities portfolio ...........................   $127,980   $129,618   $119,053   $118,561
======================================================================================================

Loans. Total loans outstanding increased by $22.5 million to $132.4 million at September 30, 1997, compared to $109.9 million at September 30, 1996. The largest increase in the loan portfolio can be seen in the commercial area, both in non-farm, non-residential real estate and in commercial and industrial. The following table reflects the changes in Firstshares' loan portfolio for September 30, 1997 and September 30, 1996, net of unearned discount.



 (in thousands)                                                                  September 30,
---------------------------------------------------------------------------------------------------------------
                                                                           1997                  1996
---------------------------------------------------------------------------------------------------------------
Loans secured by real estate:
    Construction and land development .......................   $   4,404      3.33%   $   3,490      3.18%
    Secured by farmland .....................................       2,959      2.23%       2,829      2.57%
    Secured by 1-4 family residential properties ............      24,788     18.72%      19,891     18.10%
    Secured by multifamily (5 or more) residential properties          39      0.03%          71      0.06%
    Secured by nonfarm nonresidential properties ............      38,889     29.36%      29,041     26.42%
Loans to finance agricultural production and
    other loans to farmers ..................................         836      0.63%         670      0.61%
Commercial and industrial loans .............................      34,393     25.97%      29,565     26.90%
Loans to individuals for household, family, and
    other personal expenditures .............................      25,070     18.93%      24,060     21.89%
Obligations of state and political subdivisions .............         143      0.11%         178      0.16%
Other loans .................................................       1,947      1.47%       1,322      1.20%
Less: Unearned income on loans ..............................      (1,024)    -0.77%      (1,201)    -1.09%
---------------------------------------------------------------------------------------------------------------
Total loans and leases, net of unearned income ..............   $ 132,444    100.00%   $ 109,916    100.00%
===============================================================================================================


The following table summarizes non-performing assets for the periods indicated.

(in thousands)


Non-performing assets:                       September 30,
-------------------------------------------------------------
                                             1997     1996
-------------------------------------------------------------
  Non-accrual loans ....................   $  359   $  567
  90 days and over past due loans ......      884       43
-------------------------------------------------------------
Total non-performing loans .............    1,243      610
Real estate acquired through foreclosure        0        0
-------------------------------------------------------------
Total non-performing assets ............   $1,243   $  610
=============================================================

The following table summarizes the changes in the allowance for loan losses for the periods indicated.


                                         September 30,
                                      1997         1996
-------------------------------------------------------------
Balance at beginning of period    $1,404,359   $1,149,632
Provision for loan losses .....      188,528      349,067
Loans charged to the allowance      -265,192     -209,912
Recoveries on charged off loans       97,492       36,742
-------------------------------------------------------------
Balance at end of period ......   $1,425,187   $1,325,529
=============================================================

 As of September 30, 1997, the allowance for loan losses was $1,425,187, as compared to $1,325,529 at September 30, 1996. This represents a reserve-to-loan ratio of 1.08% at September 30, 1997, as compared to 1.21% at September 30, 1996.

Deposits. Total deposits increased by $27.7 million to $243.5 million at September 30, 1997 from $215.8 million at September 30, 1996. The increase of $27.7 million is primarily the net result of deposits acquired through the Jacksonville, Texas branch and the loss of a school depository contract. The following table summarizes the period end balances of various deposit categories for the dates indicated.


(in thousands)                         SEPTEMBER
---------------------------------------------------------
                                     1997       1996
---------------------------------------------------------
Non-interest-bearing demand ..   $ 60,028   $ 51,729
Interest-bearing demand ......     44,707     39,567
Money market accounts ........     24,910     23,379
Savings accounts .............     16,050     15,002
Individual retirement accounts     15,611     14,358
Time deposit .................     82,241     71,465
---------------------------------------------------------
Total deposits ...............   $243,547   $215,500
=========================================================

Capital Resources. The return on average shareholders' equity was 14.84% for the first nine months of 1997, as compared to 12.61% for the same period in 1996. Shareholders' equity increased to $24.8 million at September 30, 1997 from $20.4 million at September 30, 1996. Cash dividends declared by Firstshares for the nine months ended September 30, 1997 totaled $0.54 per share, compared to $0.48 for the same period of 1996. The following table illustrates the changes in shareholders' equity for September 30, 1997 and September 30, 1996.



                                                                        SEPTEMBER
--------------------------------------------------------------------------------------------
                                                                     1997          1996
--------------------------------------------------------------------------------------------
Balance at beginning of year ..............................   $21,523,763   $19,963,025
Net income ................................................     2,539,206     1,881,591
Cash dividends declared ...................................      -278,732      -246,937
Treasury shares (purchased)/issued ........................             0       134,641
Net unrealized gain/(loss) on available-for-sale securities     1,058,430    -1,326,420
--------------------------------------------------------------------------------------------
Balance at end of year ....................................   $24,842,667   $20,405,900
============================================================================================


The following table summarizes the risk based capital ratios of Firstshares for the periods indicated. All three ratios for both periods are considered well-capitalized by regulatory authorities.



(in thousands)                 SEPTEMBER
----------------------------------------------
                           1997       1996
----------------------------------------------
Tier I capital .....   $ 19,820   $ 19,849
Total capital ......   $ 21,245   $ 21,175
Risk-weighted assets   $156,744   $130,769
Average total assets   $284,155   $247,501




                                 SEPTEMBER
-------------------------------------------------
                               1997     1996
-------------------------------------------------
Tier I Capital Ratio ..      12.64%    15.18%
   (regulatory minimum)      (4.00%)   (4.00%)
Total Capital Ratio ...      13.55%    16.19%
   (regulatory minimum)      (4.00%)   (4.00%)
Tier I Leverage Ratio .       6.98%     8.02%
   (regulatory minimum)      (4.00%)   (4.00%)


Liquidity. Liquidity represents Firstshares' ability to provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. The principal sources of funds which provide liquidity are customer deposits, customers payments of principal and interest on loans, maturities of securities, earnings and borrowings. Management closely monitors the maturities of assets and liabilities through a periodic review of maturity and cash profiles, yield/rate behaviors and loan/deposit forecasts to minimize funding risks. The level of cash on hand and other liquid assets is to provide, at all times, sufficient cash for expected or unexpected demand for funds. At September 30, 1997, cash and due from banks, securities, net federal funds were 57.7% of deposits, as compared to 60.1% at September 30, 1996. The loan-to-deposit ratio at September 30, 1997 was 54.4% compared to 51.0% at September 30, 1996.

                   FIRSTSHARES OF TEXAS, INC. AND SUBSIDIARIES
                        Consolidated Financial Statements
                           December 31, 1996 and 1995
                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report

The Board of Directors
Firstshares of Texas, Inc.:


We have audited the accompanying consolidated balance sheets of Firstshares of Texas, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Firstshares of Texas, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s KPMG Peat Marwick LLP
Shreveport, Louisiana
March 12, 1997

                   FIRSTSHARES OF TEXAS, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 1996 and 1995



                                 Assets                                  1996               1995
-----------------------------------------------------------------------------------------------------

Cash and due from banks ...................................     $  17,055,813         12,785,577
Federal funds sold ........................................         4,665,000          3,075,000
-----------------------------------------------------------------------------------------------------
                  Cash and cash equivalents ...............        21,720,813         15,860,577

Interest-bearing deposits with other financial institutions            99,030             25,523
Securities - available-for-sale ...........................       109,676,503        126,170,924
Loans, net ................................................       114,196,842         95,501,856
Bank premises and equipment, net ..........................         4,934,463          4,784,355
Accrued interest receivable ...............................         1,746,439          1,758,741
Other assets ..............................................         1,553,282          1,724,409
-----------------------------------------------------------------------------------------------------

                                                                $ 253,927,372        245,826,385
=====================================================================================================

                  Liabilities and Stockholders' Equity

Deposits:
    Demand ................................................     $  55,603,782         47,125,812
    NOW accounts ..........................................        43,118,622         37,078,079
    Money market and savings ..............................        37,754,765         42,413,403
    Certificates of deposit and other time ................        85,695,680         83,277,599
-----------------------------------------------------------------------------------------------------
                  Total deposits ..........................       222,172,849        209,894,893

Securities sold under agreements to repurchase ............         7,500,000         12,200,000
Accrued interest payable and other liabilities ............         2,730,760          3,093,467
Note payable to a bank ....................................                --            675,000
-----------------------------------------------------------------------------------------------------
                                                                  232,403,609        225,863,360

Stockholders' equity:
    Preferred stock .......................................                --                 --
    Common stock, $4 par value; 1,500,000 shares
      authorized; 600,879 and 600,729 shares
      issued in 1996 and 1995, respectively ...............         2,403,516          2,402,916
    Capital surplus .......................................         4,374,285          4,439,125
    Net unrealized gains on securities available-for-sale,
      net of income tax ...................................            22,246          1,002,002
    Retained earnings .....................................        17,085,895         14,723,042
-----------------------------------------------------------------------------------------------------
                                                                   23,885,942         22,567,085
    Less treasury stock, at cost ..........................        (2,362,179)        (2,604,060)
-----------------------------------------------------------------------------------------------------
                  Total stockholders' equity ..............        21,523,763         19,963,025

Commitments and contingencies..............................                --                 --

                                                                $ 253,927,372        245,826,385
=====================================================================================================
------------
See accompanying notes to consolidated financial statements.

                   FIRSTSHARES OF TEXAS, INC. AND SUBSIDIARIES
                        Consolidated Statements of Income
                     Years ended December 31, 1996 and 1995
                                                                                 1996            1995
                                                                                             ----                ----

Interest income:
    Loans ...........................................................     $ 9,933,897       8,403,608
    Securities:
      Taxable .......................................................       6,239,877       5,862,363
      Tax-exempt ....................................................         886,894         608,763
    Federal funds sold ..............................................         136,653         710,665
    Interest-bearing deposits with other financial institutions .....           6,323          54,739
---------------------------------------------------------------------------------------------------------
                  Total interest income .............................      17,203,644      15,640,138
---------------------------------------------------------------------------------------------------------

Interest expense:
    Deposits:
      NOW accounts ..................................................         975,907       1,076,564
      Money market and savings ......................................       1,116,792       1,217,114
      Certificates of deposit and other time ........................       4,482,948       3,705,252
    Securities sold under agreements to repurchase ..................         302,411         329,658
    Other borrowings ................................................         121,669          74,044
---------------------------------------------------------------------------------------------------------
                  Total interest expense ............................       6,999,727       6,402,632
---------------------------------------------------------------------------------------------------------
                  Net interest income ...............................      10,203,917       9,237,506
Provision for loan losses ...........................................         582,474         123,990
---------------------------------------------------------------------------------------------------------

                  Net interest income after provision for loan losses       9,621,443       9,113,516

Other income:
    Income from fiduciary activities ................................         553,723         548,947
    Service charges on deposit accounts .............................       1,632,683       1,029,810
    Other service charges, commissions, and fees ....................         273,357         235,894
    Other ...........................................................         244,163         273,477
---------------------------------------------------------------------------------------------------------
                  Total other income ................................       2,703,926       2,088,128
---------------------------------------------------------------------------------------------------------

Other expenses:
    Salaries and benefits ...........................................       4,766,819       4,447,007
    Occupancy and equipment .........................................       1,530,333       1,435,847
    Other ...........................................................       2,422,782       2,375,110
---------------------------------------------------------------------------------------------------------
                  Total other expenses ..............................       8,719,934       8,257,964
---------------------------------------------------------------------------------------------------------

                  Income before income taxes ........................       3,605,435       2,943,680
Income tax expense ..................................................         866,917         812,140
---------------------------------------------------------------------------------------------------------

                  Net income ........................................     $ 2,738,518       2,131,540
=========================================================================================================

Net income per common share .........................................     $      5.33            4.20
=========================================================================================================
-------------
See accompanying notes to consolidated financial statements.

                 Consolidated Statements of Stockholders' Equity
                     Years ended December 31, 1996 and 1995

                                                                             Net Unrealized
                                                                                    (Losses)
                                                                                   Gains on                                 Total
                                          Preferred       Common     Capital   Available-For-  Retained    Treasury  Stockholders'
                                              Stock        Stock     Surplus  Sale Securities  Earnings       Stock        Equity
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994 ...............    $--    2,370,380   4,309,794   (1,215,792)  12,885,790     (705,446)   17,644,726
    Net income .............................     --           --          --           --    2,131,540           --     2,131,540
    Cash dividends - common stock
      ($.58 per share) .....................     --           --          --           --     (294,288)          --      (294,288)
    Stock options exercised (8,134 shares) .     --       32,536     129,331           --           --           --       161,867
    Net change in unrealized gains on
      available-for-sale securities, net
      of taxes .............................     --           --          --    2,217,794           --           --     2,217,794
    Purchase of treasury stock
      (55,773 shares) ......................     --           --          --           --           --   (1,935,782)   (1,935,782)
    Issuance of treasury stock
      (1,161 shares) .......................                  --          --           --           --       37,168        37,168
------------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995 ...............     --    2,402,916   4,439,125    1,002,002   14,723,042   (2,604,060)   19,963,025
    Net income .............................     --           --          --           --    2,738,518           --     2,738,518
    Cash dividends - common stock
      ($.73 per share) .....................     --           --          --           --     (375,665)          --      (375,665)
    Stock options exercised (7,500 shares) .     --          600     (85,005)          --           --      204,405       120,000
    Purchase of treasury stock (884 shares)      --           --          --           --           --      (30,759)      (30,759)
    Issuance of treasury stock (2,450 shares
      for stock award) .....................     --           --      20,165           --           --       68,235        88,400
    Net change in unrealized losses on
      available-for-sale securities, net
      of taxes .............................     --           --          --     (979,756)          --           --      (979,756)
------------------------------------------------------------------------------------------------------------------------------------


Balance at December 31, 1996 ...............    $--    2,403,516   4,374,285       22,246   17,085,895   (2,362,179)   21,523,763
====================================================================================================================================
-------------
See accompanying notes to consolidated financial statements.

                      Consolidated Statements of Cash Flows
                     Years ended December 31, 1996 and 1995



                                                                                          1996              1995
--------------------------------------------------------------------------------------------------------------------
Operating activities:
    Net income ..............................................................     $  2,738,518         2,131,540
    Adjustments to reconcile net income to net cash provided by operating activities:
        Net accretion of discounts and premiums on securities
          available-for-sale ................................................         (785,276)          (58,810)
        Net accretion of discounts and premiums on securities
          held-to-maturity ..................................................               --        (1,051,618)
        Provision for loan losses ...........................................          582,474           123,990
        (Gains) losses on sale of other real estate .........................            1,838            (7,634)
        Depreciation and amortization .......................................          769,033           722,567
        Gains on sale of assets .............................................          (29,775)           (7,027)
        Deferred income tax benefit .........................................         (150,357)          (88,870)
        Stock award expense .................................................           88,400                --
        Increase in accrued interest receivable and other assets ............           (4,732)         (705,263)
        Increase in accrued interest payable and other liabilities ..........          244,780         1,024,323
--------------------------------------------------------------------------------------------------------------------
                  Net cash provided by operating activities .................        3,454,903         2,083,198
--------------------------------------------------------------------------------------------------------------------

Investing activities:
    Proceeds from maturities and paydowns of securities
      available-for-sale ....................................................       24,062,213        18,118,555
    Proceeds from maturities and paydowns of securities
      held-to-maturity ......................................................               --         5,337,173
    Proceeds from sale of securities available-for-sale .....................        9,814,880                --
    Purchases of securities available-for-sale ..............................      (18,081,874)      (34,818,257)
    Purchases of securities held-to-maturity ................................               --        (8,443,515)
    Net (increase) decrease in interest-bearing deposits with
      other financial institutions ..........................................          (73,507)        1,202,641
    Net increase in loans ...................................................      (19,277,460)      (13,700,151)
    Proceeds from sales of other real estate ................................           60,107            79,859
    Proceeds from sales of bank premises and other assets ...................           29,775            12,961
    Purchases of bank premises and equipment ................................         (792,926)         (471,992)
    Net cash received from acquisition ......................................               --        15,058,026
--------------------------------------------------------------------------------------------------------------------
                  Net cash used by investing activities .....................       (4,258,792)      (17,624,700)
--------------------------------------------------------------------------------------------------------------------

Financing activities:
    Net increase in deposits ................................................       12,277,956         4,829,929
    Net increase (decrease) in securities sold under agreements to repurchase       (4,700,000)        5,600,000
    Cash dividends paid .....................................................         (328,072)         (290,703)
    Proceeds from issuance of notes payable to a bank .......................               --         1,610,000
    Payments on notes payable to a bank .....................................         (675,000)         (935,000)
    Proceeds from stock options exercised ...................................          120,000           161,867
    Purchase of treasury stock ..............................................          (30,759)       (1,935,782)
    Sale of treasury stock ..................................................               --            37,168
--------------------------------------------------------------------------------------------------------------------
                  Net cash provided by financing activities .................        6,664,125         9,077,479
--------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and cash equivalents ............................        5,860,236        (6,464,023)
Cash and cash equivalents at beginning of year ..............................       15,860,577        22,324,600
--------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year ....................................     $ 21,720,813        15,860,577
====================================================================================================================
--------------
See accompanying notes to consolidated financial statements.

                   FIRSTSHARES OF TEXAS, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                           December 31, 1996 and 1995

 (1)     Summary of Significant Accounting Policies

     Business -- Firstshares of Texas, Inc. ("Firstshares," or the "Company") is a bank holding company with principal executive offices in Marshall, Texas. The Company has one subsidiary--Firstshares Intermediate Holding Company, Inc. ("Delaware"), a Delaware incorporated company. Delaware has two subsidiaries:
First National Bank (the "Bank"), which provides a full range of banking services to individual and corporate customers in east Texas and the First National Company (FNCO), which is not an active corporation at this time. The Company and its subsidiaries are subject to regulations of certain federal agencies and undergo periodic examinations by those regulatory authorities.

     Delaware was formed in 1996 as an intermediary holding company. The Company's investment in the Bank was contributed to Delaware in exchange for all shares of Delaware.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Firstshares, Delaware, the Bank, and FNCO. All significant intercompany balances and transactions have been eliminated in consolidation.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of other real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties.

     Cash and Cash Equivalents -- For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods.

     Securities -- The Company accounts for its debt and marketable equity securities under the provisions of Statement of Financial Accounting Standards No. 115 (Statement 115), Accounting for Certain Investments in Debt and Equity Securities. Under Statement 115, the Company classifies its debt and marketable equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

     Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Loans -- Interest on substantially all loans, including impaired loans, is accrued as earned. Interest on certain installment loans is deferred and recognized under the sum-of-the-digits method, which generally results in level rates of return on principal balances outstanding. Loans are placed in a nonaccrual status when the loan is past due as to principal or interest and, in management's opinion, the circumstances are such that the ultimate collection of either is in doubt. Normally, loans are reviewed for placement in a nonaccrual status when the principal or interest has been billed and uncollected for a period of ninety days. Generally, when a loan is placed on nonaccrual status, any interest previously accrued but not collected is reversed unless the collateral for the loan is sufficient to cover the accrued interest or a guarantor assures payment of interest.

     Effective January 1, 1995, the Company adopted Financial Accounting Standards Board Statement No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. Statements 114 and 118 address recognition criteria for loan impairment and the measurement methods for certain impaired and restructured loans. A loan within the scope of Statement 114 is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. Under these standards, the reserve for credit losses related to loans that are identified as impaired is based on discounted cash flows using the loan's effective interest rate, or the fair value of the collateral for collateral-dependent loans. The impact of the adoption of Statements 114 and 118 was not significant.

     Allowance for Loan Losses -- The allowance for loan losses is maintained at a level believed adequate by management to absorb probable loan losses. Management's determination of the adequacy of the allowance is based on an evaluation of the relative risks inherent in the loan portfolio, taking into consideration the nature, volume, and quality of the portfolio, specific problem loans, past credit loss experience, current and future economic conditions, results of internal review procedures, and other relevant factors. The provision for loan losses is charged to expense, and loans charged off, net of recoveries, are charged directly to the allowance.

     While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Bank Premises and Equipment -- Bank premises and equipment are carried at cost, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the respective assets on the straight-line basis. Maintenance and repairs are charged to operating expense, and renewals and betterments are capitalized. Gains or losses on dispositions are reflected currently in the consolidated statements of income.

     Other Real Estate -- Other real estate represents property acquired through foreclosure or deeded to the Bank in lieu of foreclosure on real estate mortgage loans on which the borrowers have defaulted as to payment of principal and interest. Amounts are carried at the lower of the Bank's cost of acquisition or the asset's estimated fair value, less estimated selling costs. Reductions in the balance at the date of acquisition are charged to the allowance for loan losses. Any subsequent write-downs to reflect current fair value are charged to other operating expense. The Bank had no investment in other real estate at December 31, 1996. At December 31, 1995, the Bank had an investment in other real estate of $59,000.

     Income Taxes -- The Company uses the asset and liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     Net Income Per Common Share -- Net income per common share is calculated based on the weighted average number of common shares outstanding during the year. The weighted average common shares outstanding totaled 513,698 and 507,469 in 1996 and 1995, respectively.

     Excess Cost Over Net Assets Acquired -- Excess cost over net assets acquired relate to the Company's 1992 acquisition of the Tyler, Texas, branch of First National Bank of Winnsboro, Texas, as well as the Company's 1995 acquisition of the Texarkana, Texas, branch of Bank of America Texas, N.A.

     The excess cost over net assets acquired for these acquisitions amounted to $850,000 and $976,000 at December 31, 1996 and 1995, respectively, and is included in other assets in the consolidated balance sheets. Amortization is on a straight-line basis over ten years and amounted to $126,000 and $97,000 in 1996 and 1995, respectively.

     Reclassifications -- Certain amounts in the 1995 financial statements have been reclassified to conform to the 1996 presentation.

 (2)     Cash and Due From Banks

     The Bank is a member of the Federal Reserve System and is required to maintain reserve balances in accordance with Federal Reserve Bank requirements. Such reserve requirements averaged $4,509,000 and $3,957,000 for the years ended December 31, 1996 and 1995, respectively.

 (3)     Securities

     The amortized cost and approximate market value (carrying value) of securities available-for-sale at December 31, 1996 and 1995, are summarized as follows:


                                                   December 31, 1996
                                                Gross             Gross
                           Amortized       Unrealized        Unrealized            Market
                                Cost            Gains            Losses             Value

U.S. Treasury .....     $ 25,951,382          171,759          (197,094)       25,926,047
U.S. government
    agencies ......       14,172,370          133,655           (17,666)       14,288,359
State and municipal       18,201,457          269,829          (122,864)       18,348,422
Mortgage-backed
    securities ....       50,091,172          244,558          (448,470)       49,887,260
Other securities ..        1,226,415               --                --         1,226,415
----------------------------------------------------------------------------------------------

                        $109,642,796          819,801          (786,094)      109,676,503
==============================================================================================




                                                   December 31, 1995
                                                Gross             Gross
                           Amortized       Unrealized        Unrealized            Market
                                Cost            Gains            Losses             Value

U.S. Treasury .....     $ 37,853,885          425,142          (100,941)       38,178,086
U.S. government
    agencies ......        8,172,236          188,180            (3,697)        8,356,719
State and municipal       15,797,079          394,634           (41,997)       16,149,716
Mortgage-backed
    securities ....       61,689,124          762,936          (106,072)       62,345,988
Other securities ..        1,140,415               --                --         1,140,415
----------------------------------------------------------------------------------------------

                        $124,652,739        1,770,892          (252,707)      126,170,924
==============================================================================================




     The amortized cost and estimated market value of securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                     Securities
                                                  Available-For-Sale
-----------------------------------------------------------------------------

                                              Amortized           Market
                                                   Cost            Value
-----------------------------------------------------------------------------

Due in one year ......................     $ 11,435,061       11,343,035
Due after one year through five years        33,877,798       34,217,986
Due after five years through ten years       10,573,511       10,631,452
Due after ten years ..................        2,438,839        2,370,355
Mortgage-backed securities ...........       50,091,172       49,887,260
Other securities .....................        1,226,415        1,226,415
-----------------------------------------------------------------------------

                                           $109,642,796      109,676,503
=============================================================================

     Proceeds from the sale of available-for-sale securities during 1996 were $9,814,880. The gross gains and losses on these sales were not significant. There were no sales of securities in 1995.

     Securities having a book value of $35,587,000 and $48,115,000 at December 31, 1996 and 1995, respectively, were pledged to secure public funds on deposit or for other purposes as required or permitted by law.

     During 1995, the Bank transferred securities having an amortized cost of $48,338,000 from its held-to-maturity portfolio to its available-for-sale portfolio. At the time of the transfer, these securities had net unrealizable gains of approximately $565,000. This transfer was made during the one time reassessment allowed by the Financial Accounting Standards Board for the reclassification of held-to-maturity to available-for-sale investment security category.

 (4)     Loans and Allowance for Loan Losses

     The composition of the Bank's loan portfolio at December 31, 1996 and 1995, was as follows:


                                          1996               1995
----------------------------------------------------------------------

Commercial and industrial ..     $  40,881,500         35,417,951
Real estate - construction .         5,156,568          2,582,210
Real estate - mortgage .....        47,660,151         38,756,429
Installment ................        22,729,464         21,047,494
Other ......................           352,908            113,738
----------------------------------------------------------------------
              Total ........       116,780,591         97,917,822
Less:
   Allowance for loan losses        (1,404,359)        (1,149,632)
   Unearned discount .......        (1,179,390)        (1,266,334)
----------------------------------------------------------------------

              Loans, net ...     $ 114,196,842         95,501,856
======================================================================


     The Bank enters into various loans and other transactions in the ordinary course of business with its directors, executive officers, and some of their related business interests. The loans and other transactions are made on substantially the same terms as those prevailing at the time for comparable loans and similar transactions with other persons. The amounts of these loans were $1,801,000 and $2,493,000 at December 31, 1996 and 1995, respectively. The change during 1996 reflects $1,216,000 in new loans and $1,908,000 of repayments.

     At December 31, 1996 and 1995, the Bank had discontinued the accrual of interest on loans aggregating $460,000 and $554,000, respectively. Net interest income for 1996 and 1995 would have been higher by $48,000 and $58,000, respectively, had interest been accrued at contractual rates on these loans. At December 31, 1996 and 1995, the Bank had no loans it considered impaired other than those on nonaccrual.

     Changes in the allowance for loan losses are summarized as follows:


                                   1996             1995
-------------------------------------------------------------

Balance, January 1 ....     $ 1,149,632        1,065,118
   Provision charged to
     operating expense          582,474          123,990
   Loans charged off ..        (390,188)         (85,076)
   Recoveries on loans           62,441           45,600
-------------------------------------------------------------

Balance, December 31 ..     $ 1,404,359        1,149,632
=============================================================

 (5)     Bank Premises and Equipment

         Bank premises and equipment at December 31, 1996 and 1995, are summarized as follows:


                                           Estimated                 December 31,
                                        Useful Lives             1996            1995
------------------------------------------------------------------------------------------

Land ...............................              --      $   888,602      $   888,602
Bank buildings and motorbank .......        40 years        4,831,949        4,824,442
Furniture, fixtures, and equipment .      3-10 years        3,910,981        3,853,037
------------------------------------------------------------------------------------------
                                                            9,631,532        9,566,081
Less accumulated depreciation ......                       (4,697,069)      (4,781,726)
------------------------------------------------------------------------------------------

    Bank premises and equipment, net                      $ 4,934,463      $ 4,784,355
==========================================================================================

         Amounts charged to operating expenses for depreciation aggregated $643,000 and $625,000 in 1996 and 1995, respectively.

 (6)     Certificates of Deposit and Other Time Deposits

     Included in time deposits at December 31, 1996 and 1995, were $28,240,000 and $27,882,000, respectively, of certificates of deposit in denominations of $100,000 or more. Interest expense on time deposits of $100,000 or more amounted to $1,484,000 and $1,142,000 for the years ended December 31, 1996 and 1995, respectively.

         At December 31, 1996, the scheduled maturities of certificate of deposits are as follows:

1997               $61,548,809
1998                13,237,484
1999                 4,754,758
2000                 5,351,666
2001                   802,963
----------------------------------
                   $85,695,680

     During 1996 and 1995, the Company made interest payments of approximately $6,900,000 and $5,952,000, respectively, to depositors.

 (7)     Note Payable to Another Bank

     As of December 31, 1995, the Company had a note payable to another bank due on September 20, 2002, with interest payments due quarterly at a bank's prime plus 0.5%. During 1996, this note was paid in full. The Company made interest payments of $46,000 during 1996 on the note.

 (8)     Income Taxes

         Income tax expense for the years ended December 31, 1996 and 1995, follows:


                   1996              1995
---------------------------------------------

Current      $ 1,017,274          901,010
Deferred        (150,357)         (88,870)
---------------------------------------------

             $   866,917          812,140
=============================================

     A reconciliation of the expected federal income tax expense (computed by applying the federal corporate income tax rate of 34% to pretax income) to actual income tax expense for the years ended December 31, 1996 and 1995, follows:

                                              1996              1995
-----------------------------------------------------------------------

Computed "expected" tax expense ..     $ 1,225,848         1,000,851
Decrease in income taxes resulting
   from:
     Tax-exempt interest .........        (250,644)         (169,615)
     Other .......................        (108,287)          (19,096)
-----------------------------------------------------------------------

                 Total tax expense     $   866,917           812,140
=======================================================================

Effective income tax rate ........            24.0%             27.6
=======================================================================

     The Company has gross deferred tax assets of $117,706 and $77,053 and gross deferred tax liabilities of $333,727 and $974,411 at December 31, 1996 and 1995, respectively. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 and 1995, were primarily related to the allowance for loan losses, depreciation of fixed assets, discount accretion on securities, and unrealized gains or losses on available-for-sale securities.

     No valuation allowance was recorded against the gross deferred tax asset because management believes that it is more likely than not that the gross deferred tax asset will be realized in full. The Company based its conclusion on various factors, including ongoing profitable operations as well as significant taxes available in the carryback period.

     At December 31, 1996, current federal income taxes payable of $69,000 were included in accrued interest payable and other liabilities. At December 31, 1995, current federal income taxes receivable of $42,000 were included in other assets.

         Income taxes paid during 1996 and 1995 totaled approximately $1,028,000 and $929,000, respectively.

 (9)     Stockholders' Equity

     Firstshares is authorized to issue 1,000,000 shares of $10 par value Series A preferred stock. As of December 31, 1996 and 1995, there were no shares issued and outstanding.

     On February 16, 1995, the shareholders of the Company approved an amendment to the Company's Restated Articles of Incorporation to effect a reverse split of its common stock on a basis of one share for 700 shares of common stock and to then effect a forward split on a basis of 350 shares of stock for one share of common stock. All share data presented in the consolidated financial statements has been restated to reflect the common stock splits.

     Subsequent to the splits, the Company filed a Form 15 with the Securities and Exchange Commission which terminated its Registration under the Securities Act of 1934.

     Common  treasury  shares  totaled  84,709 and 93,626 shares at December 31,
1996  and  1995,   respectively,   at  a  cost  of  $2,362,179  and  $2,604,060,
respectively.

(10)     Stock Options

     The Company has a Stock Option Plan which enables the Board of Directors to grant to key officers and employees of the Company and the Bank (including officers and directors who are employees) options to purchase shares of common stock of the Company at a price equal to 100% of the fair market value of the stock on the date any such option is granted. The Plan provides that options expire ten years from the date such options are granted. Such options are not exercisable until 12 months after the date of grant and become exercisable at twenty percent per year.

     The Plan is intended as an employment incentive. In addition, the Board of Directors believes that it is beneficial to the Company to encourage stock ownership by certain key employees of the Company and the Bank, so as to increase their proprietary interest in the Company's success. The Plan is administered by members of the Executive Committee of the Board of Directors who are not officers of the Bank.

     At December 31, 1995, 7,500 shares were under option and exercisable at $16.00 per share. During 1996, 7,500 options were exercised and were issued with 150 shares of previously unissued common stock and 7,350 shares of treasury stock. During 1995, 8,134 options were exercised and issued out of previously unissued common stock. No options were granted in 1996 or 1995. In 1995, 3,016 options were canceled. At December 31, 1996, there were no options outstanding.

(11)     Regulatory Matters

     Applicable federal regulations impose restrictions on the amounts of dividends that may be declared by the Company and the Bank. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of the Bank's total capital in relation to its assets, deposits, and other such items.

     National banks are required to obtain approval of the Office of the Comptroller of the Currency (OCC) if dividends declared in any year exceed the profits of that year combined with the net retained profits of the preceding two years. In 1997, the Bank will have available for the payment of dividends to the Company, without approval of the OCC, its net retained profits of 1996 and 1995, totaling $3,247,000 adjusted for 1997 operations.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) was signed into law on December 19, 1991. The prompt corrective actions of the FDICIA place restrictions on any insured depository institution that does not meet certain requirements, including minimum capital ratios. The restrictions are based on an institution's FDICIA defined capital category and become increasingly more severe as an institution's capital category declines. In addition to the prompt corrective action requirements, the FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

     The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To be considered "well capitalized," an institution is required to have at least a 5% leverage ratio, a 6% Tier I risk-based capital ratio, and a 10% total risk-based ratio. However, the regulatory agencies may impose higher minimum standards on individual institutions or may downgrade an institution from one category because of safety and soundness concerns.

     At December 31, 1996, the Bank's leverage ratio was 7.9%, Tier I risk-based capital ratio was 14.6%, and total risk-based ratio was 16.3%.

(12)     Pension Plans

     The Bank has a defined benefit pension plan covering substantially all of its employees. The benefits are generally based on years of service and the employee's salary level. The Bank's funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service's funding standards.

     The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995:

                                                                 1996             1995
------------------------------------------------------------------------------------------

Actuarial present value of benefit obligations:
  Accumulated benefit obligation ....................     $ 1,804,714        1,648,638
==========================================================================================

  Vested benefit obligation .........................     $ 1,423,191        1,295,361
==========================================================================================

Projected benefit obligation for service rendered
  to date ...........................................     $ 2,222,885        2,087,993
Plan assets at fair value ...........................       2,357,215        2,190,170
------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation         134,330          102,177
Unrecognized net loss ...............................         182,704          318,822
Prior service costs not yet recognized ..............           4,155            4,606
Unrecognized net transition asset being amortized
  over 12.8 years ...................................        (159,422)        (214,930)
------------------------------------------------------------------------------------------

Prepaid pension cost included in other assets .......     $   161,767          210,675
==========================================================================================

     Plan assets consist primarily of listed stocks and U.S. government bonds. Additionally, the plan held 4,500 shares of Firstshares common stock at December 31, 1996 and 1995.

     Net pension cost for 1996 and 1995 included the following components:


                                                        1996           1995

Service cost-benefits earned during the period     $ 127,837        116,742
Interest cost on projected benefit obligation        141,246        135,624
Actual return on plan assets .................      (319,021)      (408,352)
Net amortization and deferral ................        98,846        173,688
------------------------------------------------------------------------------
               Net pension cost ..............     $  48,908         17,702
==============================================================================

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% at December 31, 1996 and 1995, and the rate of increase in future compensation levels used 4.75% at December 31, 1996 and 1995. The expected long-term rate of return on plan assets in 1996 and 1995 was 8.5%.

     The Bank has a 401(k) plan that provides for employer contributions equal to fifty percent of employee contributions up to six percent of the employee's compensation. Future Bank contributions are discretionary and will be decided each year by the Board of Directors. During the years ended December 31, 1996 and 1995, the Bank contributed $71,000 and $69,000, respectively.

(13)     Acquisitions

     On July 1, 1995, the Bank purchased certain assets and assumed certain liabilities of the Texarkana, Texas, branch of Bank of America Texas, N.A. (the "Texarkana Branch"). Assets purchased included $15,058,000 of cash and due from banks, $48,000 of loans, $386,000 of bank premises, furniture and fixtures, and $19,000 of other assets. Liabilities assumed included $15,984,000 of deposits and $2,000 of accrued interest payable and other liabilities. In connection with the acquisition, the Company recorded goodwill of approximately $475,000 which is being amortized on a straight-line basis over ten years. The purchase method of accounting was used to record the acquisition. Operations of the Texarkana Branch prior to the acquisition are not included in these consolidated financial statements.

     In March 1997, the Bank signed a definitive agreement to purchase certain assets and assume the deposits of the Jacksonville, Texas branch of Wells Fargo, N.A. (the "Jacksonville Branch"). The value of assets to be purchased were not available as of this report date. Deposits to be assumed approximate $41,400,000. In connection with this acquisition, approximately $3,400,000 of goodwill will be recorded by the Company and will be amortized over ten years.

(14)     Commitments and Contingencies

     The Bank is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management of the Company, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

     The Bank is obligated under various noncancelable leases for certain premises and equipment. In 1996 and 1995, the Bank incurred rent expense associated with these obligations of $107,000 and $106,000, respectively. At December 31, 1996, there are three years remaining under operating leases that have initial or remaining non-cancelable lease terms of one year or less, and the approximate future minimum rental payments required subsequent to December 31, 1996, for these leases are estimated to be $97,000 annually.

(15)     Financial Instruments With Off-Balance-Sheet Risk

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contractual or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                         Contract or
                                  Notional Amount at
                                   December 31, 1996

Financial  instruments  whose contract
amounts  represent credit risk:
    Commitments to extend credit ...    $20,348,000
    Standby letters of credit ......        951,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount and nature of collateral obtained if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Such collateral may include accounts receivable; inventory; property, plant and equipment; real estate; and income-producing commercial and oil and gas properties.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private short-term borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary.

(16)     Concentration of Credit Risk

     The Bank grants real estate, commercial, and industrial loans to customers primarily in Marshall, Longview, Tyler, and Texarkana, Texas, and surrounding areas of east Texas. Although the Bank has a diversified loan portfolio, a substantial portion (approximately 45%) of its loans are secured by real estate and its ability to fully collect its loans is dependent upon the real estate market in this region. The Bank typically requires collateral sufficient in value to cover the principal amount of the loan. Such collateral is evidenced by mortgages on property held and readily accessible to the Bank.

(17)     Fair Value of Financial Instruments

     Fairvalue estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of assets and liabilities that are not considered financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash  and  Cash  Equivalents  and  Interest-Bearing   Deposits  with  Other
Financial Institutions -- For those short-term investments, the carrying amount is a reasonable estimate of fair value.

     Securities -- The fair value, which approximates the estimated market values, of longer term securities and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value, which approximates the estimated market values, of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

     Loans -- Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage, and consumer. The carrying amount of performing loans that were funded and will mature within three months of the balance sheet date approximate the fair value of those loans. Additionally, the carrying amount of adjustable rate loans that reprice within ninety days also approximate the fair value of those loans. The fair value of the remaining performing and nonperforming loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

     Accrued Interest -- The fair value of the Company's accrued interest receivable and accrued interest payable amounts approximate their carrying value due to the short maturity of these financial instruments.

     Deposit Liabilities and Repurchase Agreements -- The fair value of deposits with no stated maturity, such as noninterest bearing demand deposits, savings, NOW accounts, money market accounts, and repurchase agreements is equal to the amount payable as of December 31, 1996 and 1995. The fair value of certificates of deposit and other time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

     Note Payable to a Bank -- The fair value of the note payable to a bank approximates the amount payable as of December 31, 1995, due to its variable interest rate.

             The estimated fair values of the Company's financial instruments at December 31, 1996 and 1995, are as follows:


                                                  1996                    1995
--------------------------------------------------------------------------------------------
                                                     Estimated               Estimated
                                        Carrying          Fair    Carrying        Fair
                                          Amount         Value      Amount       Value
                                        (dollars in thousands)    (dollars in thousands)

Financial assets:
   Cash and due from banks ........     $ 17,056       17,056       12,786       12,786
   Federal funds sold .............        4,665        4,665        3,075        3,075
   Interest-bearing deposits with
     other financial institutions .           99           99           26           26
   Securities available-for-sale ..      109,677      109,677      126,171      126,171
   Loans, net receivable ..........      114,197      114,330       95,502       96,843
   Accrued interest receivable ....        1,746        1,746        1,759        1,759

Financial liabilities:
   Deposits:
     Demand, noninterest bearing ..       55,604       55,604       47,126       47,126
     NOW accounts .................       43,119       43,119       37,078       37,078
     Money market and savings .....       37,755       37,755       42,413       42,413
     Certificates of deposits and
        other time ................       85,696       85,905       83,278       83,940
   Securities sold under agreements
     to repurchase ................        7,500        7,500       12,200       12,200
   Accrued interest payable .......          806          806          750          750
   Note payable to a bank .........           --           --          675          675


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
             FIRSTSHARES OF TEXAS, INC., FOR THE TWELVE MONTHS ENDED
                     DECEMBER 31, 1996 AND DECEMBER 31, 1995

The following discussion provides certain information concerning the financial condition and results of operations of Firstshares for the twelve months ended December 31, 1996 and 1995. The financial position and results of operations of Firstshares resulted primarily from operations of Firstshares-Delaware. The financial position and results of operations of Firstshares-Delaware resulted primarily from operations at the Bank. Firstshares-Delaware also owns an inactive, nonbank subsidiary The First National Company of Marshall.

Overview

Firstshares reported net income for the twelve months ended December 31, 1996 of $2,738,518 or $5.33 per share, an increase of 28.48% from the same period during 1995. Returns on average assets and average equity for the twelve months ended December 31, 1996 were 1.12% and 13.56% respectively compared with 0.94% and 11.60% for the same period in 1995.

Firstshares' total assets at December 31, 1996 were $253,927,372, an increase of 8,100,987 or 3.30% from December 31, 1995. Loans grew to $115,601,201 at
December 31, 1996 from $96,651,488 at December 31, 1995, an increase of $18,949,713 or 19.61%. Interest bearing deposits increased $3,799,986 to $166,569,067 at December 31, 1996, and non-interest bearing deposits increased by $8,477,970 to $55,603,782 at December 31, 1996. The increase in deposits is attributable to growth, primarily in the Longview, Texas and Tyler, Texas markets. The increase in loans comes primarily from large commercial customers.

Results of Operations

Net Interest Income. The major source of Firstshares' revenue is net interest income. Net interest income is the difference between gross interest on earning assets (primarily loans and investment securities) and interest paid on deposits and borrowed funds. Net interest income for the twelve months ended December 31, 1996 was $10,203,917, an increase of $966,411 or 10.46% from the same period in 1995, primarily as a result of growth in loans.

The following table sets forth certain information concerning the average balances, interest income (on a fully taxable equivalent basis), interest expense, and average rates on Firstshares' interest-earning assets and interest-bearing liabilities for the periods indicated. (Dollars in Thousands):


                                                                 December 31,
-----------------------------------------------------------------------------------------------------
                                                   1996                           1995
-----------------------------------------------------------------------------------------------------
                                                           Average                       Average
                                                 Interest    Rates              Interest   Rates
                                     Average      Income/   Earned/   Average    Income/  Earned/
                                     Balance      Expense     Paid    Balance    Expense    Paid
-----------------------------------------------------------------------------------------------------
Earning Assets:
  Loans (before allowance for
   loan losses) ..................   $104,811    $  9,934     9.48%  $ 87,767   $  8,405    9.58%

  Investment Securities:
   Taxable securities ............    101,514       6,240     6.15%    95,989      5,862    6.11%
   Tax exempt securities*.........     17,130       1,344     7.85%    11,834        922    7.79%
-----------------------------------------------------------------------------------------------------
    Total Investment securities ..    118,644       7,584     6.39%   107,823      6,784    6.29%

  Other corporate stocks .........      1,200          66     5.50%     1,123         64    5.70%

  Federal funds sold & due froms .      2,586         143     5.53%    12,766        765    5.99%
-----------------------------------------------------------------------------------------------------
Total earning assets .............   $227,241    $ 17,727     7.80%  $209,479   $ 16,018    7.65%
=====================================================================================================


Interest-bearing liabilities:
   Deposits ......................   $164,241    $  6,577     4.00%  $152,978   $  5,999    3.92%
   Securities sold under
     agreement to repurchase .....      6,759         302     4.47%     6,442        330    5.12%
   Federal funds purchased .......      1,400          78     5.57%       125          8    6.40%
   Notes payable .................        490          43     8.78%       464         66   14.22%
-----------------------------------------------------------------------------------------------------
Total interest bearing liabilities   $172,890    $  7,000     4.05%  $160,009   $  6,403    4.00%
=====================================================================================================

Net interest income ..............                 10,727                          9,615
=====================================================================================================

Net interest margin ..............                  4.72%                          4.59%

*Taxable Equivalent
=====================================================================================================


Net interest income is affected both by the interest rate earned and paid and by changes in volume, principally in loans, investment securities, deposits and borrowed funds. The following table sets forth for the periods indicated changes in taxable equivalent net interest income between the twelve months ended December 31, 1996 and December 31, 1995 for each major category of earning assets and interest bearing liabilities attributable to changes in average volumes and rates.



                          CHANGES IN TAXABLE EQUIVALENT NET INTEREST INCOME
                                        (Dollars in Thousands)
                         Twelve Months Ended December 31, 1996 Compared with
                                Twelve Months Ended December 31, 1995

                                           Increase (Decrease) Due to Change In:
                                                   Volume       Rate      Total
-----------------------------------------------------------------------------------
Interest earning assets:
  Loans .......................................   $ 1,623    ($   93)   $ 1,530
  Securities
    Taxable ...................................       339         39        378
    Tax-exempt ................................       414          7        421
  Dividend income .............................         4         (2)         2
  Federal funds sold ..........................      (544)       (30)      (574)
  Time deposits with banks ....................       (43)        (5)       (48)
-----------------------------------------------------------------------------------
      Total Interest Income ...................     1,793        (84)     1,709

Interest bearing funds:
  Interest-bearing demand .....................        (1)      (100)      (101)
  Money market & savings ......................       (11)       (89)      (100)
  Certificate of deposit and other time .......       594        184        778
  Federal funds purchased .....................        76         (6)        70
  Securities sold under agreement to repurchase        15        (42)       (27)
  Notes payable ...............................         2        (68)       (66)
-----------------------------------------------------------------------------------
      Total Interest Expense ..................   $   675    ($  121)   $   554
-----------------------------------------------------------------------------------
      Net Interest Income .....................   $ 1,118    $    37    $ 1,155
===================================================================================
----------
Variances  attributable  to  changes  in  rate/volume  (change in rate times the change in volume) have been allocated equally between the change attributable to rate and the change attributable to volume, on a consistent basis.


Interest Rate Sensitivity. Interest rate risk is the potential impact on net interest income due to changes in interest rates in any given time frame and the opportunity to reprice interest earning assets and interest bearing liabilities. Management uses simulation models to estimate the effect of significant interest rate changes on net interest income and the fair market value of securities available for sale. Management may alter the mix of floating and fixed-rate assets and liabilities, change loan and deposit pricing schedules and adjust maturities through sales and purchases of securities available for sale as a means of limiting interest rate risk to an acceptable level.

Provision for Loan Losses. The provision for possible loan losses is the amount that is added to Firstshares' allowance for loan losses, by a charge against earnings, in order to maintain a balance in the allowance for loan losses that is deemed by management to be adequate to absorb the inherent risk of future loan losses in Firstshares' loan portfolio. The amount of the provision is dependent upon many factors, including managements evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance, reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers, their ability to repay the loan and the value and liquidity of collateral.

Non-Interest Income. Income other than from interest-earning assets is derived primarily from services to customers for which fees are charged. These services are chiefly deposit services such as account service charges, overdraft and insufficient funds charges, issuance of cashier's checks and similar services and trust fees. Non-interest income for twelve months ended December 31, 1996 increased to $2,703,926 from $2,088,128 at December 31, 1995, an increase of 29.49%. This increase was primarily due to an increase in service charge income.

Non-Interest Expense. Expenses other than those incurred in connection with interest-bearing liabilities include, among others, those associated with personnel, facilities, equipment and supplies, advertising and professional services. Total non-interest expense for the twelve months ended December 31, 1996 increased to $8,719,934 from $8,257,964 at December 31, 1995, an increase of 5.59%. Salaries and benefits, net occupancy expenses and other expenses increased due primarily to the acquisition of the Texarkana, Texas branch in July, 1995.

Income Taxes. Firstshares' effective tax rate for the twelve months ended December 31, 1996 was 24.04% compared to 27.59% for the same period in 1995. The effective income tax rate is directly affected by holdings of tax-exempt securities and tax-exempt loans.


Financial Condition

Investment Securities. On December 31, 1996, The estimated fair value of Firstshares' total securities portfolio amounted to $109.7 million, as compared to $126.2 million at December 31, 1995. The securities portfolio represented 43.2% of total assets and 47.7% of earning assets as of December 31, 1996. The decrease in the securities portfolio from December 31, 1995 to December 31, 1996 was primarily a result of an increase in loan demand. The following table reflects the breakdown of the investment portfolio for the years ending December 31, 1996 and December 31, 1995.


(in thousands)                                                                     December 31,
------------------------------------------------------------------------------------------------------
                                                                1996                  1995
------------------------------------------------------------------------------------------------------
                                                       Amortized   Estimated  Amortized  Estimated
                                                            Cost  Fair Value       Cost  Fair Value
------------------------------------------------------------------------------------------------------
U. S. Treasury securities ............................   $ 25,952   $ 25,926   $ 37,854   $ 38,178
U.S. Government agency obligations:
    Issued by FNMA ...................................     27,310     27,332     33,947     34,396
    Issued by government-sponsored agencies ..........     14,172     14,288      8,172      8,357
    Guaranteed by GNMA ...............................      5,915      5,959      5,941      5,985
    Collateralized mortgage  obligations .............     16,867     16,596     21,801     21,965
Securities issued by states and political subdivision:
    General obligations ..............................     15,212     15,329     12,777     13,071
    Revenue obligations ..............................      2,989      3,020      3,020      3,079
Equity securities ....................................      1,226      1,226      1,140      1,140
------------------------------------------------------------------------------------------------------
Total securities portfolio ...........................   $109,643   $109,676   $124,652   $126,171
======================================================================================================


Loans. Total loans outstanding increased by $18.9 million to $115.6 million at December 31, 1996, compared to $96.7 million at December 31, 1995. The following table reflects the changes in Firstshares' loan portfolio for the years ending December 31, 1996 and December 31, 1995, net of unearned discount.


(in thousands)                                                                      DECEMBER
------------------------------------------------------------------------------------------------------------
                                                                           1996                 1995
------------------------------------------------------------------------------------------------------------
Loans secured by real estate:
    Construction and land development .......................   $   5,157      4.46%   $   2,695      2.79%
    Secured by farmland .....................................       3,047      2.64%       1,850      1.91%
    Secured by 1-4 family residential properties ............      20,921     18.10%      15,240     15.77%
    Secured by multifamily (5 or more) residential properties          69      0.06%         135      0.14%
    Secured by nonfarm nonresidential properties ............      29,044     25.12%      21,872     22.63%
Loan to depository institutions .............................           -      0.00%           -      0.00%
Loans to finance agricultural production and
    other loans to farmers ..................................         667      0.58%         489      0.51%
Commercial and industrial loans .............................      31,968     27.65%      31,816     32.92%
Loans to individuals for household, family, and
    other personal expenditures .............................      24,415     21.12%      22,823     23.61%
Obligations of state and political subdivisions .............         169      0.15%         202      0.21%
Other loans .................................................       1,261      1.09%         795      0.82%
Less: Unearned income on loans ..............................      (1,117)   -0.97%       (1,266)   -1.31%
------------------------------------------------------------------------------------------------------------
Total loans and leases, net of unearned income ..............   $ 115,601    100.00%   $  96,651    100.00%
============================================================================================================


The following table summarizes non-performing assets for the period indicated.



(in thousands)

Non-performing assets:                        December 31,
-------------------------------------------------------------
                                             1996     1995
-------------------------------------------------------------
  Non-accrual loans ....................     $460     $555
  90 days and over past due loans ......       66       25
-------------------------------------------------------------
Total non-performing loans .............      526      580
Real estate acquired through foreclosure        0       59
-------------------------------------------------------------
Total non-performing assets ............     $526     $639
=============================================================




The following table summarizes the changes in the allowance for loan losses for the periods indicated.


                                             December 31,
                                          1996           1995
------------------------------------------------------------------
Balance at beginning of period      $1,149,632     $1,065,118
Provision for loan losses .....        582,474        123,990
Loans charged to the allowance        -390,188        -85,076
Recoveries on charged off loans         62,441         45,600
------------------------------------------------------------------
Balance at end of period ......     $1,404,359     $1,149,632
==================================================================


As of December 31, 1996, the allowance for loan losses was $1,404,359, as compared to $1,149,632 at December 31, 1995. This represents a reserve-to-loan ratio of 1.21% at December 31, 1996, as compared to 1.19% at December 31, 1995.


Deposits. Total deposits increased by $12.4 million to $222.5 million at December 31, 1996 from $210.1 million at December 31, 1995. The increase of $12.4 million is primarily attributable to growth, specifically in the Longview, Texas market and the Tyler, Texas market. The following table summarizes the period end balances of various deposit categories for the dates indicated.


(in thousands)                           DECEMBER 31,
                                       1996         1995
------------------------------------------------------------
Non-interest-bearing demand ..     $ 55,604     $ 47,126
Interest-bearing demand ......       43,118       37,378
Money market accounts ........       22,962       26,025
Savings accounts .............       14,794       16,388
Individual retirement accounts       11,311       13,572
Time deposit .................       74,384       69,706
------------------------------------------------------------
Total deposits ...............     $222,173     $209,895
============================================================

Capital Resources. The return on average shareholders' equity was 13.56% for the twelve months ended December 31, 1996, compared to 11.60% for the same period in 1995. Shareholders' equity increased $1.5 million during 1996 from $20.0 million at December 31, 1995. Cash dividends declared by Firstshares for 1996 totaled $0.73 per share, compared to $0.58 for the same period of 1995.



                                                                       1996            1995
------------------------------------------------------------------------------------------------
Balance at beginning of year ..............................     $19,963,025     $17,644,726
Net income ................................................       2,738,518       2,131,540
Cash dividends declared ...................................        -375,665        -294,288
Treasury shares (purchased)/issued ........................         177,641      -1,736,747
Net unrealized gain/(loss) on available-for-sale securities        -979,756       2,217,794
------------------------------------------------------------------------------------------------
Balance at end of year ....................................     $21,523,763     $19,963,025
================================================================================================

The  following  table   summarizes  the  risk  based  based  capital  ratios  of
Firstshares for the periods indicated. All three ratios for both periods are considered well-capitalized by regulatory authorities.


(in thousands)                    DECEMBER
---------------------------------------------------
                             1996         1995
---------------------------------------------------
Tier I capital .....     $ 20,652     $ 17,985
Total capital ......     $ 22,056     $ 19,135
Risk-weighted assets     $137,517     $120,139
Average total assets     $247,219     $243,497


                                   DECEMBER
-----------------------------------------------------
                               1996       1995
-----------------------------------------------------
Tier I Capital Ratio .        15.02%     14.97%
  (regulatory minimum)         4.00%      4.00%
Total Capital Ratio ..        16.04%     15.93%
  (regulatory minimum)         4.00%      4.00%
Tier I Leverage Ratio          8.35%      7.39%
  (regulatory minimum)         4.00%      4.00%

Liquidity. Liquidity represents Firstshares' ability to provide funds to satisfy demands from depositors, borrowers and other commitments by either converting assets to cash or accessing new or existing sources of funds. The principal sources of funds which provide liquidity are customer deposits, customers payments of principal and interest on loans, maturities of securities, earnings and borrowings. Management closely monitors the maturities of assets and liabilities through a periodic review of maturity and cash flow profiles, yield/rate behaviors and loan/deposit forecasts to minimize funding risks. The level of cash on hand and other liquid assets is to provide, at all times, sufficient cash for expected or unexpected demand for funds. At December 31, 1996, cash and due from banks, securities, net federal funds were 59.2% of deposits, as compared to 67.7% at December 31, 1995. The loan-to-deposit ratio at December 31, 1996 was 52.0% compared to 46.0% at December 31, 1995.




                     RELATIONSHIP WITH INDEPENDENT AUDITORS

        KPMG Peat Marwick LLP, independent auditors, has continuously served as the independent auditor for Firstshares from 1990 through the present. A representative of KPMG Peat Marwick LLP is expected to be present at the Special Meeting of Firstshares shareholders, will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

                               VALIDITY OF SHARES

        The validity of the shares of Common Stock offered hereby has been passed upon for Hibernia by Patricia C. Meringer, Corporate Counsel and Secretary of Hibernia. As of the date of this Proxy Statement-Prospectus, Ms. Meringer owned 2,050 shares of Hibernia Common Stock and held options to purchase shares of Hibernia Common Stock of which 18,037 are currently exercisable.

                                    EXPERTS

     The consolidated financial statements of Hibernia Corporation incorporated by reference in Hibernia's Corporation's Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Firstshares as of December 31, 1996 and 1995, and for the years then ended have been included in the Proxy Statement of Firstshares, which is referred to and made a part of this Prospectus and Registration Statement, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



                                   APPENDICES

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                           FIRSTSHARES OF TEXAS, INC.
                                 WITH AND INTO
                              HIBERNIA CORPORATION

        THIS AGREEMENT AND PLAN OF MERGER, effective as of October 24, 1997 (this "Agreement"), adopted and made by and between Firstshares of Texas, Inc. ("Firstshares"), and Hibernia Corporation ("Hibernia").

        Firstshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has its registered office at 100 North Bolivar, Marshall, Texas, 75670; is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"); and owns all of the issued and outstanding shares of capital stock of Firstshares Intermediate Holding Company, Inc., a Delaware corporation ("Firstshares-Delaware"). The presently authorized capital stock of Firstshares consists solely of 1,500,000 shares of common stock of the par value of $4.00 each ("Firstshares Common Stock") and 1,000,000 shares of Series A preferred stock, par value $10.00 per share (the "Firstshares Preferred Stock"). As of September 30, 1997, 600,879 shares of Firstshares Common Stock had been issued, 516,170 shares of Firstshares Common Stock were outstanding, and 84,709 shares of Firstshares Common Stock were held in Firstshares treasury, and no shares of Firstshares Preferred Stock were issued and outstanding. All outstanding shares of Firstshares Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of Firstshares authorized, issued, or outstanding. There are no existing stock options, warrants, calls, or commitments of any kind obligating Firstshares to issue any share of its capital stock or any other security of which it is or will be the issuer. None of the shares of Firstshares capital stock has been issued in violation of preemptive rights of shareholders. Firstshares indirectly owns 100 percent of the outstanding capital stock of First National Bank (the "Bank"), a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America. The Bank (i) is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and (ii) has full authority to conduct its business as and where currently conducted.

        Firstshares-Delaware is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and directly owns all of the issued and outstanding shares of capital stock of the Bank. The presently authorized capital stock of Firstshares-Delaware consists solely of 1,200,000 shares of common stock of the par value of $.10 each, and, as of September 30, 1997, 1,101,190 shares of such common stock had been issued and were outstanding and owned directly by Firstshares, with no shares held in treasury. All outstanding shares of Firstshares-Delaware's common stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of Firstshares-Delaware authorized, issued, or outstanding. There are no existing stock options, warrants, calls, or commitments of any kind obligating Firstshares to issue any shares of its capital stock or any other security of which it is or will be the issuer. None of the shares of Firstshares-Delaware's capital stock has been issued in violation of preemptive rights of shareholders.

        Hibernia is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana; has its registered office at 313 Carondelet Street, New Orleans, Louisiana 70130; and is a bank holding company within the meaning of the Bank Holding Company Act. Hibernia owns all of the issued and outstanding shares of capital stock of Hibernia National Bank ("HNB") and Hibernia National Bank of Texas ("HNBT"). The presently authorized capital stock of Hibernia is 300,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, and 200,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of September 30, 1997, 2,000,000 shares of Hibernia's preferred stock were issued and outstanding, 130,634,764 shares of Hibernia Common Stock were outstanding, and 51,898 shares of Hibernia Common Stock were held in Hibernia's treasury. All outstanding shares of Hibernia Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The foregoing are the only voting securities of Hibernia authorized, issued or outstanding and there are no existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any shares of its capital stock or any other security of which it is or will be the issuer, except that Hibernia anticipates issuing an aggregate of 17,302,660 shares of Hibernia Common Stock in connection with mergers pending on or prior to the date of this Agreement, and further except that as of September 30, 1997 Hibernia had authorized or reserved 1,608,952 shares of Hibernia Common Stock for issuance under its 1987 Stock Option Plan, pursuant to which options covering 1,454,706 shares of Hibernia Common Stock were outstanding; 7,031,781 (as adjusted) shares of Hibernia Common Stock for issuance under its 1992 Long-Term Incentive Plan, pursuant to which options covering 5,822,440 shares of Hibernia Common Stock were outstanding; 932,500 shares of Hibernia Common Stock for issuance under its 1993 Director Stock Option Plan, pursuant to which options covering 290,000 shares of Hibernia Common Stock were outstanding; 17,237 shares of Hibernia Common Stock were available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan; and warrants covering 213,176 shares of Hibernia Common Stock were outstanding. None of the shares of Hibernia's capital stock has been issued in violation of preemptive rights of shareholders.

        HNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America having its principal registered office at 313 Carondelet Street, New Orleans, Louisiana 70130. HNBT is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and having its principal office at 100 W. Broad Street, Texarkana, Texas 75501. All of the issued and outstanding shares of capital stock of HNB and HNBT are owned by Hibernia. HNB and HNBT (i) are "insured banks" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and (ii) have full authority to conduct their businesses as and where currently conducted.

        The Boards of Directors of Firstshares and of Hibernia have duly approved this Agreement and have authorized the execution hereof by Firstshares Chairman of the Board and Chief Executive Officer and Hibernia's President and Chief Executive Officer, respectively. Firstshares has directed that this Agreement be submitted to a vote of its shareholders in accordance with Texas law and the terms of this Agreement.

        In consideration of their mutual promises and obligations, the parties hereto adopt and make this Agreement for the merger of Firstshares with and into Hibernia and prescribe the terms and conditions of such merger and the mode of carrying it into effect, which shall be as follows:

         1. The Merger. On the Effective Date (as defined in Section 14 hereof), Firstshares shall be merged with and into Hibernia under the Articles of Incorporation of Hibernia, pursuant to the provisions of, and with the effect provided in, (i) Part XI of the Louisiana Business Corporation Law ("LBCL") and
(ii) Sections 5.01 through 5.04 of the Texas Business Corporation Act ("TBCA") (the "Merger") and the Merger Agreement in substantially the form of Exhibit 1 hereto (the "Merger Agreement"). Immediately after the Merger, the Bank shall be merged with and into HNBT, with HNBT as the surviving bank in such merger (the "Bank Merger").

         2. Hibernia Capital Stock. The shares of the capital stock of Hibernia issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

         3.     Firstshares Common Stock.

                3.1. Conversion. On the Effective Date and subject to the provisions of Section 3.7 hereof,

                (a) each share of Firstshares Common Stock issued and outstanding immediately prior to the Effective Date other than (i) shares which are held by shareholders who have not voted such shares in favor of the Merger and who shall have delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA (unless such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TCBA), and (ii) shares owned beneficially by Hibernia or its subsidiaries, shall, by virtue of the Merger automatically and without any action on the part of the holder thereof, become and be converted into the number of shares of Hibernia Common Stock that equals the Exchange Rate set forth in Section 3.8 hereof;

                (b) holders of certificates which represent shares of Firstshares Common Stock outstanding immediately prior to the Effective Date (hereinafter called "Old Certificates") shall cease to be, and shall have no rights as, shareholders of Firstshares;

                (c) each share of Firstshares Common Stock held in the treasury of Firstshares or owned beneficially by Hibernia or any of its subsidiaries shall be canceled; and

                (d) Old Certificates shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates for the number of whole shares of Hibernia Common Stock to which such holders shall be entitled in accordance with the Exchange Rate set forth in Section 3.8 and a check representing cash paid in lieu of fractional shares as provided in Section 3.2 hereof.

                3.2. Fractional Shares. Each holder of Old Certificates who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock (after taking into account all shares of Firstshares Common Stock represented by the Old Certificates then delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the Average Market Price (as defined in Section 3.8 hereof), and no such holder shall be entitled to dividends, voting rights or any other rights of shareholders in respect of any fractional share.

                3.3. Transmittal Materials. As promptly as practicable after the Effective Date, Hibernia shall send or cause to be sent to each former shareholder of record of Firstshares transmittal materials for use in exchanging Old Certificates for certificates representing Hibernia Common Stock and a check representing cash paid in lieu of fractional shares, if any. The letter of transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of certificates representing Hibernia Common Stock. If any certificate for shares of Hibernia Common Stock is to be issued in a name other than that in which an Old Certificate surrendered for exchange is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the exchange agent to be appointed by Hibernia in connection with such exchange (the "Exchange Agent") that such taxes are not payable.

                3.4. Rights as Shareholders. With respect to any meeting of Hibernia shareholders the record date for which occurs after the Effective Date, former shareholders of Firstshares will be able to vote at such meeting of Hibernia shareholders the number of whole shares of Hibernia Common Stock into which their shares of Firstshares Common Stock are converted, regardless of whether they have exchanged their Old Certificates. Whenever a dividend is declared by Hibernia on the Hibernia Common Stock with a record date that occurs after the Effective Date, the declaration of such dividend shall include dividends on all shares issuable hereunder, but no shareholder will be entitled to receive his distribution of such dividends until physical exchange of his Old Certificates shall have been effected or until Hibernia has issued or caused to be issued certificates of Hibernia Common Stock for his Old Certificates that have been lost, stolen or destroyed. Upon physical exchange of his Old Certificates, any such person shall be entitled to receive from Hibernia an amount equal to all dividends (without interest thereon and less the amount of taxes, if any, that may have been withheld, imposed or paid thereon) declared, and for which the payment has occurred, on the shares represented thereby; provided, however, that former shareholders of Firstshares shall not be entitled to receive any dividend on their Hibernia Common Stock with respect to any period for which Firstshares paid a dividend which had a record date on or prior to the Effective Date.

                3.5. Cancellation of Old Certificates. On and after the Effective Date there shall be no transfers on the stock transfer books of Firstshares or Hibernia of the shares of Firstshares Common Stock which were issued and outstanding immediately prior to the Effective Date. If, after the Effective Date, Old Certificates are properly presented to Hibernia, they shall be canceled and exchanged for certificates representing shares of Hibernia Common Stock and a check representing cash paid in lieu of fractional shares as herein provided. Any other provision of this Agreement notwithstanding, neither the Exchange Agent nor any party hereto shall be liable to a holder of Firstshares Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                3.6. Property Transfers. From time to time, as and when requested by Hibernia and to the extent permitted by Texas law, the officers and directors of Firstshares last in office shall execute and deliver such deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to Hibernia title to, and possession of, all the property, interests, assets, rights, privileges, immunities, powers, franchises, and authorities of Firstshares, and otherwise to carry out the purposes of this Agreement.

                3.7. Dissenters' Shares. Shares of Firstshares Common Stock held by any holder having rights of a dissenting shareholder as provided in Texas law, who shall have properly objected to the Merger and who shall have properly demanded payment on his stock in accordance with and subject to the provisions of Texas law, shall not be converted as provided in Section 3.1 hereof until such time as such holder shall have failed to perfect, or shall have effectively lost, his right to appraisal of and payment for his shares of Firstshares Common Stock, at which time such shares shall be converted as provided in Section 3.1 hereof.

                3.8.    Exchange Rate.

                (a) The Exchange Rate shall be 7.15 shares of Hibernia Common Stock for each outstanding share of Firstshares Common Stock.

                (b) For purposes of this Agreement, the term "Average Market Price" shall mean the average of the closing price of one share of Hibernia Common Stock (adjusted as set forth in Section 9.7 of this Agreement, if an adjustment is required by that section) for the ten business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

         4. Articles of Incorporation; By-Laws. The Articles of Incorporation and By-Laws of Hibernia in force immediately prior to the Effective Date shall on and after the Effective Date continue to be the Articles of Incorporation and ByLaws of Hibernia, respectively, unless altered, amended or repealed in accordance with applicable law.

         5. Employees. Hibernia shall cause to be provided as soon as practicable after the Effective Date for each employee of Firstshares or the Bank immediately prior to the Effective Date who becomes a Hibernia employee immediately after the Effective Date the employee benefits then made available to employees of Hibernia and its subsidiaries, subject to the terms and conditions under which those employee benefits are made available to such employees; provided, however, that for purposes of determining the eligibility of an employee of Firstshares or the Bank (or both) to receive, and the benefits to which such employee shall be entitled, under Hibernia's benefits plans after the Effective Date, any period of employment of such employee with Firstshares or the Bank shall be deemed equivalent to having been employed for that same period by Hibernia and/or its subsidiaries (and employees of Firstshares and the Bank will not be denied health insurance coverage solely as a result of a preexisting condition that existed on the Effective Date but did not exist on the date the employee commenced his or her employment with Firstshares or the
Bank) and provided further, however, that if Hibernia determines in good faith that it cannot merge any benefit plan of Firstshares into a comparable benefit plan of Hibernia or HNB or HNBT without creating material potential liability for Hibernia's or HNB's or HNBT's plan, then Hibernia shall be entitled to freeze the existing benefit plan of Firstshares and prohibit participation by former employees of Firstshares in Hibernia's plan for the period of time required by applicable law to ensure that Hibernia's and HNB's and HNBT's benefit plans are not deemed to be successor plans of the Firstshares plan in question.

         6. Negative Covenants. From the date hereof until the Effective Date, or until the termination of this Agreement, Firstshares covenants and agrees that it will not do, or agree to commit to do, and Firstshares will cause the Bank not to do and not to agree or commit to do, without the prior written consent of Hibernia, any of the following:

(a) in the case of Firstshares (and not the Bank), make, declare, set aside or pay any dividend or declare or make any distribution on, or directly or indirectly combine, redeem, purchase or otherwise acquire, any shares of Firstshares Common Stock (other than in a fiduciary capacity), provided, however, that Firstshares may make, declare, set aside and pay regular dividends not to exceed $.18 per share of Firstshares Common Stock per calendar quarter for each quarter completed prior to the Effective Date, consistent in timing with past practices during the preceding three years;

                (b) authorize the creation or issuance of or issue any additional shares of its capital stock, or any options, calls, warrants, stock appreciation rights or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from it, shares of its capital stock;

                (c) enter into any employment contracts with, increase the rate of compensation of, or pay or agree to pay any bonus or severance payment to, any of its directors, officers or employees, except in accordance with the terms of any employment agreement existing on the date hereof or in accordance with past practices during the preceding three years;

                (d) enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, provided, however, that Firstshares may amend its profit sharing plan to award additional benefits to participants in the plan to the extent that the plan is overfunded;

                (e) other than as contemplated in this Agreement, (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) amend its Articles of Incorporation or Association or By-Laws, (iii) impose, or suffer the imposition, on any share of stock held by Firstshares-Delaware in the Bank, of any material lien, charge, or encumbrance, or permit any such lien to exist, other than as described on Schedule 7.3, (iv) establish or add any automatic teller machines or branch or other banking offices in addition to those listed on schedule 6(e) hereto, (v) make any capital expenditures in excess of $50,000 except in the ordinary course of business consistent with past practices or (vi) take any action that would materially and adversely affect the ability of any party hereto to obtain the approvals necessary for consummation of the transactions contemplated hereby or that would materially and adversely affect Firstshares ability to perform its covenants and agreements hereunder;

                (f) except as otherwise provided herein, liquidate, sell or dispose of any asset other than in the ordinary course of business consistent with past practices; solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, Firstshares, Firstshares-Delaware or the Bank or any business combination with Firstshares, Firstshares-Delaware or the Bank other than as contemplated by this Agreement, and Firstshares and the Bank shall instruct each officer, director, agent or affiliate of it to refrain from doing any of the above, and Firstshares will notify Hibernia promptly if any such inquiries or proposals are received by, and such information is requested from, or any such negotiations or discussions are sought to be initiated with, Firstshares, Firstshares-Delaware or the Bank; provided, however, that nothing contained in this section shall be deemed to prohibit any officer or director of Firstshares or the Bank from taking any action that, in the written opinion of counsel to Firstshares or the Bank, a copy of which shall be furnished to Hibernia upon its request, is required by applicable law or is necessary to discharge properly the fiduciary duties of such officer or director; or

                (g) knowingly fail to comply with any laws, regulations, ordinances, or governmental actions applicable to it and to the conduct of its business in a manner significant, material and adverse to its business.

         7. Representations and Warranties of Firstshares. Firstshares (and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

                7.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it, Firstshares-Delaware and the Bank are true and correct.

                7.2. Organization and Qualification. Each of Firstshares, Firstshares-Delaware and the Bank has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business; and Firstshares has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

               7.3. Ownership of Other Banks. Firstshares does not own, directly or indirectly, 5 percent or more of the outstanding capital stock or other voting securities of any corporation, bank, or other organization except the Bank, Firstshares-Delaware and First National Company (which is not an active corporation and has no assets and no liabilities). The presently authorized capital stock of the Bank consists solely of 1,151,190 shares of common stock of the par value of $2.00 each, all of which shares of common stock are outstanding. The outstanding shares of capital stock of the Bank are validly issued and outstanding, fully paid and nonassessable and, except as provided on
Schedule 7.3 hereto, all of such shares are owned by Firstshares -Delaware, free and clear of all liens, claims and encumbrances.

                7.4.  Corporate  Authorization.   The  execution,  delivery  and
performance of this Agreement have been authorized by Firstshares Board of Directors, and, subject to the approval of this Agreement by its shareholders in accordance with the applicable Texas law and to the regulatory and other approvals required by Section 12 hereof, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Firstshares of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to such shareholder approval and to the regulatory and other approvals required by Section 12 hereof, this Agreement is a legal, valid and binding obligation of Firstshares, enforceable against Firstshares in accordance with its terms, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles or principles of Texas law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

                7.5. No Conflicts. Except as disclosed on Schedule 7.5 hereto, the execution and delivery of this Agreement by Firstshares does not, and the consummation of the transactions contemplated hereby by it will not, constitute
(i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Firstshares or the Bank or to which Firstshares or the Bank is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses or results of operations of Firstshares and the Bank taken as a whole or on the transactions contemplated hereby, (ii) to the best knowledge of Firstshares officers, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Firstshares or the Bank or to which Firstshares or the Bank is subject, or (iii) a breach or violation of, or a default under, the Articles of Incorporation or By-Laws of Firstshares or the Bank; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

                7.6. Financial Statements; Dividend Restrictions. Firstshares has delivered to Hibernia prior to the execution of this Agreement true and correct copies of the following consolidated financial statements (collectively referred to herein as the "Firstshares Financial Statements"): Firstshares
Consolidated Balance Sheets as of June 30, 1997 and 1996 (unaudited) and December 31, 1996, 1995 and 1994 (audited); Consolidated Statements of Income and Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994 (audited), and Consolidated Statements of Income for the six-month periods ended June 30, 1997 and 1996 (unaudited). Each of the Firstshares Financial Statements (including the related notes) fairly presents the consolidated results of operations of Firstshares and the Bank for the respective periods covered thereby and the consolidated financial condition of Firstshares and the Bank as of the respective dates thereof (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Except as disclosed in the Firstshares Financial Statements, including the notes thereto, or Schedule 7.6 hereto, and except as otherwise required by this Agreement, there are no restrictions in any note, indenture, agreement, statute or otherwise (except for statutes or regulations applicable to Texas corporations or state banks generally) precluding Firstshares or the Bank from paying dividends, in each case when, as and if declared by its Board of Directors.

                7.7. No Material Adverse Change. Since June 30, 1997, there has been no event or condition of any character (whether actual, or to the knowledge of officers of Firstshares or the Bank, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Firstshares, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Firstshares or the Bank, excluding changes in laws or regulations that affect banking institutions generally.

                7.8. Litigation and Proceedings. Except as set forth on Schedule
7.8 hereto, no litigation, proceeding or controversy before any court or governmental agency is pending against Firstshares that in the opinion of its officers is likely to have a material and adverse effect on the business, results of operations or financial condition of Firstshares and the Bank taken as a whole, and, to the knowledge of its officers, no such litigation, proceeding or controversy has been threatened or is contemplated. Except as disclosed on Schedule 7.8 hereto, no member of Firstshares consolidated group is subject to any written agreement, memorandum, or order with or by any bank or bank holding company regulatory authority restricting its operations or requiring any material actions.

                7.9. Material Contracts. Except for this Agreement and arrangements made in the ordinary course of business or disclosed on Schedule
7.9 hereto, neither Firstshares nor the Bank is bound by any material contract to be performed after the date hereof that is not terminable by Firstshares or the Bank without penalty or liability on thirty days prior notice.

                7.10. Brokers' or Finders' Fees. Neither Firstshares nor the Bank has entered into an agreement with any agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Firstshares or the Bank relating to any commission, broker's or finder's fee in connection with any of the transactions contemplated by this Agreement except Keefe, Bruyette & Woods, Inc., which has been engaged by Firstshares in connection with the Merger. Firstshares shall be permitted to pay to Keefe, Bruyette & Woods, Inc. the fee required in its engagement letter, a copy of which is attached hereto as Exhibit 7.10, related to the transactions contemplated by this Agreement, provided that Firstshares is obligated to pay such fee at the time payment is made.

                7.11.  Contingent  Liabilities.  Except as disclosed on Schedule
7.11 hereto or as reflected in the Firstshares Financial Statements and except in the case of the Bank for unfunded loan commitments made in the ordinary course of business consistent with past practices, as of June 30, 1997, neither Firstshares nor the Bank has any obligation or liability (contingent or otherwise) that was material, or that when combined with all similar obligations or liabilities would have been material, to Firstshares and the Bank taken as a whole and there does not exist a set of circumstances resulting from transactions effected or events occurring prior to, on, or after June 30, 1997, or from any action omitted to be taken during such period that, to the knowledge of officers of Firstshares, could reasonably be expected to result in any such material obligation or liability.

                7.12. Tax Liability. The amounts set up as liabilities for taxes in the Firstshares Financial Statements are sufficient for the payment of all respective taxes (including, without limitation, federal, state, local, and foreign excise, franchise, property, payroll, income, capital stock, and sales and use taxes) accrued in accordance with GAAP and unpaid at the respective dates thereof.

                7.13.  Material  Obligations  Paid.  Other  than as set forth on
Schedule 7.13 hereto, since June 30, 1997, neither Firstshares nor the Bank has incurred or paid any obligation or liability that would be material to Firstshares on a consolidated basis, except for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with its past practices.

                7.14. Tax Returns; Payment of Taxes. All federal, state, local, and foreign tax returns (including, without limitation, estimated tax returns, withholding tax returns with respect to employees, and FICA and FUTA returns) required to be filed by or on behalf of Firstshares or the Bank have been timely filed or requests for extensions have been timely filed and granted and have not expired for periods ending on or before December 31, 1994, and all returns filed are complete and accurate to the best knowledge of their respective officers; all taxes shown on filed returns have been paid. As of the date hereof, there is no audit, examination, deficiency or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Firstshares or the Bank except as reserved against in the Firstshares Financial Statements. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation have been paid, and Firstshares reserves for bad debts at December 31, 1994, as filed with the Internal Revenue Service were not greater than the maximum amounts permitted under the provisions of Section 585 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

                7.15. Loans. To the knowledge of its officers, each loan reflected as an asset of Firstshares in the Firstshares Financial Statements, as of June 30, 1997, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms, and no loan is subject to any asserted defense, offset or counterclaim known to Firstshares, except as disclosed in writing to Hibernia on or prior to the date hereof.

                7.16. Allowance for Loan Losses. To the knowledge of Firstshares officers, allowances for possible loan losses shown on the balance sheets of Firstshares as of June 30, 1997 are adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of June 30, 1997, and each such allowance has been established in accordance with GAAP.

                7.17.   Title to Assets; Adequate Insurance Coverage.

        (a) Except as set forth on Schedule 7.17 hereto, as of June 30, 1997, Firstshares and the Bank had, and except with respect to assets disposed of for adequate consideration in the ordinary course of business since such date, now have, good and merchantable title to all real property and good and merchantable title to all other material properties and assets reflected in the Firstshares Financial Statements, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances which secure indebtedness which is properly reflected in the Firstshares Financial Statements or which secure deposits of public funds as required by law; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after June 30, 1997, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any such owned properties or assets; (v) capital leases and leases, if any, to third parties for fair and adequate consideration and (vi) securities pledged for interest rate swap, cap and floor contracts. Firstshares and the Bank own, or have valid leasehold interests in, all material properties and assets, tangible or intangible, used in the conduct of their businesses. Any real property and other material assets held under lease by Firstshares or the Bank are held under valid, subsisting and enforceable leases with such exceptions as are not material, and such leases do not interfere with the continued use made or proposed to be made by Hibernia in such lease of property by Hibernia in the manner presently utilized by Firstshares or the Bank.

     (b) With respect to each lease of any real property or a material amount of personal property to which Firstshares or the Bank is a party, except for financing leases in which Firstshares or the Bank is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid;
(iii) there exists no default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) the Merger will not constitute a default or a cause for termination or modification of such lease.

     (c) Neither Firstshares nor the Bank has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

     (d) To the knowledge of its officers, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Firstshares and the Bank provide adequate coverage against loss and the fidelity bonds in effect as to which Firstshares or the Bank is named insured provide adequate coverage with respect to amounts, types and risks involved.

                7.18. Employee Plans. To the knowledge of Firstshares officers, all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover one or more employees employed by Firstshares or the Bank, and Firstshares and the Bank, with respect to such plans:

                        (i) are in compliance with all laws, regulations, reporting and licensing requirements and orders applicable to its business or to such plan or any of its employees (because of such employee's activities on behalf of it), the breach or violation of which could have a material and adverse effect on such business; and

                        (ii) have received no notification from any agency or department of federal, state or local government or the staff thereof asserting that any such entity is not in compliance with any of the statutes, regulations or ordinances that such governmental authority enforces, or threatening to revoke any license, franchise, permit or governmental authorization, and Firstshares is not subject to any agreement with any such governmental authority with respect to any such plan.

                7.19. Copies of Employee Plans. Firstshares has provided or will provide to Hibernia with true, complete and accurate copies of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, savings, stock appreciation right or profit-sharing plans, any employment, deferred compensation, consultant, severance, bonus, or collective bargaining agreement or group insurance contract, or any other incentive, welfare, or employee benefit plan or agreement maintained by it or the Bank for its or the Bank's employees or former employees.

                7.20. Plan Liability. Except for liabilities to the Pension Benefit Guaranty Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid, and except for liabilities to the Internal Revenue Service under section 4971 of the Internal Revenue Code, all of which have been fully paid, neither Firstshares nor the Bank has any liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code.

                7.21. No Default. Neither Firstshares nor the Bank is in default in any material respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receive benefits, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

                7.22. Minutes. Firstshares has made or will make available to Hibernia, for inspection pursuant to the terms of Section 9.5 hereof, the minutes of meetings of Firstshares and the Bank's Board of Directors and all committees thereof held during the period beginning June 30, 1991 and prior to the date hereof, which minutes are complete and correct in all material respects and fairly present the deliberations and actions of such Boards and committees and accurately reflect in all material respects the business condition and operations of Firstshares and the Bank as of the dates and for the periods indicated therein.

                7.23. Insurance Policies. Attached hereto as Schedule 7.23 is a schedule detailing all policies of fire, theft, public liability, and other insurance (including without limitation fidelity bonds) maintained by Firstshares or the Bank at the date hereof. Except as disclosed on Schedule 7.23 hereto, neither Firstshares nor the Bank has received any notice of a premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither Firstshares nor the Bank has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience of Firstshares or the Bank.

                7.24. Investments. Except for securities pledged for interest rate swap, cap and floor contracts and pledged to secure public trust deposits, none of the investments reflected in the Firstshares Financial Statements under the heading "Investment Securities," and none of the investments made by Firstshares or the Bank since June 30, 1997, and none of the assets reflected in the Firstshares Financial Statements under the heading "Cash and Due From Banks," is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Firstshares or the Bank freely to dispose of such investment at any time. With respect to all repurchase agreements to which Firstshares or the Bank is a party, Firstshares or the Bank, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement which equals or exceeds the amount of the debt secured by such collateral under such agreement.

                7.25. Environmental Matters. Except as set forth on Schedule 7.25, neither Firstshares nor the Bank nor, to the knowledge of officers of Firstshares and the Bank, any previous owner or operator of any properties at any time owned (including any properties owned as a result of foreclosure of a loan, whether still owned or subsequently resold), leased, or occupied by Firstshares or the Bank or used by Firstshares or the Bank in their respective business ("Firstshares Properties"), used, generated, treated, stored, or disposed of any hazardous waste, toxic substance, or similar materials on, under, or about Firstshares Properties except in compliance with all applicable federal, state, and local laws, rules, and regulations pertaining to air and water quality, hazardous waste, waste disposal, air emissions, and other environmental matters ("Environmental Laws"). Neither Firstshares nor the Bank has received any notice of noncompliance with Environmental Laws, applicable laws, orders, or regulations of any governmental authorities relating to waste generated by any such party or otherwise or notice that any such party is liable or responsible for the remediation, removal, or clean-up of any site relating to Firstshares Properties. Notwithstanding anything in this Section 7.25 to the contrary, the parties hereto expressly agree that Firstshares shall not be in breach of this representation if any of the foregoing representations in this Section 7.25 are inaccurate solely as a result of, or due to, circumstances relating to one or more properties as to which Firstshares sole interest is or was as mortgagee or holder of a security interest.

         8. Representations and Warranties of Hibernia. Hibernia (and not its directors or officers in their personal capacities) hereby represents and warrants as follows:

                8.1. Recitals. The facts set forth in the preamble to this Agreement with respect to it are true and correct.

                8.2. Organization and Qualification. Each of Hibernia and its material subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its assets, properties and business, and Hibernia has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

                8.3. Shares Fully Paid and Non Assessable. The outstanding shares of capital stock of Hibernia Corporation, HNB and HNBT are validly issued and outstanding, fully paid and nonassessable (subject, in the case of HNB and HNBT, to 12 U.S.C. Section 55) and all of such shares of HNB are owned directly or indirectly by Hibernia free and clear of all liens, claims, and encumbrances. The shares of Hibernia Common Stock to be issued in connection with the Merger pursuant to this Agreement will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable.

                8.4. Due Authorization. The execution, delivery and performance of this Agreement have been authorized by Hibernia's Board of Directors, and, subject to the regulatory and other approvals required by Section 12 hereof, all corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance by Hibernia of this Agreement and the consummation of the Merger have been validly and appropriately taken. Subject to receipt of the regulatory and other approvals required by Section 12 hereof, this Agreement is a legal, valid, and binding obligation of Hibernia, enforceable against Hibernia in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights generally and by general equitable principles or principles of Louisiana law that are similar to equitable principles in jurisdictions that recognize a distinction between law and equity.

                8.5. No Conflicts. Except as disclosed on Schedule 8.5 hereto, the execution and delivery of this Agreement by Hibernia does not, and the consummation of the transactions contemplated hereby by it will not, constitute
(i) a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or its subsidiaries or by which Hibernia or any of its subsidiaries is subject, which breach, violation or default would have a material and adverse effect on the financial condition, properties, businesses, or results of operations of Hibernia and its subsidiaries taken as a whole or on the transactions contemplated hereby, (ii) to the best knowledge of Hibernia's management, a breach or violation of, or a default under, any law, rule, or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture, or instrument of Hibernia or its subsidiaries or to which Hibernia or any of its subsidiaries is subject, or (iii) a breach or violation of, or a default under the Articles of Incorporation or Association or By-Laws of Hibernia or of its subsidiaries and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture, or instrument, other than any required approvals of shareholders and applicable regulatory authorities.

                8.6. Reports of Hibernia. As of their respective dates, none of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the period ended March 31, 1997 and the period ended June 30, 1997, and its proxy statement for its 1997 annual meeting of shareholders, each in the form (including exhibits) filed with the Securities and Exchange Commission (the "SEC") and its quarterly reports to shareholders for the period ended March 31, 1997 and the period ended June 30, 1997 (collectively, the "Hibernia Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact or circumstance that, individually or in the aggregate, materially and adversely has affected or is so affecting, or, in the opinion of the executive officers of Hibernia, may reasonably be expected in the future to so affect, the business, financial condition, net worth, properties, prospects or results of operations of Hibernia and its subsidiaries, taken as a whole, that has not been disclosed in the Hibernia Reports. Each of the balance sheets in or incorporated by reference into the Hibernia Reports (including the related notes) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of income and stockholders' equity and statement of cash flows or equivalent statements in the Hibernia Reports (including any related notes and schedules) fairly presents the results of operations and changes in stockholders' equity, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited statements, to year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Copies of the Hibernia Reports have been furnished to Firstshares on or before the date hereof.

                8.7. No Material Adverse Change. Since June 30, 1997 and except as otherwise disclosed publicly prior to the date hereof in press releases, quarterly reports to shareholders, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, there has been no event or condition of any character (whether actual, or to the knowledge of Hibernia or HNB, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of Hibernia, HNB, or HNBT excluding changes in laws or regulations that affecting banking institutions generally.

                8.8.  Certain  Litigation and  Proceedings.  Except as listed on
Schedule 8.8 hereto, to the knowledge of management of Hibernia, no litigation, proceeding or controversy has been threatened or is contemplated before any court or governmental agency that, in the opinion of Hibernia's executive officers is likely to have a material adverse effect on the business, results of operations or financial condition of Hibernia, taken as a whole.

                8.9. Brokers' or Finders' Fees. No agent, broker, investment banker, investment or financial advisor or other person acting on behalf of Hibernia or under its authority is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

         9. Agreements and Covenants. Hibernia and Firstshares each hereby agrees and covenants to the other that:

                9.1. Shareholder Approvals. If required by applicable law, this Agreement shall be submitted to its respective shareholders at a special meeting called and held in accordance with applicable provisions of law (to be scheduled to the extent possible for the date of the shareholders' meeting for the other party hereto, if any) at which its shareholders shall be asked to consider and vote upon this Agreement and the transactions contemplated hereby.

                9.2. Actions Necessary to Complete Merger. It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of this Agreement at the earliest possible date (including obtaining the consent or approval of each governmental authority and individual, partnership, corporation, association, or any other form of business or professional entity whose consent or approval is required for the consummation of the transactions contemplated hereby, requesting the delivery of appropriate opinions and letters from its counsel and recommending that this Agreement be approved by its shareholders) and cooperate fully with the other party hereto to that end; provided, however, that nothing contained in this section shall be deemed to prohibit any officer or director of Firstshares or the Bank from taking any action that, in the written opinion of counsel to Firstshares or the Bank, is required by applicable law or is necessary to discharge properly the fiduciary duties of such officer or director.

     9.3. Preparation of Registration Statement and Proxy Statement. It shall prepare as promptly as practicable jointly with the other party hereto a proxy statement to be mailed to the shareholders of each party the shareholders of which are to vote upon this Agreement in connection with the transactions
contemplated   hereby  and  to  be  part  of  a   registration   statement  (the
"Registration Statement") to be filed by Hibernia with the SEC pursuant to the Securities Act of 1933, as amended (the "1933 Act") with respect to the shares to be issued in the Merger. When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the time of the last shareholder meeting with respect to the transactions contemplated hereby, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Hibernia relating to Hibernia and by Firstshares relating to Firstshares, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the SEC thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. Hibernia will advise Firstshares promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Hibernia Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

                9.4. Press Releases and Public Statements. Unless approved by Hibernia and Firstshares in advance, neither party will issue any press release, marketing or advertising material or other written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law. The parties will cooperate in any public announcements directly related to the Merger; provided, however, that, in the event Hibernia determines to file a current report on Form 8-K that discloses only the substantive facts of a previously released press release, such filing may be made without prior consultation with Firstshares so long as Firstshares is furnished with a copy of such report within a reasonable time after its filing.

                9.5.    Material Developments; Access to Information.

     (i) In order to afford Firstshares access to such information as it may reasonably deem necessary to perform its due diligence review with respect to Hibernia and its assets in connection with the Merger, Hibernia shall (and shall cause HNB and HNBT to), (A) upon reasonable notice, afford Firstshares and its officers, employees, counsel, accountants and other authorized representatives, during normal business hours throughout the period prior to the Effective Date and to the extent consistent with applicable law, access to its premises, properties, books and records, and to furnish Firstshares and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Firstshares shall from time to time reasonably request to perform such review, (B) furnish Firstshares with copies of all reports filed by Hibernia with the SEC throughout the period after the date hereof prior to the Effective Date promptly after such reports are so filed, and (C) promptly advise Firstshares of the occurrence before the Effective Date of any event or condition of any character (whether actual or to the knowledge of Hibernia, threatened or contemplated) that has had or can reasonably be anticipated to have, or that, if concluded or sustained adversely to Hibernia, would reasonably be anticipated to have, a material adverse effect on the financial condition, results of operations, business or prospects of its consolidated group as a whole.

     (ii) In order to afford Hibernia access to such information as it may reasonably deem necessary to perform any due diligence review with respect to the assets of Firstshares to be acquired as a result of the Merger, Firstshares shall (and shall cause the Bank to), upon reasonable notice, afford Hibernia and its officers, employees, counsel, accountants, and other authorized representatives, during normal business hours throughout the period prior to the Effective Date, and to the extent consistent with applicable law, access to all of its and the Bank's properties, books, contracts, commitments, loan files, litigation files, and records (including, but not limited to, the minutes of the Boards of Directors of Firstshares and the Bank and all committees thereof), and it shall (and shall cause the Bank to), upon reasonable notice and to the extent consistent with applicable law, furnish promptly to Hibernia such information as Hibernia may reasonably request to perform such review.

     (iii) No investigation pursuant to this Section 9.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, either party to this Agreement.

                9.6.  Affiliates.  Prior  to the  Closing  Date (as  defined  in
Section 14 hereof), Firstshares shall deliver to Hibernia a letter identifying all persons whom it believes to be "affiliates" of Firstshares for purposes of Rule 145(c) or Rule 144 (as applicable) under the 1933 Act ("Affiliates"). Firstshares shall use its best efforts to cause each person so identified to deliver to Hibernia prior to the Effective Date a written agreement in substantially the form of Exhibit 9.6 hereto providing, among other things, that such person will not dispose of Hibernia Common Stock received in the Merger except in compliance with the 1933 Act and the rules and regulations thereunder and except in accordance with Section 201.01 of the SEC's Codification of Financial Reporting Policies; provided, however, that Firstshares shall have no such obligation to use its best efforts to cause any such identified person to deliver to Hibernia such agreement if such person may not lawfully execute such agreement.

                9.7. Adjustment for Changes in Outstanding Shares. In the event that prior to the Effective Date the outstanding shares of Hibernia Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like changes in Hibernia's capitalization, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Hibernia Common Stock to be thereafter delivered pursuant to Section 3.1 hereof.

                9.8. Accounting Treatment. Each of the parties shall use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment to the extent factors affecting such treatment are within its control.

                9.9. Adoption of Accounting Policies. As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in
Section 12 of this Agreement and in any event prior to the Effective Date (unless this Agreement is terminated pursuant to Section 13 hereof), Firstshares shall, and it shall cause the Bank to, take any and all necessary or appropriate actions to adopt all Hibernia accounting procedures and policies (including without limitation those policies pertaining to charged-off and non-accrual assets); provided, however, that no such action taken by Firstshares or the Bank at the request of Hibernia or HNB pursuant to this Section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Firstshares herein.

                9.10. Indemnification of Directors and Officers of Firstshares and the Bank.

     (a) From and after the Effective Date of the Merger, Hibernia agrees to indemnify and hold harmless each person who, as of the date immediately prior to the Closing Date, served as an officer or director of Firstshares or the Bank, (an "Indemnified Person") from and against all damages, liabilities, judgments and claims (and related expenses including, but not limited to, attorney's fees and amounts paid in settlement) based upon or arising from his capacity as an officer or director of Firstshares, or the Bank to the same extent as he would have been indemnified under the Articles of Incorporation and/or By-Laws of Hibernia, as such documents were in effect on the date of this Agreement as if he were an officer or director of Hibernia at all relevant times.

     (b) The rights granted to the Indemnified Persons hereby shall be contractual rights inuring to the benefit of all Indemnified Persons and shall survive this Agreement and any merger, consolidation or reorganization of Hibernia, HNB, or HNBT.

     (c) The rights to indemnification granted by this subsection 9.10 are subject to the following limitations: (i) the total aggregate indemnification to be provided by Hibernia pursuant to subsection 9.10(a) shall not exceed, as to all of the Indemnified Persons as a group, the sum of $5,000,000 and Hibernia shall have no responsibility to any Indemnified Person for the manner in which such sum is allocated among that group (but nothing in this subsection is intended to prohibit the Indemnified Persons from seeking reallocation among themselves); (ii) a director or officer who would otherwise be an Indemnified Person under this subsection 9.10 shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement (the "Joinder Agreement") in the form of Exhibit 9.10 hereto; and (iii) amounts otherwise required to be paid by Hibernia to an Indemnified Person pursuant to this subsection 9.10 shall be reduced by any amounts that such Indemnified Person recovers by virtue of the claim for which other employees and officers indemnification is sought.

     (d) Hibernia agrees that the $5,000,000 indemnification limit set forth in paragraph (c) of this Section 9.10 shall not apply to any damages, liabilities, judgments and claims (and related expenses, including but not limited to attorney's fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in Section 11.2 hereof.

                9.11. Covenant to Close. At such time as is deemed appropriate by the parties hereto or as otherwise set forth in this Agreement, and upon satisfaction or waiver of each of the conditions to Closing of the Merger, the parties agree to take such actions as are reasonably necessary or appropriate to effect the Closing and the Merger.

                9.12. Cooperation in Rule 144 Transfers. Hibernia will use its best efforts to file in a timely manner all reports to be filed pursuant to the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, so as to continue the availability of Rules 144 and 145(d) of the General Rules and Regulations of the Securities Act of 1933, as amended, for sales of shares of Hibernia Common Stock received pursuant to the Merger by former shareholders of Firstshares.

        10. Permits, Consents and Approvals. As promptly as practicable after the date hereof:

                (a) Hibernia shall submit an application to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for approval of the transactions contemplated hereby in accordance with the provisions of the Bank Holding Company Act;

                (b) Hibernia shall submit an application to any other regulatory authority whose approval of the transactions contemplated hereby is required including, but not limited to, an application to the Office of the Comptroller of the Currency to approve the Bank Merger;

                (c) Firstshares shall endeavor to have its Affiliates execute a written agreement in substantially the form of Exhibit 9.6 hereto; provided, however, that Firstshares shall have no such obligation prior to the receipt by the Board of Directors of Firstshares of the Fairness Opinion; and

                (d) Firstshares shall endeavor to have each of the directors of Firstshares and the Bank execute an Agreement in substantially the form of
Exhibit 10(d) hereto; provided, however, that Firstshares shall have no such obligation prior to the receipt by the Board of Directors of Firstshares of the Fairness Opinion.

        11.     Confidentiality; Hold Harmless; Restriction on Acquisitions.

                11.1. Confidentiality. For a period of five years after the date hereof, the parties hereto acknowledge that each of them or their representatives or agents has engaged in, and may continue to engage in, certain due diligence reviews and examinations with respect to the other and that, in the course of such reviews and examination, has received or may receive in the future confidential or proprietary information. Hibernia and Firstshares agree, on behalf of themselves, their respective officers, directors, employees, representatives and agents, that they will not use any information obtained pursuant to due diligence investigations for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and, if the Merger is not consummated, will hold all such information and documents in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, in which event the party required to make such disclosure shall advise and consult with the other party reasonably in advance of such disclosure regarding the information proposed to be disclosed. In the event of the termination of this Agreement, Hibernia and Firstshares shall, promptly upon request by the other party, either destroy or return any documents so obtained. The parties hereto expressly acknowledge and agree that the terms of this Section 11.1 shall supersede any prior agreements relating to the confidentiality of information received by the parties hereto from each other, specifically the terms of the confidentiality agreement dated as of April 24, 1997 between Firstshares and Hibernia.

                11.2. Hold Harmless. Hibernia will indemnify and hold harmless Firstshares, each of its directors and officers and each person, if any, who controls Firstshares or the Bank within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several or solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Hibernia shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Hibernia by Firstshares or the Bank for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Hibernia under this Section, notify Hibernia in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Hibernia of the commencement thereof, Hibernia shall be entitled to participate therein, and to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and, after notice from Hibernia to such indemnified party of its election to so assume the defense thereof, Hibernia shall not be liable to such indemnified party under this Section 11.2 for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party.

        12. Conditions. The consummation of the Merger is conditioned upon:

                12.1. Shareholder Approval; Dissenters. Approval of this Agreement by the required vote of shareholders of Firstshares and exercise and perfection of dissenters' rights pursuant to Texas law by holders of Firstshares Common Stock holding in the aggregate no more than 10% of the Firstshares Common Stock outstanding on the Closing Date.

                12.2. Federal Reserve Board and Other Approvals. Procurement by Hibernia of the approval of the Federal Reserve Board and any other regulatory authorities whose approval is required by law or regulation of the Merger and any and all other transactions contemplated hereby.

                12.3. Other Approvals. Procurement of all other consents and approvals and satisfaction of all other requirements prescribed by law that are necessary to the consummation of the transactions contemplated by this Agreement.

                12.4. No Restraining Action. No litigation or proceeding initiated by any governmental authority shall be pending before any court or agency that shall present a claim to restrain, prohibit or invalidate the transactions contemplated hereby and neither Hibernia nor Firstshares shall be prohibited by any order of any court or other governmental authority from consummating the transactions provided for in this Agreement.

                12.5. Opinion of Hibernia Counsel. Firstshares and its directors shall have received an opinion, dated the Closing Date, of counsel for Hibernia, in form and substance reasonably satisfactory to Firstshares, as to such matters as Firstshares may reasonably request with respect to the transactions contemplated hereby.

                12.6. Opinion of Firstshares Counsel. Hibernia, its directors and its officers who sign the Registration Statement shall have received an opinion, dated the Closing Date, of Ford & Ferraro, L.L.P., for Firstshares, in form and substance reasonably satisfactory to Hibernia, which shall cover such matters as Hibernia may reasonably request with respect to the transactions contemplated hereby.

                12.7. Representations, Warranties and Agreements of Firstshares. Each of the representations, warranties, and agreements of Firstshares contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) and Hibernia shall have received a certificate signed by the President of Firstshares, dated the Closing Date, to such effect; Firstshares shall have furnished to Hibernia such other certificates as Hibernia shall reasonably request in connection with the Closing (as defined in Section 14 hereof), evidencing compliance with the terms hereof and its status, business and financial condition. Firstshares shall have furnished Hibernia with such further documents or other materials as Hibernia shall have reasonably requested in connection with the transactions contemplated hereby.

                12.8. Representations, Warranties and Agreements of Hibernia. Each of the representations, warranties and agreements of Hibernia contained herein in all material respects shall be true on, or complied with by, the Closing Date as if made on such date (or the date when made in the case of any representations or warranty which specifically relates to an earlier date) and Firstshares shall have received a certificate signed by the Chief Executive Officer and the Treasurer of Hibernia, dated the Closing Date, to such effect; Hibernia shall have furnished to Firstshares such other certificates as Firstshares shall reasonably request in connection with the Closing, evidencing compliance with the terms hereof and its status, business and financial condition. Hibernia shall have furnished Firstshares with such further documents or other materials as Firstshares shall have reasonably requested in connection with the transactions contemplated hereby.

                12.9. Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Firstshares shall have received a certificate to such effect from the officer of Hibernia designated as its agent for service on the cover page of the Registration Statement (which certificate may be to the knowledge of such officer).

                12.10. Tax Opinion. Hibernia shall have received an opinion of a nationally recognized public accounting firm satisfactory to Firstshares, which opinion shall be satisfactory in form and substance to Hibernia and Firstshares, to the effect that (i) the Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange of Firstshares Common Stock to the extent exchanged for Hibernia Common Stock will not give rise to gain or loss to the shareholders of Firstshares with respect to such exchange, (iii) the basis of Hibernia Common Stock to be received by the holders of Firstshares Common Stock will be, in each instance, the same as the basis of their stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of gain, if any, recognized in the exchange, and (iv) the holding period of the Hibernia Common Stock to be received by the holders of Firstshares Common Stock in the transaction will include in each instance the period during which the Firstshares Common Stock surrendered in exchange therefor is held as a capital asset on the date of the surrender. Firstshares shall have received a copy of such opinion, which shall permit Firstshares and its shareholders to rely on it.

                12.11. Listing on New York Stock Exchange. The shares of Hibernia Common Stock issuable to the holders of Firstshares Common Stock in the Merger shall have been approved for listing on the New York Stock Exchange, Inc. on or before the Closing Date, subject to official notice of issuance.

                12.12. Fairness Opinion. Firstshares shall have received a letter from Keefe, Bruyette & Woods, Inc. dated within five days of the scheduled date of mailing of the Proxy Statement to its shareholders, and updated to within five days of the Closing Date to the effect that consideration to be paid to Firstshares shareholders under the terms of the Merger is fair to Firstshares shareholders from a financial point of view (the "Fairness Opinion").

                12.13. Employment Arrangement. As of the Effective Date, Hibernia and/or HNBT shall have entered into an employment agreement with George
E. Grobowsky having a term mutually acceptable to Mr. Grobowsky and Hibernia, but which shall be at least 2 years, and salary, bonus and other provisions mutually acceptable to Mr. Grobowsky and Hibernia, and with Joseph A. Wood having a term mutually acceptable to Mr. Wood and Hibernia, but which shall be at least 2 years, and salary, bonus and other provisions mutually agreeable to Mr. Wood and Hibernia.

                12.14. Assertion of Conditions. A failure to satisfy any of the requirements set forth in Section 12.5, 12.8 or 12.11 shall only constitute conditions to consummation of the Merger if asserted by Firstshares and a failure to satisfy any of the requirements set forth in Section 12.6 or 12.7 shall only constitute conditions to consummation of the Merger if asserted by Hibernia.

     13. Termination. This Agreement may be terminated prior to the Closing Date, either before or after its approval by the shareholders of the parties hereto, in any of the following events:

                13.1. Mutual Consent. By the mutual consent of the parties hereto, if the Board of Directors of each party so determines by vote of a majority of the members of its entire Board.

                13.2. Breach of Representation, Warranty or Covenant. By either party hereto, in the event of a breach by the other party (a) of any covenant or agreement contained herein or (b) of any representation or warranty herein, if
(i) the facts constituting such breach reflect a material and adverse change in the financial condition, results of operations, business, or prospects taken as a whole, of the breaching party, which in either case cannot be or is not cured within 60 days after written notice of such breach is given to the party committing such breach, or (ii) in the event of a breach of a warranty or covenant, such breach results in a material increase in the cost of the non-breaching party's performance of this Agreement.

                13.3. Passage of Time; Inability to Satisfy Conditions. By either party hereto, in the event that (i) the Merger is not consummated by June 30, 1998, or (ii) any condition to Closing cannot be satisfied by June 30, 1998 and will not be waived by the party or parties entitled to waive it.

                13.4. Failure to Obtain Regulatory Approval. By either party hereto, at any time after the Federal Reserve Board, the Federal Reserve Bank, the Office of the Comptroller of the Currency or any other regulatory authority whose approval is required by law or regulation has denied any application for any approval or clearance required to be obtained as a condition to the consummation of the Merger and the time period for all appeals or requests for reconsideration thereof has run.

                13.5. Failure to Obtain Shareholder Approval. By either party hereto, if the Merger is not approved by the required vote of shareholders of Firstshares.

                13.6. Dissenters. By Hibernia, if holders of more than 10 percent of the outstanding Firstshares Common Stock exercise statutory rights of dissent and appraisal pursuant to Texas law.

                13.7. Material Adverse Change. By Firstshares, if a material adverse change as described in Section 8.7 of this Agreement occurs, and by Hibernia, if a material adverse change as described in Section 7.7 hereof occurs, after the date hereof and prior to the Closing.

                13.8. Use of Pooling-of-Interests Accounting Treatment. By Hibernia, in the event it shall determine in good faith, that the Merger does not qualify as a pooling-of-interests for accounting purposes.

                13.9. Fairness Opinion. By Firstshares, if it shall not have received a letter from Keefe, Bruyette & Woods, Inc. dated within five days of the scheduled date of mailing of its proxy statement to its shareholders, and updated to within five days of the Closing Date, to the effect that the terms of the Merger are fair to Firstshares from a financial point of view, or if such letter is withdrawn before the Closing.

                13.10. Due Diligence. By Hibernia, within 30 days after the date hereof, if its due diligence review of Firstshares results in or discloses material liabilities, obstacles to the Merger or other circumstances that are not disclosed in this Agreement or the Schedules hereto and that, in the good faith judgment of Hibernia, materially alter the economic basis for, or feasibility of, the Merger; provided, however, that the sole remedy that Hibernia shall have in that event pursuant to this Section 13.10 shall be the termination of this Agreement.

        14. Closing and Effective Date. The closing of the Merger (the "Closing") shall take place at the office of Hibernia at 313 Carondelet Street, New Orleans, Louisiana, at 11:00 a.m. local time, or at such other place or time as shall be mutually agreeable to the parties hereto, on the first business day occurring after the last to occur of: (i) the date that falls 15 days after the later to occur of (a) the date of the order of the Federal Reserve Board approving the Merger pursuant to the Bank Holding Company Act or (b) the date of approval of the Bank Merger by the Office of the Comptroller of the Currency; and (ii) the date that falls 5 days after the date on which the last meeting of shareholders called to approve this Agreement is held; or such later date within 60 days of such date as may be agreed upon between the parties hereto (the date and time of the Closing being referred to herein as the "Closing Date"). Immediately upon consummation of the Closing, or on such other later date as the parties hereto may agree, the Merger Agreement shall be certified, executed, acknowledged and delivered to (i) the Secretary of State of the State of Louisiana for filing pursuant to and in accordance with the provisions of
Section 12:112 of the LBCL and (ii) the Secretary of State of the State of Texas for filing pursuant to and in accordance with Section 5.05 of the TBCA. The Merger shall become effective as of the date and time of issuance by both Secretaries of State of a certificate of merger relating to the Merger (such date and time being referred to herein as the "Effective Date").

        15.     Survival and Termination of Representations, Warranties and
Covenants.

                15.1. Except as otherwise provided in this Section 15, the representations, warranties and covenants contained in this Agreement shall terminate as of the earlier of the Effective Date or the termination of this Agreement. Upon termination of such representations, warranties and covenants, such provisions shall be of no further force or effect, and no party hereto shall have any legal right to redress, whether for breach of contract or otherwise, as a result of a breach of any such provision.

                15.2. The provisions and agreements set forth in Sections 3, 5, 9.10, 9.12, 11 and 15 and the last sentence of Section 8.3 hereof shall survive the Closing, if the Closing occurs, for the benefit of the shareholders, directors and officers of Firstshares who are the intended beneficiaries of such provisions.

15.3. The provisions of Section 11 and liabilities for a breach of the provisions of Sections 9.2 or 9.10 shall survive the termination of this Agreement if this Agreement terminates without the Closing or the Merger having occurred, in which event liability for a breach of Section 9.2 or Section 9.10 shall survive the termination of the Agreement for a period of 180 days following the date on which the Agreement terminates. Nevertheless, no party to this Agreement shall have a legal right to redress or cause of action for a breach of Section 9.2 except in those circumstances in which such breach directly resulted in the termination of the Agreement.

15.4 In the event of the breach of a representation or warranty herein prior to the Closing, the exclusive remedy for the non-breaching party shall be that specified in Section 13.2 above. Upon termination of this Agreement pursuant to
Section 13.2, all representations, warranties, and covenants shall be of no further force or effect, and no party hereto shall have any legal right to redress, whether for breach of contract or otherwise, as a result of the termination of this Agreement pursuant to Section 13.2.

                15.5. In consideration of the mutual benefits and agreements contained in this Agreement, each of the parties hereto, on behalf of itself and its successors and assigns, hereby irrevocably waives any right or cause of action which otherwise would survive in the absence of this Section 15.

        16. Amendment; Waivers. To the extent permitted under applicable law, prior to the Closing Date any provision of this Agreement may be amended or modified at any time, either before or after its approval by the shareholders of the parties hereto, (i) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, and (ii) as provided in Section 12:112 of the LBCL. Except with respect to any required shareholder or regulatory approval, each party hereto, by written instrument signed by a duly authorized officer of such party, may at any time (whether before or after approval of this Agreement by the shareholders of Hibernia or Firstshares) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such waiver executed after approval of this Agreement by the shareholders of Hibernia or Firstshares shall change the number of shares of Hibernia Common Stock into which shares of Firstshares Common Stock will be converted by the Merger.

        17. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

        18. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

        19. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of its counsel and auditors, provided that printing expenses shall be borne by Hibernia.

        20. No Assignment. Prior to the Effective Date, neither party hereto may assign any of its rights or obligations under this Agreement to any other person without the prior written consent of the other bank holding company that is a party hereto, including any transfer or assignment by operation of law.

        21. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, to the Chief Executive Officer of each party hereto at the address of such party set forth in the preamble to this Agreement and shall be deemed to have been given as of the date so personally delivered or mailed. A copy of all notices or other communications directed to Hibernia shall be sent to:

                             Hibernia National Bank
                             313 Carondelet Street
                          New Orleans, Louisiana 70130
                       Attention: Corporate Law Division

and a copy of all notices or other communications directed to Firstshares shall be sent to:

                              Joseph M. Ford, Esq.
                             Ford & Ferraro, L.L.P.
                                   Suite 2000
                            98 San Jacinto Boulevard
                            Austin, Texas 78701-4286

        22. Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        23. Entire Agreement. This Agreement and the Schedules and Exhibits hereto supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contain the entire agreement of the parties relating to the subject matter hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors. Nothing in this Agreement or in the Merger Agreement is intended to or shall be construed to confer upon or to give any person other than the parties hereto any rights, remedies, obligation or liabilities under or by reason of this Agreement except as expressly provided herein.





        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed, all as of the day and year first above written.

HIBERNIA CORPORATION


                                            /s/  Stephen A. Hansel
                                            By:  Stephen A. Hansel
                                                 President and Chief
                                                 Executive Officer

Attest:


/s/  Patricia C. Meringer
Patricia C. Meringer
Secretary

                                            FIRSTSHARES OF TEXAS,   INC.


                                            /s/  George E. Grobowsky
                                            By:  George E. Grobowsky,
                                                 Chairman of the Board and
                                                 Chief Executive Officer

Attest:


/s/  Norman S. Bynum
Norman S. Bynum
Secretary






                                   APPENDIX B
                    OPINION OF KEEFE, BRUYETTE & WOODS, INC.


                                January 21, 1998



Board of Directors
Firstshares of Texas, Inc.
100 North Bolivar
Marshall, TX  75761

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Firstshares of Texas, Inc. ("Firstshares") of the exchange ratio in the proposed merger (the "Merger") of Firstshares with and into Hibernia Corp. ("Hibernia"), pursuant to the Agreement and Plan of Merger dated as of October 24, 1997 between Firstshares and Hibernia (the "Agreement"). Under the terms of the Merger, each share of common stock of Firstshares will be exchanged for 7.15 shares of common stock of Hibernia (the "Exchange Ratio"). Keefe, Bruyette & Woods, Inc. ("KBW") was informed by Firstshares, and assumed for purposes of its opinion, that the Merger would be accounted for as a pooling-of-interests under generally accepted accounting principles.

     KBW as part of its investment banking business is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwriting, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Hibernia and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Hibernia for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Firstshares. We have acted as a financial advisor to the Board of Directors of Firstshares in rendering this fairness opinion and will receive a fee from Firstshares for our services.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4, Annual Reports to Stockholders of Firstshares and Hibernia for the three years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports of Firstshares and Hibernia, and certain internal financial analyses and forecasts for Firstshares and Hibernia prepared by management. We also have held discussions with members of the senior management of Firstshares and Hibernia regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have compared certain financial and stock market information for Firstshares and Hibernia with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of Firstshares and Hibernia as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Hibernia and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed that the aggregate allowances for loan losses for Firstshares and Hibernia are adequate to cover such losses. In rendering our opinions, we have not made or obtained any evaluations or appraisals of the property of Firstshares or Hibernia, nor have we examined any individual credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (I) the historical and current financial position and results of operations of Firstshares and Hibernia; (ii) the assets and liabilities of Firstshares and Hibernia; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ration in the Merger is fair, from a financial point of view, to the common shareholders of Firstshares.

                                             Very truly yours,



                                             /s/ KEEFE, BRUYETTE & WOODS, INC.
                                             KEEFE, BRUYETTE & WOODS, INC






                                   APPENDIX C

                PROVISIONS OF THE TEXAS BUSINESS CORPORATION ACT
                                  RELATING TO
                       RIGHTS OF DISSENTING SHAREHOLDERS

                             (Articles 5.11 - 5.13)

Article 5.11.   Rights of Dissenting Shareholders in the Event of
Certain Corporate Actions

A. Any shareholder of a domestic corporation will have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without goodwill, of a corporation requiring the special authorization of the shareholders as provided by this Act;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder will not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the  shareholder  is not  required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

Article 5.12.   Procedure for Dissent by Shareholders as to Said
Corporate Actions


B. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder will file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof will be delivered or mailed in that event. If the action is effected and the shareholder will not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, will, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares will be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand will state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period will be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, will, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice will be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder will not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares will be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand will state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period will be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity will deliver or mail to the shareholder a written notice that will either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or will contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares will be made within ninety (90) days after the date on which the action was effected, and in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder will cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service or a copy thereof will be made upon the corporation (foreign or domestic) or other entity, which will, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition will be filed by the corporation (foreign or domestic) or other entity, the petition will be accompanied by such a list. The clerk of the court will give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail will be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity will thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court will determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and will appoint one or more qualified appraisers to determine that value. The appraisers will have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they will make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers will also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers will also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The  appraisers  will   determine  the  fair   value  of  the  shares  of the
shareholders adjudged by the court to be entitled to payment for their shares and will file their report of their value in the office of the clerk of the court. Notice of the filing of the report will be given by the clerk to the parties in interest. The report will be subject to exceptions to be heard before the court both upon the law and the facts. The court will by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and will direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was affected to the date of such judgment, to the shareholders entitled to payment. The judgment will be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders will cease to have any interest in those shares or in the corporation. The court will allow the appraisers a reasonable fee as court costs, and all court costs will be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, will, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article will not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article will not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.


Article 5.13.  Provisions Affecting Remedies of Dissenting
Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act will not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded will not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation will make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment will submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so will, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and
5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown will otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made will be transferred, any new certificate issued therefor will bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares will acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to
Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation will consent thereto, after any such petition has been filed. If, however, such demand will be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation will terminate the shareholder's rights under Article 5.12 of 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court will have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court will determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him will be conclusively presumed to have approved and ratified the corporate action from which he dissented and will be bound thereby, the right of such shareholder to be paid the fair value of his shares will cease, and his status as a shareholder will be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholders will be entitled to receive any dividends or other distributions made to shareholders in the interim.



                                   APPENDIX D

                    FORM OF TAX OPINION OF ERNST & YOUNG LLP


                                      Date



Hibernia Corporation
313 Carondelet Street
New Orleans, Louisiana  70130

Firstshares of Texas, Inc.
100 North Bolivar
Marshall, Texas  75671

Dear Sir or Madam:

     This letter is in response to your request that we provide you with our opinion concerning certain federal income tax consequences which would arise from consummation of the proposed merger of Firstshares of Texas, Inc.
("Firstshares") with and into Hibernia Corporation ("Hibernia") (the "Firstshares Merger"), the proposed merger of Firstshares Intermediate Holding Company, Inc. ("Firstshares-Delaware") with and into Hibernia (the "Firstshares-Delaware Merger"), and the proposed merger of First National Bank ("Bank") with and into Hibernia National Bank of Texas ("HNBT") (the "Bank Merger"). (Hereinafter, the Firstshares Merger, the Firstshares-Delaware Merger, and the Bank Merger are referred to collectively as the "Proposed Mergers.")

     In rendering this opinion, we have relied upon the facts, summarized below, as they have been presented to us orally by the management of Hibernia and verified in: the Statements of Facts and Representations dated _____ provided by the respective managements of Firstshares, Firstshares-Delaware, Bank, Hibernia, and HNBT; the Agreement and Plan of Merger made and entered into by and between Firstshares and Hibernia as of October 24, 1997 (the "Agreement"); the Agreement to Merge between Firstshares-Delaware and Hibernia (the "Firstshares-Delaware Plan of Merger"); the Agreement to Merge between Bank and HNBT (the "Bank Plan of Merger"); and the Registration Statement (Form S-4), as declared effective by the Securities and Exchange Commission on ______ and containing the Proxy Statement - Prospectus of Firstshares and Hibernia dated ________ ("Prospectus"). (These are sometimes hereinafter referred to collectively as "Documents.")

     You have represented to us that the facts contained in the Documents provide an accurate and complete description of the facts and circumstances concerning the Proposed Mergers. We have made no independent investigation of the factual matters and circumstances and, therefore, have relied upon the facts and representations in the Documents for purposes of this letter. Any changes to the facts or Documents may affect the conclusions stated herein.

     We understand that reference to Ernst & Young LLP and our opinion is included in the Prospectus relating to the issuance of Hibernia Common Stock in connection with the Proposed Mergers and the special meeting of the Firstshares shareholders with respect thereto. We consent to such reference in the Prospectus under the captions "Summary," "Proposed Merger-Representations and Warranties; Conditions to the Merger; Waiver" and "--Material Tax Consequences." We also understand that the form of this letter is included as an appendix to the Form S-4 Registration Statement and the Prospectus. We consent to such inclusion.


STATEMENT OF FACTS

Firstshares is a corporation organized and existing under the laws of the State of Texas, and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. As of September 30, 1997, the authorized capital stock of Firstshares was 1,500,000 shares of common stock of the par value of $4.00 each ("Firstshares Common Stock") and 1,000,000 shares of Series A preferred stock, par value $10.00 per share (the "Firstshares Preferred Stock"). As of September 30, 1997, 600,879 shares of Firstshares Common Stock had been issued, 516,170 shares of Firstshares Common Stock were outstanding, 84,709 shares of Firstshares Common Stock were held in Firstshares' treasury, and no shares of Firstshares Preferred Stock were issued and outstanding. The shares of Firstshares Common Stock are held by approximately 215 shareholders. There are no options, warrants, subordinated rights or other rights to purchase Firstshares Common Stock outstanding as of the date hereof.

Firstshares-Delaware is a corporation organized and existing under the laws of the State of Delaware and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. The presently authorized capital stock of Firstshares-Delaware consists solely of 1,200,000 shares of common stock of the par value of $.10 each ("Firstshares-Delaware Common Stock"), and, as of September 30, 1997, 1,101,190 shares of such common stock had been issued and were outstanding and owned directly by Firstshares, with no shares held in treasury.

Bank is a nationally chartered bank engaged principally in the banking business in the state of Texas. The presently authorized capital stock of Bank is 1,176,790 shares of common stock, par value $2.00 per share, of which 1,151,190 shares were issued and outstanding and held by Firstshares-Delaware ("Bank Common Stock").

Hibernia is a bank holding company organized and existing under the laws of the State of Louisiana. The presently authorized capital stock of Hibernia is 300,000,000 shares, consisting of 100,000,000 shares of preferred stock, no par value, and 200,000,000 shares of Class A voting common stock, no par value (the Class A voting common stock being referred to hereinafter as "Hibernia Common Stock"). As of September 30, 1997, 2,000,000 shares of Hibernia's preferred stock were issued and outstanding, 130,634,764 shares of Hibernia Common Stock were outstanding, and 51,598 shares of Hibernia Common Stock were held in Hibernia's treasury. As of September 30, 1997, Hibernia has the following existing options, warrants, calls or commitments of any kind obligating Hibernia to issue any share of its capital stock or any other security of which it is or will be the issuer: Hibernia has authorized or reserved 1,608,952 shares of Hibernia Common Stock for issuance under its 1987 Stock Option Plan, pursuant to which options covering 1,454,706 shares of Hibernia Common Stock were outstanding as of September 30, 1997; 7,031,781 (as adjusted) shares of Hibernia Common Stock for issuance under its Long-Term Incentive Plan, pursuant to which options covering 5,822,440 shares of Hibernia Common Stock were outstanding as of September 30, 1997; 932,500 shares of Hibernia Common Stock for issuance under its 1993 Directors' Stock Option Plan, pursuant to which options covering 290,000 shares of Hibernia Common Stock are outstanding as of September 30, 1997; 17,137 shares of Hibernia Common Stock are available for issuance pursuant to Hibernia's Dividend Reinvestment and Stock Purchase Plan; and warrants covering 213,176 shares of Hibernia Common Stock are outstanding. On November 7, 1997, Hibernia completed a merger with Unicorp Bancshares-Texas, Inc. which resulted in the issuance of 2,233,388 shares of Hibernia Common Stock. On
January 1, 1998, Hibernia completed a merger with Northwest Bancshares of Louisiana, Inc. which resulted in the issuance of 1,508,019 shares of Hibernia Common Stock. In addition, one transaction currently pending, when consummated, will result in the issuance of no more than 13,400,000 additional shares of Hibernia Common Stock.

Additionally, on March 14, 1995, Hibernia and its Board of Directors authorized an employee stock ownership plan ("ESOP") to be funded with $30.0 million of Hibernia Common Stock. The $30.0 million purchase of Hibernia Common Stock will be funded through a loan from Hibernia National Bank ("HNB"). Hibernia Common Stock for the ESOP will be purchased as it becomes available on the open market at market prices, or in private negotiated transactions, other than from former shareholders of Firstshares Common Stock, at such prices as may be agreed by the parties to the transaction, using funds drawn down on the loan as needed. At September 30, 1997, 2,431,388 shares have been acquired. Hibernia Common Stock is traded on the New York Stock Exchange.

HNB  is  a  nationally  chartered  bank   engaged   principally  in  the banking
business in the state of Louisiana. HNB is a wholly owned subsidiary of Hibernia.

HNBT  is  a   nationally  chartered  bank engaged  principally  in  the  banking business in the state of Texas. HNBT is a wholly owned subsidiary of Hibernia.


BUSINESS PURPOSE

The management of Hibernia has represented to us that Hibernia desires to consummate the Proposed Mergers in order to improve its presence in the Texas market. As discussed in the Prospectus under the caption, "Proposed Merger-Background of and Reasons for Merger," the Firstshares Board of Directors believes the shareholders of Firstshares will benefit from being part of a larger banking entity, the stock of which is publicly traded.


PROPOSED TRANSACTIONS

In  accordance  with  the   above-stated   business   purpose,   the   following
transactions have been proposed:

     1. After all necessary regulatory and shareholder approvals have been granted, there will be simultaneous mergers (i.e., the Proposed Mergers) of Firstshares with and into Hibernia in accordance with the Louisiana Business
Corporation Law ("LBCL") and the Texas Business Corporation Act ("TBCA"), Firstshares-Delaware with and into Hibernia in accordance with the LBCL and Delaware General Business Corporation Law ("DGBCL"), and Bank with and into HNBT in accordance with the provisions of Bank Merger Act, 12 U.S.C. Sections 1828 et. seq. and 12 U.S.C. Section 215a ("Bank Merger Act"). Upon the completion of the Firstshares Merger, Hibernia will cause the Firstshares-Delaware Merger and the Bank Merger to occur.

     2. In the Firstshares Merger, Hibernia will acquire all of the assets and assume all of the liabilities of Firstshares in exchange for Hibernia Common Stock. As a result of the Firstshares Merger, each share of the issued and outstanding Firstshares Common Stock shall be converted into and become the number of shares of Hibernia Common Stock determined in accordance with the exchange rate (the "Exchange Rate"). The Exchange Rate shall be 7.15 shares of Hibernia Common Stock for each outstanding share of Firstshares Common Stock.

     3. Holders of shares of Firstshares Common Stock outstanding immediately prior to the effective date of the Firstshares Merger shall cease to be, and shall have no rights as, shareholders of Firstshares after the Firstshares Merger.

     4. In the Firstshares-Delaware Merger, Hibernia will acquire all the assets and assume all of the liabilities of Firstshares-Delaware in constructive exchange for Hibernia Common Stock. As a result of the Firstshares-Delaware Merger, each share of the issued and outstanding Firstshares-Delaware Common Stock shall cease to be outstanding and will be canceled. No additional shares of Hibernia Common Stock will be issued in the Firstshares-Delaware Merger.

     5. In the Bank Merger, HNBT will acquire all the assets and assume all of the liabilities of Bank in constructive exchange for Hibernia Common Stock. As a result of the Bank Merger, each share of the issued and outstanding Bank Common Stock shall cease to be outstanding and will be canceled. No additional shares of Hibernia Common Stock will actually be issued, nor will shares of HNBT Common Stock be issued in the Bank Merger.

     6. No fractional shares will be issued. Each holder of Firstshares Common Stock who would otherwise have been entitled to receive a fraction of a share of Hibernia Common Stock shall receive in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share multiplied by the average of the closing price of one share of Hibernia Common Stock for the ten business days preceding the last trading day immediately prior to the Closing Date as reported in The Wall Street Journal.

     7. By following certain statutory procedures, shareholders of Firstshares Common Stock may exercise dissenter's rights entitling them to receive in cash the value of their respective Firstshares Common Stock in lieu of receiving Hibernia Common Stock in the Firstshares Merger.


REPRESENTATIONS

     For purposes of our evaluation, we have received from the respective managements of Firstshares, Firstshares-Delaware, Bank, Hibernia, and HNBT, Statements of Facts and Representations, dated ______, as set forth below. References to the "Code" are to the Internal Revenue Code of 1986, as amended.

The   following   representations   have   been   made in  connection  with  the
Firstshares Merger:

     (a) The fair market value of the Hibernia Common Stock to be received by each shareholder of Firstshares Common Stock will be approximately equal to the fair market value of the Firstshares Common Stock surrendered in the exchange.

     (b) There is no plan or intention by the shareholders of Firstshares who own five percent or more of the Firstshares Common Stock and to the best knowledge of management of Firstshares, there is no intention on the part of the remaining shareholders of Firstshares, to sell, exchange, or otherwise dispose of a number of shares of Hibernia Common Stock received in the transaction that would reduce the Firstshares shareholders' ownership of Hibernia Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all the formerly outstanding stock of Firstshares as of the same date. For purposes of this representation, any shares of Firstshares Common Stock surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Hibernia Common Stock, will be treated as outstanding on the date of the transaction. Moreover, shares of Firstshares
Common Stock and shares of Hibernia Common Stock held by former Firstshares shareholders and otherwise sold, redeemed, or disposed of prior to October 24, 1997, in contemplation of this transaction, subsequent to that date, or subsequent to this transaction will be considered in making this representation.

     (c) Hibernia has no plan or intention to reacquire any of its Common Stock issued in the Firstshares Merger other than to acquire a nominal amount of shares of Common Stock that may be acquired in ordinary business transactions (including, but not limited to, open market purchases in brokers' transactions).

     (d) Hibernia has no plan or intention to sell or otherwise dispose of any of the assets of Firstshares acquired in the transaction except for dispositions made in the ordinary course of business.

     (e) Any liabilities of Firstshares assumed by Hibernia and any liabilities to which the transferred assets of Firstshares are subject were incurred by Firstshares in the ordinary course of its business.

     (f) Following the transaction, Hibernia will continue, substantially unchanged, the business of Firstshares as operated, prior to the Proposed Mergers, through Firstshares's subsidiary (Bank) which will be merged with and into HNBT.

     (g) Except for expenses relating to the registration of the Hibernia Common Stock and certain proxy printing and mailing expenses to be paid solely by Hibernia, which are directly related to the Proposed Mergers in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, Hibernia, Firstshares, and the shareholders of Firstshares will pay their respective expenses, if any, incurred in connection with the transactions.

     (h) There is no intercorporate indebtedness existing between Firstshares and its affiliates on the one hand and Hibernia and its affiliates on the other hand which was issued, acquired, or will be settled at a discount.

     (i) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (j) Firstshares is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (k) The fair market value of the assets of Firstshares to be transferred to Hibernia will equal or exceed the sum of the liabilities assumed by Hibernia plus the amount of liabilities, if any, to which the transferred assets are subject.

     (l) The payment of cash in lieu of fractional shares of Hibernia Common Stock is solely for the purpose of avoiding the expense and inconvenience to Hibernia of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Firstshares shareholders instead of issuing fractional shares of Hibernia will not exceed one percent of the total consideration that will be issued in the transaction to the Firstshares shareholders in exchange for their shares of Firstshares Common Stock. The fractional share interests of each holder of Firstshares Common Stock will be aggregated, and no Firstshares shareholder will receive cash in an amount equal to or greater than the value of one full share of Hibernia Common Stock for its Firstshares Common Stock.

     (m) None of the compensation received by any shareholder-employees of Firstshares or its affiliates will be separate consideration for, or allocable to, any of their shares of Firstshares Common Stock; none of the shares of Hibernia Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     (n) The Firstshares Merger will qualify as a statutory merger under the LBCL and the TBCA.

     (o) The shareholders of Firstshares (immediately before the proposed transaction) receiving shares of Hibernia Common Stock will not own (immediately after the proposed transaction) more than fifty percent of the fair market value of Hibernia Common Stock.


The   following   representations   have   been  made  in  connection  with  the
Firstshares-Delaware Merger:

     (aa) No additional Hibernia Common Stock will be issued or exchanged in the Firstshares-Delaware Merger.

     (bb) There is no plan or intention by the shareholder of Firstshares-Delaware to sell, exchange, or otherwise dispose of a number of shares of Hibernia Common Stock constructively received in the transaction that would reduce the Firstshares-Delaware shareholder's ownership of Hibernia Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all the formerly outstanding stock of Firstshares- Delaware as of the same date. For purposes of this representation, any shares of Firstshares-Delaware Common Stock constructively surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Hibernia Common Stock, will be treated as outstanding on the date of the transaction. Moreover, shares of Firstshares-Delaware Common Stock and shares of Hibernia Common Stock held by Firstshares-Delaware or its shareholder and otherwise sold, redeemed, or disposed of prior to October 24, 1997, in contemplation of this transaction, subsequent to that date, or subsequent to this transaction will be considered in making this representation.

     (cc) Hibernia has no plan or intention to reacquire any of its Common Stock constructively issued in the Firstshares-Delaware Merger.

     (dd) Hibernia has no plan or intention to sell or otherwise dispose of any of the assets of Firstshares-Delaware acquired in the transaction except for dispositions made in the ordinary course of business.

     (ee) Any liabilities of Firstshares-Delaware assumed by Hibernia and any liabilities to which the transferred assets of Firstshares-Delaware are subject were incurred by Firstshares-Delaware in the ordinary course of its business.

     (ff) Following the transaction, Hibernia will continue, substantially unchanged, the business of Firstshares-Delaware as operated, prior to the Proposed Mergers, through Firstshares-Delaware's subsidiary (Bank) which will be merged with and into HNBT.

     (gg) Except for expenses relating to the registration of the Hibernia Common Stock and certain proxy printing and mailing expenses to be paid solely by Hibernia, which are directly related to the Proposed Mergers in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, Hibernia, Firstshares-Delaware, and the shareholder of Firstshares-Delaware will pay their respective expenses, if any, incurred in connection with the transactions.

     (hh) There is no intercorporate indebtedness existing between Firstshares-Delaware and its affiliates on the one hand and Hibernia and its affiliates on the other hand which was issued, acquired, or will be settled at a discount.

     (ii) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (jj) Firstshares-Delaware is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (kk) The fair market value of the assets of Firstshares-Delaware to be transferred to Hibernia will equal or exceed the sum of the liabilities assumed by Hibernia plus the amount of liabilities, if any, to which the transferred assets are subject.

     (ll) The Firstshares-Delaware Merger will qualify as a statutory merger under the LBCL and the DGBCL.

     (mm) The shareholder of Firstshares-Delaware (immediately before the proposed transaction) constructively receiving shares of Hibernia Common Stock will not constructively own (immediately after the proposed transaction) more than 50 percent of the fair market value of Hibernia Common Stock.



The following representations have been made in connection with the Bank Merger:

     (aaa) No additional Hibernia Common Stock will be issued or exchanged in the Bank Merger. No HNBT Common Stock will be issued or exchanged in the Bank Merger.

     (bbb) There is no plan or intention by the shareholder of Bank to sell, exchange or otherwise dispose of a number of shares of Hibernia Common Stock constructively received in the transaction that would reduce the Bank shareholder's constructive ownership of Hibernia Common Stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding Bank Common Stock as of the same date. For purposes of this representation, any shares of Bank Common Stock constructively exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of HNBT Common Stock will be treated as outstanding Bank Common Stock on the date of the transaction. Moreover, shares of Bank Common Stock and shares of Hibernia Common Stock held by Bank or its shareholder and otherwise sold, redeemed, or disposed of prior to October 24, 1997, in contemplation of this transaction, subsequent to that date, or subsequent to this transaction will be considered in making this representation.

     (ccc) HNBT will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the Bank Merger. For purposes of this representation, amounts paid by Bank to dissenters, Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer, will be included as assets of Bank held immediately prior to the transaction.

     (ddd) Prior to the transaction, Hibernia will be in control of HNBT within the meaning of Section 368(c) of the Code wherein "control" is defined to mean the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of the corporation.

     (eee) Following the transaction, HNBT will not issue additional shares of its Common Stock that would result in Hibernia losing control of HNBT within the meaning of Section 368(c) of the Code.

     (fff) Hibernia has no plan or intention to reacquire any of its Common Stock constructively issued in the Bank Merger.

     (ggg) Hibernia has no plan or intention to liquidate HNBT; to merge HNBT into another corporation; to sell or otherwise dispose of the Common Stock of HNBT; or to cause HNBT to sell or otherwise dispose of any of the assets of Bank acquired in the transaction, except for dispositions made in the ordinary course of business. As Hibernia consummates other mergers, it is likely that some or all of the merged banks will be merged with and into HNBT. At this time, the discussion provided under the caption "Summary - Other Pending Transactions for Hibernia" in the Prospectus provides a complete list of all pending mergers that are covered by definitive agreements as of October 24, 1997. However, no Common Stock of HNBT will be issued as consideration in any of the pending mergers.

     (hhh) The liabilities of Bank assumed by HNBT and the liabilities to which the transferred assets of Bank are subject were incurred by Bank in the ordinary course of its business.

     (iii) Following the transaction, HNBT will continue the historic business of Bank or will use a significant portion of Bank's historic business assets in its business.

     (jjj) Except for expenses relating to the registration of Hibernia Common Stock and certain proxy printing and mailing expenses to be paid solely by Hibernia, which are directly related to the Proposed Mergers in accordance with the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187, Hibernia, HNBT, Bank and the shareholder of Bank will pay their respective expenses, if any, incurred in connection with the transaction.

     (kkk) There is no intercorporate indebtedness existing between Hibernia and Bank and their affiliates or between HNBT and Bank that was issued, acquired, or will be settled at a discount.

     (lll) No two parties to the Bank Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     (mmm) Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (nnn) The basis and fair market value of the assets of Bank transferred to HNBT will each equal or exceed the sum of the liabilities assumed by HNBT, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (ooo) The merger of Bank into HNBT will qualify as a statutory merger under the Bank Merger Act.


TECHNICAL ANALYSIS

     Section 368(a)(1)(A) of the Code provides that a reorganization (a "Type A" reorganization) includes a statutory merger or consolidation. Such a reorganization can only be achieved by strict compliance with the applicable corporation laws of the United States or a state or territory of the United States. A statutory merger occurs wherein one party (the surviving corporation) to the transaction absorbs the other party whose corporate existence ceases. It has been represented by the management of Hibernia that the merger of Firstshares with and into Hibernia, wherein Hibernia Common Stock is to be exchanged for Firstshares Common Stock, is to occur as a statutory merger under applicable state law. Furthermore, it has been represented by the management of Hibernia that the merger of Firstshares-Delaware with and into Hibernia wherein Hibernia Common Stock is to be constructively exchanged for Firstshares -Delaware Common Stock, is to occur as a statutory merger under applicable state law.

     Section 368(a)(2)(D) of the Code provides that the acquisition by one corporation in exchange for stock of a corporation which is in control of the acquiring corporation, of substantially all of the properties of another corporation, shall not disqualify a transaction under Section 368(a)(1)(A) if
(i) no stock of the acquiring corporation is used in the transaction and (ii) the transaction would have otherwise qualified as a Type A reorganization had the merger been into the controlling corporation. It has been represented by the management of Hibernia that the merger of Bank with and into HNBT, wherein Hibernia Common Stock is to be constructively exchanged for Bank Common Stock, is to occur as a statutory merger under applicable state and national law.

     Revenue Procedure 77-37, 1977-2 C.B. 568 (3.01) provides that, for advance ruling purposes, the "substantially all" requirement of Section 368(a)(2)(D) is satisfied if there is a transfer of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the transferor corporation immediately prior to the transfer. Any payments to dissenters and any redemptions and distributions (except for regular dividend distributions) made by the corporation immediately preceding the transfer and which are a part of the transaction will be considered as assets held by the corporation immediately prior to the transfer. Additionally, the payment of expenses incurred in connection with the Proposed Mergers is taken into consideration in applying the "substantially all" test.

     In the proposed Bank Merger, it has been represented by the respective managements of Bank and HNBT that HNBT will acquire assets representing at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets of Bank and that, for this purpose, the fair market value of the net and gross assets of Bank will be determined before payment by Bank of any expenses incurred by it in connection with the Bank
Merger, before payment to any dissenters to the Bank Merger, and before any redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer. Based upon the foregoing representations, the "substantially all" requirement will be met in the Bank Merger.


Additional Requirements

     Sections 1.368-1(b) and 1.368-2(g) of the Income Tax Regulations (the "Regulations") provide that the following additional requirements must be met for a transaction to qualify as a reorganization within the meaning of Section 368 of the Code:

(i)     "continuity of interest" must be present,

(ii)    "continuity of business enterprise" must exist, and

(iii)   the   transaction   must   be   undertaken for reasons pertaining to the
continuance   of   the   business   of   a   corporation which is a party to the
transaction.


Continuity of Interest

     In general, the continuity of interest test requires the owners of the reorganized entity to receive and retain a meaningful equity in the surviving entity. See e.g., Pinellas Ice & Cold Storage Co. v. Comm'r, 287 U.S. 462
(1933); Cortland Specialty Company v. Comm'r, 60 F.2d 937 (2d Cir. 1932), cert. denied, 288 U.S. 599 (1932); Helvering v. Minnesota Tea Co., 296 U.S. 378
(1935).

     Revenue Procedure 77-37, 1977-2 C.B. 568 (Section 3.02) provides that, for advance ruling purposes, the continuity of interest requirement is satisfied if there is a continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in "control" thereof within the meaning of Section 368(c) of the Code) on the part of the former shareholders of the acquired or transferor corporation which is equal in value as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of that date. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of reorganization will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization.

     Based upon our understanding of the facts presented to us orally and as set forth in the Statements of Facts and Representations dated ______, the 50 percent continuity of interest test of Revenue Procedure 77-37, supra, will be met in the Firstshares Merger, the Firstshares- Delaware Merger, and the Bank Merger. It has been represented by the management of Firstshares that the shareholders of Firstshares have no plan or intention to sell, exchange or otherwise dispose of a number of Hibernia shares to be received in the transaction that will reduce their Hibernia Common Stock holdings to less than the requisite 50 percent continuity of interest. Accordingly, in the Firstshares Merger there will be a continuing interest through Common Stock ownership in Hibernia on the part of the former shareholders of Firstshares.

     In Revenue Ruling 68-526, 1968-2 C.B. 156, the Internal Revenue Service (the "Service") held that the acquisition of the assets (and assumption of liabilities) of a parent corporation and its 60 percent owned subsidiary constituted separate tax-free reorganizations when the transactions occurred pursuant to one plan of reorganization and for valid business reasons. In
Revenue Ruling 76-528, 1976-2 C.B. 103, the Service clarified that the continuity of interest requirement was met in Revenue Ruling 68-526 with respect to the subsidiary acquisition even when the parent had no assets other than stock of a subsidiary because, in light of the acquisition of the parent's assets, and its dissolution pursuant to the plan of reorganization, the parent's shareholders, in effect, "stepped into the parent's shoes" as the only qualified parties to receive and continue the stock interest formerly held by the parent corporation. Although no assurance can be given that the Service will agree, the rationale of the above Revenue Rulings suggests that the continuity of interest maintained by the Firstshares shareholders in the Firstshares Merger is relevant in determining whether the continuity of interest requirement is satisfied in the Firstshares-Delaware Merger and the Bank Merger. See also PLR 9109044 (December 4, 1990) where the Service, after applying the step transaction doctrine, ruled that a sideways merger of a Bank Holding Company and its wholly owned banking subsidiary into an acquiring bank holding company and its banking subsidiary respectively constituted reorganizations under Section 368(a)(1)(C) and Section 368(a)(2)(D).

     In the past, the Service has frequently ruled on certain facts that the simultaneous mergers of a parent and its wholly-owned subsidiary into an acquiring parent corporation and its wholly- owned subsidiary, respectively each qualified as a Section 368(a)(1)(A) reorganization (see e.g., PLR 9111025 (December 14, 1990), 9047015 (August 24, 1990) and 9003053 (October 26, 1989)).
In other rulings involving slightly different facts (i.e., minority shareholders in the subsidiary), the Service held that the subsidiary mergers were Section 368(a)(1)(A) reorganizations by reason of Section 368(a)(2)(D) (see e.g., PLR 9109044 (December 4, 1990), 8943067 (August 2, 1989) and 8942090 (July 27,
1989)). These private letter ruling involve simultaneous mergers into two different acquiring corporations (as with the Firstshares Merger and the Bank Merger). However, the same of continuity of interest principles would also apply with a single acquiring corporation (as with the Firstshares Merger and the Firstshares-Delaware Merger).

     Although private letter rulings are not binding on the Service as precedent, they are cited to illustrate a consistent rulings position. In recent years, while the Service has declined to rule on whether a transaction qualifies as a reorganization pursuant to Section 368(a)(1)(A) of the Code (see section 3.01(24) of Rev. Proc. 97-3) it has consistently ruled that the receipt by a target parent's shareholders of stock of an acquiring corporation will not prevent a lower tier target's merger from satisfying the continuity of interest requirement of Section 1.368-1(b) of the Regulations. See, for example, PLR 9237031 (June 16, 1992), PLR 9317027 (January 29, 1993), and PLR 9510059 (March
10, 1995).


Continuity of Business Enterprise

     Section 1.368-1(b) of the Regulations also provides that a continuity of business enterprise (as described in Section 1.368-1(d) of the Regulations) is a requisite to a reorganization. Section 1.368-1(d) of the Regulations provides that continuity of business enterprise requires that the acquiring corporation either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic assets in a business. The proposed Bank Merger will meet the continuity of business enterprise test of
Section 1.368-1(d) because, based upon the representation of the management of HNBT, HNBT will continue the historic business of Bank or will use a significant portion of Bank's historic assets in a business.

     Revenue Ruling 85-197, 1985-2 C.B. 120, provides that for purposes of the continuity of business enterprise requirement, the historic business of a holding company is the business of its operating subsidiary. Similarly, Revenue Ruling 85-198, 1985-2 C.B. 120, held that the continuity of business enterprise requirement was met upon the merger of two bank holding companies where the business of a former subsidiary of the acquired holding company was continued through a subsidiary of the acquiring corporation. Accordingly, the continuity of business enterprise requirement is met with regard to the Firstshares Merger and Firstshares- Delaware merger because Hibernia through its wholly-owned subsidiary HNBT, will continue the banking business indirectly conducted by Firstshares and Firstshares-Delaware.


Business Purpose

     Section 1.368-2(g) of the Regulations provides that a reorganization must be undertaken for reasons germane to the continuance of the business of a corporation which is a party to the reorganization. As heretofore indicated in the "Business Purpose" Section set forth above, there are substantial business reasons for the Proposed Mergers. Accordingly, the Proposed Mergers each satisfy the business purpose requirement as set forth in the Regulations.


Constructive Exchange of Shares

     To avoid the expense and inconvenience of issuing Hibernia shares to itself in the Firstshares- Delaware Merger and the Bank Merger, and because Firstshares' shareholders will have already received fair value for their shares, the share of Firstshares-Delaware Common Stock obtained by Hibernia in the Firstshares Merger and the shares of Bank Common Stock obtained by Hibernia in the Firstshares-Delaware Merger shall be canceled. (See the preceding discussion regarding Rev. Rul. 76-528). In the Firstshares-Delaware Merger, which occurs simultaneously, but is to be described in the closing documents covering the Proposed Mergers as a step following the Firstshares Merger, Hibernia technically would acquire the assets of Firstshares-Delaware by issuing shares of Hibernia Common Stock to the Firstshares-Delaware shareholder, Hibernia (as the result of the Firstshares Merger). Likewise, in the Bank Merger, which occurs simultaneously, but is to be described in the closing documents covering the Proposed Mergers as a step following the Firstshares-Delaware Merger, HNBT technically would acquire the assets of Bank by issuing shares of Hibernia Common Stock to the Bank shareholder, Hibernia (as the result of the Firstshares Merger and the Firstshares-Delaware Merger).

     The tax court has consistently held that the physical transfer of shares is not necessary if it would be a "meaningless gesture," particularly in situations where common ownership is present. See, Fowler Hosiery Co., 36 T.C. 201 (1961), aff'd 301 F.2d 394 (7th Cir. 1962) and William Holton George, 26 T.C. 396
(1956). In fact, the Service has ruled that the absence of an actual physical exchange of shares does not prevent a transaction from qualifying as a tax- free reorganization if such an exchange would have been a "meaningless gesture" or a "useless task." See Rev. Rul. 70-240, 1970-1 C.B. 81 and Rev. Rul. 75-383, 1975-2 C.B. 127. See also Davant v. Commissioner, 366 F.2d 874 (5th Cir. 1966); James Armour, Inc., 43 T.C. 295 (1964); American Manufacturing Co., 55 T.C. 204
(1970). In addition, the Service held in Revenue Ruling 78-47, 1978-1 C.B. 113, that a physical issuance of shares was unnecessary in order to eliminate certain expenses associated with a reorganization.

     The Service has also consistently permitted constructive exchanges in private letter rulings. See e.g., PLR 9247019 (August 24, 1992) and 9137029 (June 13, 1991) citing Revenue Ruling 78-47; PLR 9319017 (February 5, 1993) citing Revenue Ruling 70-240; PLR 8750071 (September 17, 1987), 8722021 (February 25, 1987), 8620043 (February 14, 1986), 8403028 (October 17, 1983),
and 8306010 (November 4, 1982).

     Based on the above, the constructive exchanges described herein do not prevent the Firstshares-Delaware Merger and the Bank Merger from qualifying as tax-free reorganizations.


Other Statutory Provisions

     Section 368(b) of the Code defines the term "a party to a reorganization" to include a corporation resulting from a reorganization, and both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

     Section 361(a) of the Code provides that no gain or loss shall be recognized to a transferor corporation which is a party to a reorganization on any exchange pursuant to the plan of reorganization solely for stock or securities in another corporation which is a party to the reorganization.

     Section 1032 of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock of such corporation. Revenue Ruling 57-278, 1957-1 C.B. 124, provides that a subsidiary will not recognize gain upon the exchange of its parent's stock for property in connection with a tax-free reorganization. See also Treasury Regulations (Treas. Regs.) Section 1.1032-2.

     Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation which is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation which is a party to the reorganization.

     Cash received by shareholders of Firstshares Common Stock who dissent, will be treated as received in exchange for his or her stock subject to the provisions and limitations of Section 302 of the Code. See Treas. Reg. Sec. 1.354-1(d), Ex. (3). If, as a result of such distribution, a shareholder owns no Firstshares Common Stock either directly or indirectly through the application of Section 318 of the Code, the redemption will be treated as a complete termination of interest under Section 302(b)(3) of the Code and such cash will be treated as a distribution in exchange for stock under Section 302(a) of the Code.

     Section 362(b) of the Code generally provides that if property is acquired by a corporation in connection with the reorganization, then the basis shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on such transfer.

     Section 1223(2) of the Code provides that in determining a taxpayer's holding period for property, there shall be included the period for which such property was held by another person, if such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in such taxpayer's hands as it would have had in the hands of such other person.

     Section 381 of the Code applies to certain transactions, including those transactions to which Section 361 of the Code applies, where there is a transfer in connection with a reorganization described in Section 368(a)(1)(A) or in
Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code.


FEDERAL INCOME TAX CONSEQUENCES

     Based solely upon the Statements of Facts and Representations, the Agreement, the Firstshares-Delaware Plan of Merger, and the Bank Plan of Merger, it is our opinion that the following federal income tax consequences will result:


In the merger of Firstshares with and into Hibernia:

     (1) Provided the proposed merger of Firstshares with and into Hibernia qualifies as a statutory merger under Louisiana and Texas law, the Firstshares Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Firstshares and Hibernia will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

     (2) No gain or loss will be recognized by Firstshares upon the transfer of its assets to Hibernia in exchange solely for Hibernia Common Stock, cash for dissenters, if any, and the assumption by Hibernia of the liabilities of Firstshares, since any cash for dissenters will be distributed to the shareholders (Sections 361(a), 361(b), and 357(a) of the Code).

     (3) No gain or loss will be recognized by Hibernia on receipt of the Firstshares assets in exchange for Hibernia Common Stock, cash and the assumption by Hibernia of the liabilities of Firstshares (Section 1032(a) of the Code).

     (4) The basis of the assets of Firstshares in the hands of Hibernia will, in each case, be the same as the basis of those assets in the hands of Firstshares immediately prior to the transaction (Section 362(b) of the Code).

     (5) The holding period of the assets of Firstshares in the hands of Hibernia will, in each case, include the period for which such assets were held by Firstshares (Section 1223(2) of the Code).

     (6) No gain or loss will be recognized, with respect to the receipt of Hibernia Common Stock, by the shareholders of Firstshares who receive solely Hibernia Common Stock and cash for fractional shares in exchange for their shares of Firstshares Common Stock (Section 354(a)(1) of the Code). With respect to the cash received in lieu of fractional shares, see Item 12 below.

     (7) The cash received by a dissenting shareholder of Firstshares in exchange for his or her Firstshares Common Stock will be treated as having been received by such shareholder as a distribution in redemption of his or her stock subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no Firstshares Common Stock either directly or indirectly through the application of Section 318, the redemption will be treated as a complete termination of interest under Section 302(b)(3) and such cash will be treated as a distribution in exchange for stock under Section 302(a).

     (8) The basis of Hibernia Common Stock to be received by the shareholders of Firstshares Common Stock will be, in each instance, the same as the basis of their stock surrendered in exchange therefor, decreased by the amount of cash received, if any, and increased by the amount of gain, if any, recognized in the exchange. (Section 358(a)(1) of the Code).

     (9) The holding period of the Hibernia Common Stock to be received by the shareholders of Firstshares Common Stock in the transaction will include in each instance, the period during which the Firstshares Common Stock surrendered in exchange therefor is held as a capital asset on the date of the surrender (Section 1223(l) of the Code).

     (10) Hibernia will succeed to and take into account those tax attributes of Firstshares described in Section 381(c) of the Code. (Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations.) These items will be taken into account by Hibernia subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.

     (11) As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, Hibernia will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Firstshares as of the date of transfer. Any deficit in the earnings and profits of Firstshares will be used only to offset the earnings and profits accumulated after the date of transfer.

     (12) The payment of cash in lieu of fractional share interests of Hibernia Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Hibernia. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, subject to the provisions and limitations of Section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77- 41, 1977-2 C.B. 574).

     (13) Firstshares will close its taxable year as of the date of the distribution or transfer. Hibernia will not close its taxable year merely because of the Firstshares Merger. (Section 381(b) of the Code).


In the merger of Firstshares-Delaware with and into Hibernia:

     (14) Provided the proposed merger of Firstshares-Delaware with and into Hibernia qualifies as a statutory merger under Louisiana and Delaware law, the Firstshares-Delaware Merger will be a reorganization within the meaning of
Section 368(a)(1)(A) of the Code. Firstshare-Delaware and Hibernia will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

     (15) No gain or loss will be recognized by Firstshares-Delaware upon the transfer of its assets to Hibernia in constructive exchange solely for Hibernia Common Stock and the assumption by Hibernia of the liabilities of Firstshares-Delaware (Sections 361(a), 361(b) and 357(a) of the Code).

     (16) No gain or loss will be recognized by Hibernia on receipt of the Firstshares-Delaware assets in constructive exchange for Hibernia Common Stock and the assumption by Hibernia of the liabilities of Firstshares-Delaware (Section 1032(a) of the Code).

     (17) The basis of the assets of Firstshares-Delaware in the hands of Hibernia will, in each case, be the same as the basis of those assets in the hands of Firstshares-Delaware immediately prior to the transaction (Section 362(b) of the Code).

     (18) The holding period of the assets of Firstshares-Delaware in the hands of Hibernia will, in each case, include the period for which such assets were held by Firstshares- Delaware (Section 1223(2) of the Code).

     (19) No gain or loss will be recognized by the shareholder of Firstshares-Delaware who receives solely Hibernia Common Stock in constructive exchange for its share of Firstshares-Delaware Common Stock (Section 354(a)(1) of the Code).

     (20) Hibernia will succeed to and take into account those tax attributes of Firstshares- Delaware described in Section 381(c) of the Code. (Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations). These items will be taken into account by Hibernia subject to the conditions and limitations specified in Section 381, 382, 383, and 384 of the Code and the Regulations thereunder.

     (21) As provided by Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, Hibernia will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Firstshares-Delaware as of the date of the transfer. Any deficit in the earnings and profits of Firstshares-Delaware will be used only to offset the earnings and profits accumulated after the date of transfer.

     (22) Firstshares-Delaware will close its taxable year as of the date of the distribution or transfer. Hibernia will not close its taxable year merely because of the Firstshares- Delaware Merger. (Section 381(b) of the Code).


In the merger of Bank with and into HNBT:

     (23) Provided the proposed merger of Bank with and into HNBT qualifies as statutory merger under the Bank Merger Act, the acquisition by HNBT of substantially all of the assets of Bank solely in constructive exchange for Hibernia Common Stock and the assumption by HNBT of the liabilities of Bank, will qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Bank, Hibernia and HNBT will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

     (24) No gain or loss will be recognized by either Hibernia or HNBT upon the acquisition by HNBT of substantially all of the assets of Bank in constructive exchange for Hibernia Common Stock and the assumption of Bank's liabilities (Section 1032(a) of the Code). (See Treas. Regs. Section 1.1032-2 and Rev. Rul. 57-278, 1957-1 C.B. 124.)

     (25) The basis of the assets of Bank acquired by HNBT will be the same in the hands of HNBT as the basis of such assets in the hands of Bank immediately prior to the exchange (Section 362(b) of the Code).

     (26) The basis of the HNBT Common Stock in the hands of Hibernia will be increased by an amount equal to the basis of the Bank assets in the hands of HNBT and decreased by the sum of the amount of the liabilities of Bank assumed by HNBT and the amount of liabilities to which the assets of Bank are subject (Section 1.358-6(c)(1) of Treas. Regs.).

     (27) The holding period of the assets of Bank received by HNBT will, in each instance, include the period for which such assets were held by Bank (Section 1223(2) of the Code).

     (28) As provided by Section 381(c) of the Code and Section 1.381(c)(2)-1 of the Regulations, HNBT will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Bank as of the date of transfer. Any deficit in the earnings and profits of Bank or HNBT will be used only to offset the earnings and profits accumulated after the date of transfer.

     (29) The shareholder of HNBT will recognize no gain or loss upon the constructive exchange of Bank Common Stock solely for Hibernia Common Stock. (Section 354(a)(1) of the Code.)

     (30) Bank will recognize no gain or loss on the transfer of its assets to HNBT in constructive exchange for Hibernia Common Stock and the assumption by HNBT of the liabilities of Bank, as described above. (Sections 361(a) and 357(a) of the Code.)

     (31) Bank will close its taxable year as of the date of the distribution or transfer. HNBT will not close its taxable year merely because of the Bank Merger. (Section 381(b) of the Code.)

     (32) Pursuant to Section 381(a) of the Code and Section 1.381(a)-1 of the Regulations, HNBT will succeed to and take into account the items of Bank described in Section 381(c) of the Code. These items will be taken into account by HNBT subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and Regulations promulgated thereunder.



SCOPE OF OPINION

     The scope of this opinion is expressly limited to the federal income tax issues specifically addressed in (1) through (32) in the section entitled "Federal Income Tax Consequences" above. Specifically our opinion has not been requested and none is expressed with regard to the federal, foreign, state or local income tax consequences for the shareholders of Hibernia or with regard to the foreign, state or local income tax consequences to Firstshares, Firstshares-Delaware, Bank, and HNBT. We have made no determination nor expressed any opinion as to any limitations, including those which may be imposed under
Section 382, on the availability of net operating loss carryovers (or built-in gains or losses), if any, after the Proposed Mergers, the application (if any) of the alternative minimum tax to this transaction, nor the application of any consolidated return or employee benefit issues which may arise as a result of the Proposed Mergers unless expressly stated above. Further, we have made no determination as whether Firstshares dividend distributions have been sufficient to eliminate any undistributed personal holding company tax liability, if applicable. We have made no determination nor expressed any opinion as to the fair market value of any of the assets being transferred in the Proposed Mergers nor the common shares being exchanged in the Proposed Mergers. Furthermore, our opinion has not been requested and none is expressed with respect to any foreign, state or local tax consequences to Firstshares, Firstshares-Delaware, Bank, Hibernia, and HNBT.

     Our opinion, as stated above, is based upon the analysis of the Code, the Regulations thereunder, current case law, and published rulings. The foregoing are subject to change, and such change may be retroactively effective. If so, our views, as set forth above, may be affected and may not be relied upon. Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable. In addition, we have undertaken no obligation to update this opinion for changes in facts or law occurring subsequent to the date hereof.

     This letter represents our opinions as to the interpretation of existing law and, accordingly, no assurance can be given that the Service or the courts will agree with the above analysis.



PART II.        INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.        Indemnification of Directors and Officers.

        The Louisiana Business Corporation Law ("LBCL") contains two provisions that directly affect the liability of officers and directors of Louisiana corporations to the corporations and shareholders whom they serve. Section 83 permits Louisiana corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Sections 91 and 92 set forth the liability of officers and directors of Louisiana corporations.

        Section 91 of the LBCL provides that officers and directors of Louisiana corporations are fiduciaries with respect to the corporation and its shareholders and requires that they discharge the duties of their positions as such in good faith and with the diligence, care, judgment and skill which ordinarily prudent men would exercise under similar circumstances in like positions. Section 91 specifically provides that it is not intended to derogate from any indemnification permitted under Section 83, discussed below.

        Section 92 of the LBCL limits the liability of officers and directors with respect to certain matters, as well as imposes personal liability for certain actions, such as the knowing issuance of shares in violation of the LBCL. Paragraph E of Section 92 permits a director, in the performance of his duties, to be fully protected from liability in relying in good faith on the records of the corporation and upon such information, opinions, reports or statements presented to the corporation, the board of directors, or any committee of the board by any of the corporation's officers or employees, or by any committee of the board of directors, or by any counsel, appraiser, engineer or independent or certified public accountant selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such a selection or by any other person as to matters the directors reasonably believe are within such other person's professional or expert competence and which person is selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such selection.

        Section 83 of the LBCL permits a Louisiana corporation to indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business. Such persons may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any such action as long as the indemnified party acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to criminal actions or proceedings, the indemnified person must not only have acted in good faith and in a manner believed to be in or not opposed to the best interest of the corporation; he or she must also not have had any reasonable cause to believe that his or her conduct was unlawful.

        The LBCL treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action for any expenses if the individual seeking indemnification is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation unless specifically ordered by the court. Otherwise, officers and directors may be indemnified in derivative actions only with respect to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action.

        Indemnification of officers and directors may only be made by the corporation if the corporation has specifically authorized indemnification after determining that the applicable standard of conduct has been met. This determination may be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or a quorum of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders.

        Indemnification of officers and directors against reasonable expenses is mandatory under Section 83 of the LBCL to the extent the officer or director is successful on the merits or in the defense of any action or suit against him giving rise to a claim of indemnification.

        Louisiana corporations are permitted to advance the costs of defense to officers and directors with respect to claims for which they may be indemnified under Section 83 of the LBCL. In order to advance such costs, however, such procedure must be approved by the board of directors by a majority of a quorum consisting of disinterested directors. In addition, a corporation may only advance defense costs if it has received an undertaking from the officer or director to repay the amounts advanced unless it is ultimately determined that he or she is entitled to be indemnified as otherwise authorized by Section 83.

        Louisiana corporations are also specifically permitted to procure insurance on behalf of officers and directors and former officers and directors for actions taken in their capacities as such. Insurance coverage may be broader than the limits of indemnification under Section 83. Also, the indemnification provided for in Section 83 is not exclusive of any other rights to indemnification, whether arising from contracts or otherwise.

        Hibernia Corporation (the "Registrant") has adopted an indemnification provision in its articles of incorporation that provides for indemnification of officers and directors under the circumstances permitted by Louisiana law. The Registrant's indemnification provision requires indemnification, except as prohibited by law, of officers and directors of the Registrant or any of its wholly-owned subsidiaries against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (including any action by or in the right of the Registrant) by reason of the fact that the person served as an officer or director of the Registrant or one of its subsidiaries. Officers and directors may only be indemnified against expenses in cases brought by the officer or director against the Registrant if the action is a claim for indemnification, the officer or director prevails in the action, or indemnification is included in any settlement or is awarded by the court. The indemnification provision further requires the Registrant to advance defense costs to officers and directors in such suits and proceedings upon receipt of an undertaking to repay such expenses unless it is ultimately determined that the officer or director is entitled to indemnification as authorized by the Article.

        The Registrant's Articles of Incorporation further provide that no director or officer of the Registrant will be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as an officer or director. This provision is limited to those circumstances in which such a limitation of liability is permitted under applicable law and would not be operative in any circumstances in which the law prohibits such an limitation.

Item 21.        Exhibits and Financial Statement Schedules.

  (a)

EXHIBIT      DESCRIPTION

     2 Agreement and Plan of Merger (included as Appendix A to the Proxy Statement-Prospectus)

   3.1 Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (Articles of Incorporation of the Registrant, as amended to date)

   3.2 Exhibit 3.2 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (By-Laws of the Registrant, as amended to date)

     5  Opinion of Patricia C. Meringer, Esq. re: legality of shares

     8 Opinion of Ernst & Young LLP, certified public accountants, regarding certain tax matters (included as Appendix D to the Proxy Statement-Prospectus)

 10.13 Exhibit 10.13 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1988, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (Deferred Compensation Plan for Outside Directors of Hibernia Corporation and its Subsidiaries, as amended to date)

 10.14 Exhibit 10.14 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1990, filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (Hibernia Corporation Executive Life Insurance Plan)

 10.16  Exhibit   4.7 to  the Registration  Statement on Form S-8 filed with the
Commission by the Registrant (Registration No. 33-26871) is hereby incorporated by reference (Hibernia Corporation 1987 Stock Option Plan, as amended to date)

 10.34 Exhibit C to the Registrant's definitive proxy statement dated August 17, 1992 relating to its 1992 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (Long-Term Incentive Plan of Hibernia Corporation)

 10.35  Exhibit   A  to the Registrant's  definitive proxy statement dated March
23, 1993 relating to its 1993 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (1993 Director Stock Option Plan of Hibernia Corporation)

 10.36 Exhibit 10.36 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Commission (Commission file no. 0-7220) is hereby incorporated by reference (Employment agreement between Stephen A. Hansel and Hibernia Corporation)

 10.37 Exhibit 10.37 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Employment Agreement between J. Herbert Boydstun and Hibernia Corporation)

 10.38 Exhibit 10.38 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Employment Agreement between E.R. "Bo" Campbell and Hibernia Corporation)

 10.39 Exhibit 10.39 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Employment Agreement between B.D. Flurry and Hibernia Corporation)

 10.40 Exhibit 10.40 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Split-Dollar Life Insurance Plan of Hibernia Corporation effective as of July 1996)

 10.41 Exhibit 10.41 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Nonqualified Deferred Compensation Plan for Key Management Employees of Hibernia Corporation effective as of July 1996)

 10.42 Exhibit 10.42 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Supplemental Stock Compensation Plan for Key Management Employees effective as of July 1996)

 10.43 Exhibit 10.43 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission No. 0-7220) is hereby incorporated by reference (Nonqualified Target Benefit (Deferred Award) Plan of Hibernia Corporation effective as of July 1996))

    13 Exhibit 13 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (1996 Annual Report to security holders of Hibernia Corporation).

    21 Exhibit 21 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 1996 filed with the Commission (Commission File No. 0-7220) is hereby incorporated by reference (Subsidiaries of the Registrant)

 23(a)  Consent  of  Patricia  C.   Meringer,  Esq.  (included  with  Exhibit 5)
23(b)(i)  Consent  of KPMG Peat  Marwick  LLP (ii)  Consent of Ernst & Young LLP
(iii) Consent of Keefe, Bruyette & Woods, Inc.

    24  Powers of Attorney

    99  Form of Proxy of Firstshares of Texas, Inc.



  (b)

FINANCIAL STATEMENT SCHEDULES
N/A



Item 22.        Undertakings.

        The undersigned registrant hereby undertakes:

        (i) to file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

                (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (ii) that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

        (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (iv) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

        (v) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to information called for by the other Items of the applicable form;

        (vi) that every prospectus (a) that is filed pursuant to the preceding paragraph, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

        (vii) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

        (viii) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on January 21, 1998.

                                       HIBERNIA CORPORATION



                                    By:  /s/ PATRICIA C. MERINGER
                                             Patricia C. Meringer
                                             Senior Vice President and
                                               Secretary


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 21, 1998.



Signatures                                              Title

       *
_____________________________           Chairman of the Board
Robert H. Boh

       *
_____________________________           President and Chief Executive
Stephen A. Hansel                         Officer and Director

       *
_____________________________           Chief Financial Officer
Marsha M. Gassan

       *
_____________________________           Chief Accounting Officer
Ron E. Samford, Jr.

       *
_____________________________           Director
J. Herbert Boydstun

       *
_____________________________           Director
J. Terrell Brown

       *
_____________________________           Director
E. R. Campbell

       *
_____________________________           Director
Richard W. Freeman, Jr.

       *
_____________________________           Director
Dick H. Hearin

       *
_____________________________           Director
Robert T. Holleman

       *
_____________________________           Director
Elton R. King

       *
_____________________________           Director
Sidney W. Lassen

       *
_____________________________           Director
Laura A. Leach

       *
_____________________________           Director
James R. Murphy

       *
_____________________________           Director
Donald J. Nalty

       *
_____________________________           Director
William C. O'Malley


       *
_____________________________           Director
Robert T. Ratcliff

       *
_____________________________           Director
H. Duke Shackelford

       *
_____________________________           Director
Janee M. Tucker

       *
_____________________________           Director
Virgnia Eason Weinmann

       *
_____________________________           Director
Robert E. Zetzmann




*By: /s/ PATRICIA C. MERINGER
         Patricia C. Meringer
         Attorney-in-Fact




                                 EXHIBIT INDEX

Exhibit                                                Sequential
Page                                                     Number


 5 (a)      Opinion of Patricia C. Meringer, Esq.

 23         Consent of Patricia C. Meringer, Esq.
              (included with Exhibit 5)

 23(b)(i)    Consent of KPMG Peat Marwick LLP
     (ii)    Consent of Ernst & Young LLP
    (iii)    Consent of Keefe, Bruyette & Woods, Inc.

 24          Powers of Attorney

 99          Form of Proxy of Firstshares of Texas, Inc.



                                  EXHIBIT 5(a)




                                                        January 21, 1998




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

        I am Corporate Counsel and Secretary of Hibernia Corporation (the "Company") and am delivering this opinion in connection with the registration by the Company of shares of Class A Common Stock (the "Shares) to be issued by the Company in a proposed merger (the "Merger") with Firstshares of Texas, Inc. ("Firstshares") in which the shareholders of Firstshares will receive the Shares in exchange for their shares of common stock of Firstshares, to which registration statement (the "Registration Statement") this opinion is attached. The Shares will be reserved for issuance upon the closing of the Merger. The Shares will be issued to shareholders of Firstshares upon consummation of the Merger pursuant to the registration statement after it has been declared effective by the Securities and Exchange Commission.

        In furnishing this opinion, I or attorneys under my supervision have examined such documents and have made such investigation of matters of fact and law as I have deemed necessary or appropriate to provide a basis for the opinions set forth herein. In such examination and investigation, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted as originals and the conformity to original documents of all documents submitted as certified or photostatic copies.

        In rendering this opinion, I do not express any opinion concerning any law other than the law of the State of Louisiana and the federal law of the United States, and I do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed below.

        Based  upon  and  limited  by  the  foregoing,   and  based  upon  legal
considerations which I deem relevant and upon laws or regulations in effect as of the date hereof, I am of the opinion that:

        1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Louisiana.

        2. The Shares have been duly authorized and either are, or, upon issuance thereof pursuant to the terms of the offering thereof, will be, validly issued, fully paid and non-assessable.

        I hereby expressly consent to the inclusion of this Opinion as exhibit to the Registration Statement and to the reference to this Opinion therein.

        This opinion is being furnished to you pursuant to the filing of the Registration Statement and may not be relied upon by any other person or used for any other purpose, except as provided for in the preceding paragraph.

                                          Very truly yours,



                                          /s/ PATRICIA C. MERINGER
                                              Patricia C. Meringer
                                              Corporate Counsel
                                                and Secretary




                                Exhibit 23(b)(i)
                         Independent Auditor's Consent


We consent to the use of our report dated March 12, 1997, related to the consolidated financial statements of Firstshares of Texas, Inc. as of and for the years ended December 31, 1996 and 1995 included herein and to the reference to our firm under the heading of "Experts" in the prospectus constituting part of the Registration Statement on Form S-4 of Hibernia Corporation to be filed on or about January 16, 1998.


/s/ KPMG PEAT MARWICK LLP
KPMG Peat Marwick LLP
Shreveport, Louisiana
January 16, 1998




                               Exhibit 23(b)(ii)
                          Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) and related Prospectus of Hibernia Corporation for the registration of 3,690,616 shares of its common stock to be issued pursuant to its proposed merger with Firstshares of Texas, Inc. and to the incorporation by reference therein of our report dated January 15, 1997, with respect to the consolidated financial statements of Hibernia Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                        /s/ ERNST & YOUNG LLP
                                                        Ernst & Young LLP

New Orleans, Louisiana
January 15, 1998



                               Exhibit 23(b)(iii)
                    Consent of Keefe, Bruyette & Woods, Inc.


                                January 21, 1998


     We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of Firstshares of Texas, Inc. included as Annex IV to the Prospectus/Joint Proxy Statement forming a part of this Registration Statement on Form S-4 and to all references to our firm in such Prospectus/Joint Proxy Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



                                     KEEFE, BRUYETTE & WOODS,INC.


                                     By:  /s/ CRAIG R. MCMAHEN
                                     Name:  Craig R. McMahen
                                     Title:  Vice President



                                   EXHIBIT 24
                               POWERS OF ATTORNEY


                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Chairman and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the
Corporation  and  Firstshares  of  Texas,  Inc.   ("Firstshares")   wherein  the
Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys- in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                               /s/ ROBERT H. BOH
                                                   Robert H. Boh
                                                   Chairman and Director
                                                   HIBERNIA CORPORATION




                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                             /s/ J. HERBERT BOYDSTUN
                                                 J. Herbert Boydstun
                                                 Director
                                                 HIBERNIA CORPORATION




                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                           /s/ J. TERRELL BROWN
                                               J. Terrell Brown
                                               Director
                                               HIBERNIA CORPORATION


                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                                  /s/ E. R. "BO" CAMPBELL
                                                      E. R. "Bo" Campbell
                                                      Director
                                                      HIBERNIA CORPORATION



                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                       /s/ RICHARD W. FREEMAN, JR.
                                           Richard W. Freeman, Jr.
                                           Director
                                           HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned President, Chief Executive Officer and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S- 4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                      /s/ STEPHEN A. HANSEL
                                          Stephen A. Hansel
                                          President, Chief Executive
                                            Officer and Director
                                          HIBERNIA CORPORATION



                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                        /s/ DICK H. HEARIN
                                            Dick H. Hearin
                                            Director
                                            HIBERNIA CORPORATION



                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                       /s/ ROBERT T. HOLLEMAN
                                           Robert T. Holleman
                                           Director
                                           HIBERNIA CORPORATION




                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                         /s/ ELTON R. KING
                                             Elton R. King
                                             Director
                                             HIBERNIA CORPORATION



                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                         /s/ SIDNEY W. LASSEN
                                             Sidney W. Lassen
                                             Director
                                             HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), her true and lawful agents and attorneys-in-fact, for her and on her behalf and in her name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the 17th day of December, 1997.



                                             /s/ LAURA A. LEACH
                                                 Laura A. Leach
                                                 Director
                                                 HIBERNIA CORPORATION



                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                       /s/ JAMES R. MURPHY
                                           James R. Murphy
                                           Director
                                           HIBERNIA CORPORATION



                                P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Vice Chairman and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the
Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys- in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                       /s/ DONALD J. NALTY
                                           Donald J. Nalty
                                           Vice Chairman and Director
                                           HIBERNIA CORPORATION



                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                           /s/ WILLIAM C. O'MALLEY
                                               William C. O'Malley
                                               Director
                                               HIBERNIA CORPORATION



                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                      /s/ ROBERT T. RATCLIFF
                                          Robert T. Ratcliff
                                          Director
                                          HIBERNIA CORPORATION



                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                       /s/ H. DUKE SHACKELFORD
                                           H. Duke Shackelford
                                           Director
                                           HIBERNIA CORPORATION



                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), her true and lawful agents and attorneys-in-fact, for her and on her behalf and in her name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the 17th day of December, 1997.



                                       /s/ JANEE M. "GEE" TUCKER
                                           Janee M. "Gee" Tucker
                                           Director
                                           HIBERNIA CORPORATION



                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), her true and lawful agents and attorneys-in-fact, for her and on her behalf and in her name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the 17th day of December, 1997.



                                            /s/ VIRGINIA E. WEINMANN
                                                Virginia E. Weinmann
                                                Director
                                                HIBERNIA CORPORATION



                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                      /s/ ROBERT E. ZETZMANN
                                          Robert E. Zetzmann
                                          Director
                                          HIBERNIA CORPORATION



                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Controller and Chief Accounting Officer of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S- 4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the 17th day of December, 1997.



                                          s/ RON E. SAMFORD, JR.
                                             Ron E. Samford, Jr.
                                             Controller and Chief Accounting
                                               Officer
                                             HIBERNIA CORPORATION



                               P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Chief Financial Officer of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Marsha M. Gassan, Patricia C. Meringer and Gary L. Ryan, and each of them (with full power to each of them to act alone), her true and lawful agents and attorneys-in-fact, for her and on her behalf and in her name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Firstshares of Texas, Inc. ("Firstshares") wherein the
Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Firstshares and merge Firstshares into the Corporation, authorized by resolutions adopted by the Board of Directors on December 17, 1997 and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys- in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set her hand as of the 17th day of December, 1997.



                                        /s/ MARSHA M. GASSAN
                                            Marsha M. Gassan
                                            Chief Financial Officer
                                            HIBERNIA CORPORATION







                                   EXHIBIT 99

                           FIRSTSHARES OF TEXAS, INC.
                                     PROXY

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRSTSHARES OF
                                  TEXAS, INC.


The undersigned shareholder of Firstshares of Texas, Inc. ("Firstshares"), a Texas corporation, hereby constitutes and appoints George E. Grobowsky and Joseph A. Wood, or either of them, proxies with full power of substitution to vote and act for the undersigned, as designated below, with respect to the number of shares of common stock, $4.00 par value, of Firstshares the undersigned would be entitled to vote if personally present at the Special
Meeting of Shareholders of Firstshares, which will be held at the office of Firstshares of Texas, Inc., 100 North Bolivar, Marshall, Texas 75670 on ________ __, 1998 at 3:00 P.M. (the "Special Meeting"), and at any adjournments or postponements thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF FIRSTSHARES, OR, IN THE EVENT A MATTER IS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING AS TO WHICH THE BOARD OF DIRECTORS HAS MADE NO RECOMMENDATION, THE PROXIES WILL VOTE THE SHARES IN THEIR DISCRETION.

        The Board of Directors of Firstshares recommends that you vote FOR the approval of the Agreement and Plan of Merger between Firstshares and Hibernia dated as of October 24, 1997 and the merger (the "Merger") of Firstshares into Hibernia Corporation ("Hibernia").

             THIS PROXY IS CONTINUED ON THE REVERSE SIDE
        PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
                IN THE ENCLOSED POSTAGE PAID ENVELOPE



PLEASE MARK YOUR CHOICE LIKE
THIS ___ IN BLUE OR BLACK INK
    /---/


            --------------------
            Common Stock

     Approval of the Agreement and Plan of Merger between Firstshares and Hibernia dated as of October 24, 1997 and the Merger.

               For            Against             Abstain

               ---            ---                 ---
              /---/          /---/               /---/

        The  undersigned   hereby   acknowledges   receipt  of  a  copy  of  the
accompanying Notice of Special Meeting of Shareholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given.


Date_______________________________


Signature__________________________

Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, or in a similar capacity, you should so indicate when signing. If the person signing is a corporation, partnership or other entity, please sign the full name of the corporation or partnership or other entity by a duly authorized officer, partner or other person. If the shares are held jointly, each shareholder named should sign.